Exhibit 10.1

CREDIT AGREEMENT

Dated as of May 12, 2026

among

SOLARIS ENERGY INFRASTRUCTURE, LLC,

as the Borrower,

SOLARIS ENERGY INFRASTRUCTURE, INC.,

as Parent

MUFG BANK, LTD.,

as Administrative Agent,

CSC DELAWARE TRUST COMPANY,

as Collateral Agent,

and

THE LENDERS AND L/C ISSUERS PARTY HERETO FROM TIME TO TIME

MUFG BANK, LTD., BANCO SANTANDER, S.A., NEW YORK BRANCH, CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, GOLDMAN SACHS BANK USA, MORGAN STANLEY SENIOR FUNDING, INC.

and

TD SECURITIES (USA) LLC

as Joint Lead Arrangers and Joint Bookrunners

i

Schedules

SCHEDULE 1.01D	Subsidiary Guarantors
SCHEDULE 2.01	Commitments
SCHEDULE 5.06	Litigation
SCHEDULE 5.11	Subsidiaries; Equity Interests
SCHEDULE 5.23	Material Contracts
SCHEDULE 6.12	Post Closing Matters
SCHEDULE 7.01(B)	Liens
SCHEDULE 7.02(G)	Investments
SCHEDULE 7.03(C)	Indebtedness
SCHEDULE 7.07	Affiliate Agreements
SCHEDULE 10.02	Administrative Agent Office

Exhibits

EXHIBIT A	Form of Committed Loan Notice
EXHIBIT B	Form of Note
EXHIBIT C	Form of Compliance Certificate
EXHIBIT D	Form of Security Agreement
EXHIBIT E	Form of Assignment and Assumption
EXHIBIT F	Form of U.S. Tax Compliance Certificate
EXHIBIT G	Form of Perfection Certificate

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of May 12, 2026, among SOLARIS ENERGY INFRASTRUCTURE, LLC, a Delaware limited liability company (the “Borrower”), SOLARIS ENERGY INFRASTRUCTURE, INC., a Delaware corporation (“Parent”) (solely for purposes of Article XI), MUFG BANK, LTD. (“MUFG”), as Administrative Agent, CSC Delaware Trust Company (“Delaware Trust”), as Collateral Agent, and the Lenders and L/C Issuers from time to time party hereto.

PRELIMINARY STATEMENTS

1. The Borrower has requested that the Lenders provide a revolving credit facility for the purposes set forth herein.

2. The Lenders have indicated their willingness to lend, and the L/C Issuers have indicated their willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Intercreditor Agreement” means a customary intercreditor agreement in form and substance reasonably acceptable to the Agents, the Borrower and the Required Lenders.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.

“Acquired Entity or Business” has the meaning specified in the first proviso of the definition of the term “Consolidated EBITDA.”

“Additional Lender” has the meaning specified in Section 2.14(c).

“Administrative Agent” means, subject to Section 9.13, MUFG in its capacity as administrative agent under the Loan Documents, or any successor administrative agent appointed in accordance with Section 9.09.

“Administrative Agent Fee Letter” means that certain Agent Fee Letter, dated March 20, 2026, among the Borrower and MUFG.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent Parties” has the meaning specified in Section 10.02(c)(ii).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereof.

“Anti-Corruption Laws” means laws, rules, and regulations of any jurisdiction applicable to the Borrower, any Loan Party or their respective Subsidiaries from time to time concerning or related to bribery or corruption, including without limitation the FCPA and the UK Bribery Act of 2010.

“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for Term SOFR Loans, Base Rate Loans, L/C Advances or Letters of Credit, as applicable, as notified to the Administrative Agent, any of which offices may be changed by such Lender.

“Applicable Percentage” means, at any time (a) with respect to any Lender with a Commitment of any Class, the percentage equal to a fraction the numerator of which is the amount of such Lender’s Commitment of such Class at such time and the denominator of which is the aggregate amount of all Commitments of such Class of all Lenders (provided that if any of the Commitments have terminated or expired, the Applicable Percentages of the Lenders shall be determined based upon the Commitments most recently in effect) and (b) with respect to the Loans of any Class, a percentage equal to a fraction the numerator of which is such Lender’s Outstanding Amount of the Loans of such Class and the denominator of which is the aggregate Outstanding Amount of all Loans of such Class.

“Applicable Rate” means the following percentages per annum, based upon the Total Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

	Level 1	Level 2	Level 3	Level 4	Level 5
Total Net Leverage Ratio	Less than 3.00:1.00	Greater than or equal to 3.00:1.00 but less than 3.50:1.00	Greater than or equal to 3.50:1.00 but less than 4.00:1.00	Greater than or equal to 4.00:1.00 but less than 4.50:1.00	Greater than or equal to 4.50:1.00
Commitment Fee	0.50%	0.50%	0.50%	0.50%	0.50%
Applicable Rate for Term SOFR Loans and Letters of Credit	2.50%	2.75%	3.00%	3.25%	3.50%
Applicable Rate for Base Rate Loans	1.50%	1.75%	2.00%	2.25%	2.50%

As of the Effective Date and prior to delivery of the Compliance Certificate for the fiscal quarter ending September 30, 2026, the Applicable Rate for Revolving Credit Loans shall be based upon pricing Level 5. Thereafter, each change in the Applicable Rate resulting from delivery of a Compliance Certificate reflecting a change in Total Net Leverage Ratio shall be effective for the period commencing on the date of delivery of a Compliance Certificate reflecting such change in the Total Net Leverage Ratio and ending on the date immediately preceding the effective date of the next such change in Total Net Leverage Ratio.

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Total Net Leverage Ratio set forth in any Compliance Certificate delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Rate that is less than that which would have been applicable had the Total Net Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Rate” for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Total Net Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Borrower for the relevant period pursuant to Sections 2.08 and 2.09 as a result of the miscalculation of the Total Net Leverage Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of Sections 2.08 or 2.09, as applicable, at the time the interest or fees for such period were required to be paid pursuant to said Section (and shall remain due and payable until paid in full, together with all amounts owing under Section 2.09 (other than Section 2.09(b)), in accordance with the terms of this Agreement): provided, that no Default or Event of Default will be deemed to have occurred as a result of such miscalculation so long as such shortfall shall be due and payable five (5) Business Days following the determination described above.

Notwithstanding the foregoing, the Applicable Rate in respect of (i) any Class of Extended Revolving Credit Commitments or Revolving Credit Loans made pursuant to any Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Extension Offer and (ii) any Refinancing Revolving Commitments established pursuant to any Incremental Facility Amendment shall be the applicable percentages per annum set forth in the relevant Incremental Facility Amendment.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class and (b) with respect to any Letters of Credit, (i) the relevant L/C Issuer and (ii) the Revolving Credit Lenders.

“Approved Foreign Bank” has the meaning specified in the definition of “Cash Equivalents.”

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arranger Fee Letter” means that certain Fee Letter, dated March 20, 2026, among the Borrower and MUFG.

“Assignees” has the meaning specified in Section 10.07(b).

“Assignment Tax” has the meaning specified in the definition of “Other Taxes.”

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E or any other form (including electronic documentation generated by an electronic platform) approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means (i) the audited consolidated balance sheet of Parent for the period covered in the most recent Form 10-K filed by Parent with the SEC prior to the Effective Date; and (ii) the related audited consolidated statements of income, cash flows and stockholders’ equity of Parent for the period covered in the most recent Form 10-K filed by Parent with the SEC prior to the Effective Date.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Available Amount” has the meaning specified in Section 2.05(b)(ii)(2).

“Available Cash” means, as of any time of determination, an amount equal to (a) Free Cash Flow as of the last day of the most recently ended Test Period beginning on or after the Effective Date minus (b) an amount equal to the difference of (i) the aggregate amount of the Free Cash Utilizations that occur during such Test Period and through such time of determination and (ii) the aggregate amount of any Free Cash Utilizations that occurred during such Test Period and which are attributable to Free Cash Flow generated during the four fiscal quarter period ending immediately prior to such Test Period.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part 1 of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Bankruptcy Event” means, with respect to any Person, such Person or its parent entity becomes (other than via an Undisclosed Administration) the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian or assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided, that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person or its parent entity.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1.00%, (b) the rate of interest in effect for such day as publicly announced from time to time by MUFG as its “prime rate,” (c) Term SOFR with an interest period of one month for such date plus 1.00% and (d) 1.00%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Federal Funds Rate, the prime rate or Term SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable). The “prime rate” is a rate set by MUFG based upon various factors including MUFG’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing “prime rate” loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by MUFG shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greatest of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above. The parties hereto acknowledge that the rate announced publicly by MUFG as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230, as amended or modified from time to time.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title 1 of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” has the meaning specified in Section 10.27(b).

“Bona Fide Debt Fund” means any fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course and, if applicable, with respect to which the Primary Disqualified Institution of such Bona Fide Debt Fund does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

“Borrower Materials” has the meaning specified in Section 6.01.

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.

“Budget” means, as of any date, a twelve-month budget of the Borrower, which shall set forth in reasonable detail the projected plan and forecast (including projected consolidated balance sheet, income statement and funds flow statement) of the Borrower for the period of four fiscal quarters commencing with the fiscal quarter in which such Budget is delivered.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all leases that are required to be, in accordance with GAAP, recorded as capitalized leases; provided, that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP; provided, that all obligations of the Borrower and its Restricted Subsidiaries that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect immediately prior to the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (whether or not such operating lease was in effect at such time) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease) for purposes of this Agreement (other than for purposes of delivery of financial statements prepared in accordance with GAAP) regardless of any change in GAAP following such date that would otherwise require such obligation to be recharacterized as a Capitalized Lease.

“Cash Collateral” has the meaning specified in Section 2.03(f).

“Cash Collateralize” has the meaning specified in Section 2.03(f).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Restricted Subsidiary:

(1) Dollars;

(2) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality of the foregoing the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(3) certificates of deposit and time deposits with maturities of one year or less from the date of acquisition, with any domestic or U.S. branch of a foreign commercial bank having capital and surplus of not less than $500,000,000;

(4) repurchase obligations for underlying securities of the types described in clauses (2), (3) and (7) of this definition entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at least “P-1” by Moody’s or at least “A-1” by S&P, and in each case maturing within 24 months after the date of creation thereof and Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s, with maturities of 24 months or less from the date of acquisition;

(6) marketable short-term money market and similar securities having a rating of at least “P-2” or “A- 2” from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) and in each case maturing within 24 months after the date of creation or acquisition thereof;

(7) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(8) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(9) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the top three ratings categories by S&P or Moody’s;

(10) with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(11) investment funds investing at least 90% of their assets in Cash Equivalents of the types described in clauses (1) through (10) above; and

(12) Investments made in accordance with the Borrower’s Investment Policy delivered to the Administrative Agent prior to the Effective Date, as in effect on the Effective Date (including any changes to such Investment Policy approved by the board of directors (or appropriate equivalent) of the Borrower after the Effective Date, subject to the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed); provided, that the consent of the Administrative Agent shall not be required for any changes that are not materially adverse to the Lenders (as determined by the Borrower acting in good faith)).

“Cash Management Bank” means any financial institution that is a Lender, an Agent, a Lead Arranger or an Affiliate of the foregoing providing treasury, depository, credit or debit card, purchasing card, merchant services and/or cash management services or automated clearing house transactions to the Borrower or any Restricted Subsidiary or conducting any automated clearing house transfers of funds.

“Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in respect of any overdraft and related liabilities arising from treasury, depository, credit or debit card, purchasing card, merchant services or cash management services or any automated clearing house transfers of funds.

“CFC” means any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events or series of events:

(a) Parent shall cease to be the sole managing member of the Borrower; or

(b) [reserved]; or

(c) any Person (excluding any Qualifying Owner or any group of Qualifying Owners acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, and excluding a corporation or other entity owned, directly or indirectly, by the stockholders of Parent in substantially the same proportions as their ownership of stock of Parent) is or becomes the beneficial owner, directly or indirectly, of securities of Parent representing more than 50% of the combined voting power of Parent’s then-outstanding voting securities; or

(d) there is consummated a merger or consolidation of Parent with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of Parent immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(e) the stockholders of Parent approve a plan of complete liquidation or dissolution of Parent or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by Parent of all or substantially all of the Parent’s assets, other than such sale or other disposition by Parent of all or substantially all of the Parent’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of Parent in substantially the same proportions as their ownership of Parent immediately prior to such sale; or

(f) a “change of control” or similar event occurs under any Material Debt constituting an event of default thereunder or obligating the Borrower or any of its Restricted Subsidiaries to repurchase, redeem or repay all or substantially all of the Indebtedness provided for therein.

Notwithstanding the foregoing, except with respect to clause (a) above, a Change of Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of Parent immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns, either directly or through a Subsidiary, all or substantially all of the assets of Parent immediately following such transaction or series of transactions.

“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments and (b) when used with respect to Commitments or Loans, refers to whether such Commitments are Revolving Credit Commitments, Extended Revolving Credit Commitments or Refinancing Revolving Commitments or Loans made pursuant to any of the foregoing.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all the “Collateral” as defined in the Collateral Documents and all Material Real Property and other property of whatever kind and nature pledged or charged as collateral under any Collateral Document.

“Collateral Agent” means Delaware Trust, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent appointed in accordance with Section 9.09.

“Collateral Agent Fee Letter” means that certain fee letter, dated as of March 19, 2026, and accepted by the Borrower on March 20, 2026, by and between the Borrower and the Collateral Agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that, in each case subject to the limitations and qualifications set forth herein or in any other Loan Document:

(a) the Collateral Agent shall have received each Collateral Document required to be delivered pursuant to any of the Loan Documents, Section 6.10 or Section 6.12, duly executed by each Loan Party that is a party thereto;

(b) all Obligations shall have been unconditionally guaranteed (the “Guarantees”), jointly and severally, by (i) the Borrower (with respect to the obligations of any other Guarantor), (ii) Parent and (iii) each other Restricted Subsidiary (other than any Excluded Subsidiary) including as of the Effective Date those that are listed on Schedule 1.01D (each, a “Subsidiary Guarantor”);

(c) the Obligations and the Guarantees shall have been secured pursuant to the Security Agreement or other applicable Collateral Documents by a first-priority security interest in (i) all of the Equity Interests of the Borrower held by Parent and (ii) all of the Equity Interests held directly by the Borrower or any Subsidiary Guarantor in any Restricted Subsidiary (other than any Excluded Property), in each case subject to Permitted Liens;

(d) except to the extent otherwise provided hereunder or under any Collateral Document, (i) the Obligations and the Guarantees shall have been secured by (A) a perfected first-priority (subject to Permitted Liens) security interest (to the extent such security interest may be perfected by delivering and/or granting possession or control of certificated securities and instruments, or filing personal property financing statements) in substantially all tangible and intangible personal property (other than any Excluded Property) of the Borrower and each Subsidiary Guarantor (including, without limitation, accounts receivable, inventory, equipment, investment property, intercompany receivables, other general intangibles (including contract rights), and proceeds of the foregoing) and (B) with respect to Material Real Property, a duly recorded Mortgage and (ii) all certificates, agreements, documents, instruments, mortgages and deeds of trust, including Uniform Commercial Code financing statements, required by the Collateral Documents, requirements of Law or reasonably requested by the Collateral Agent (acting at the direction of the Administrative Agent) to be filed, delivered, registered or recorded to create the Liens intended to be created by the Collateral Documents and perfect such Liens to the extent required by the Collateral Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording; and

(e) with respect to any Material Real Property, the following, each in form and substance reasonably satisfactory to the Administrative Agent, shall have been delivered to the Collateral Agent: (a) a Mortgage pursuant to, and in accordance with, Section 6.10(b), (b) at least 30 days prior to the effective date of the Mortgage, all information reasonably requested by Collateral Agent (acting at the direction of the Administrative Agent) for due diligence pursuant to Flood Laws and (c) at least 15 days (or such shorter period as Administrative Agent shall permit) prior to the effective date of the Mortgage: (i) a pro forma lender’s title policy (or binder therefor) covering the Collateral Agent’s interest under the Mortgage, by an insurer reasonably acceptable to the Administrative Agent, which must be fully paid on such effective date; (ii) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as the Administrative Agent and the Collateral Agent (acting at the direction of the Administrative Agent) may reasonably require with respect to other Persons having an interest in the Real Property; (iii) (x) a current, as-built survey of the Real Property or (y) a non-current survey together with a no-change affidavit with respect thereto, subject to the approval of the title company providing title insurance for the applicable Real Property, in either case sufficient to remove the standard survey exception, containing a metes-and-bounds property description, and certified by a licensed surveyor reasonably acceptable to the Administrative Agent; (iv) a life-of-loan flood hazard determination from a third party vendor and, if applicable, flood insurance documentation and coverage in accordance with Section 6.06(b); (v) a Phase I environmental assessment, prepared by environmental engineers reasonably acceptable to the Administrative Agent, an environmental indemnity agreement if appropriate, and such other reports, certificates, studies or data if recommended by the environmental assessment as the Administrative Agent and the Collateral Agent (acting at the direction of the Administrative Agent) may reasonably require; and (vi) such other information, documents, legal opinions, instruments or agreements as the Administrative Agent and the Collateral Agent (acting at the direction of the Administrative Agent) may reasonably request; provided that the Agents (in the case of the Collateral Agent, acting at the direction of the Administrative Agent) will not enter into or accept any Mortgage unless: (A) if such Material Real Property is located in a “special flood hazard area,” the Agents shall have delivered (1) a notification to the applicable Loan Party of that fact and (if applicable) notification to the applicable Loan Party that flood insurance coverage is not available, and the Administrative Agent shall have provided evidence to the Lenders of the receipt by the applicable Loan Party of such notice and (2) if such notice is required to be provided to the applicable Loan Party and flood insurance is available in the community in which such Material Real Property is located, evidence of required flood insurance and (B) the Administrative Agent shall have received confirmation from each of the Lenders that any applicable flood insurance due diligence and flood insurance compliance requirements of such Lender have been completed (such confirmation not to be unreasonably conditioned, withheld or delayed)); provided, further, that, for the avoidance of doubt, the Agents’ failure to have delivered the foregoing, and any Lender’s failure to have provided such confirmation (and any resulting delay in the applicable Mortgage being recorded) shall not constitute a breach of Section 6.10 or a failure by the Borrower or its Restricted Subsidiaries to comply with this Collateral and Guarantee Requirement.

The foregoing definition shall not require the creation or perfection of pledges of, or security interests in, particular assets if and for so long as the Administrative Agent and the Borrower agree in writing that the cost of creating or perfecting such pledges or security interests in such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

The Administrative Agent may grant extensions of time for the attachment or perfection of security interests with respect to particular assets where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents and any such extension may be retroactive.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(A) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall only be granted under Collateral Documents governed by the laws of the United States, any state thereof or the District of Columbia;

(B) the Collateral and Guarantee Requirement shall not apply to, and the definition of “Collateral” and definitions of and references to asset categories in the definition of “Collateral” in this Agreement or any other Loan Documents shall not include, any Excluded Property;

(C) [reserved];

(D) no actions in any jurisdiction other than the U.S. or that are necessary to comply with the Laws of any jurisdiction other than the U.S. shall be required in order to create any security interests in assets located, titled, registered or filed outside of the U.S. or to perfect such security interests (it being understood that there shall be no security agreements, pledge agreements, or share charge (or mortgage) agreements governed under the Laws of any jurisdiction other than the U.S.);

(E) [reserved];

(F) no stock certificates of Immaterial Subsidiaries shall be required to be delivered to the Collateral Agent; and

(G) no landlord waivers, bailee waivers, collateral access letters, estoppels or similar letters or agreements in respect of leased Real Property or warehouse or bailee arrangements shall be required to be delivered to the Collateral Agent.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Parent Guaranty, each of the collateral assignments, Security Agreement Supplements, the Mortgages, the Control Agreements, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent and the Lenders pursuant to any of the Loan Documents, Section 6.10 or Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Revolving Credit Commitment, an Extended Revolving Credit Commitment, a Refinancing Revolving Commitment or any combination thereof (but without duplication), as the context may require.

“Commitment Fee” has the meaning provided in Section 2.09(a).

“Committed Loan Notice” means a written notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Term SOFR Loan pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A hereto or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent and agreed by the Borrower), appropriately completed and signed by a Responsible Officer of the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Common Stock” means the common stock, par value $0.01 per share, of the Borrower.

“Communication” means this Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, written statement, disclosure or authorization related to any Loan Document.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate for Term SOFR, any conforming changes to the definitions of “Base Rate,” “SOFR,” “Term SOFR,” “Interest Period,” timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day,” “U.S. Government Securities Business Day,” timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the reasonable discretion of the Administrative Agent, in consultation with the Borrower, to reflect the adoption and implementation of such applicable rate(s).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Interest Expense” means, with respect to any Test Period, an amount equal to the Interest Expense (including Commitment Fees) of the Borrower and its Restricted Subsidiaries paid in cash during such Test Period, calculated on a consolidated basis for such period, in each case, after giving effect to any net payments, if any, made or received during such Test Period by the Borrower and its Restricted Subsidiaries with respect to interest rate Swap Agreements, and including interest expense attributable to Capitalized Leases.

“Consolidated EBITDA” means, with respect to any period, determined on a consolidated basis, for such period, without duplication:

(a) the Consolidated Net Income of the Borrower and its Restricted Subsidiaries, plus

(b) to the extent deducted in calculating such Consolidated Net Income, (i) depreciation, amortization, and other non-cash items (including, for the avoidance of doubt, non-cash expenses accrued in accordance with the Current Expected Credit Loss Standard, amortization of intangibles and deferred financing fees) and other non-cash expenses (including, without limitation write-downs and impairment of property, plant, equipment, goodwill and intangibles and other long-lived assets and the impact of purchase accounting on the Borrower and its Restricted Subsidiaries for such period) (excluding any non-cash charges that result in an accrual of a reserve for cash charges in any future period), (ii) Interest Expense and (iii) provision for federal and state income tax expense, whether or not paid, estimated or accrued (net of any tax refund actually received in such period that is associated with such taxes) or, without duplication, Permitted Tax Distributions, minus

(c) to the extent added in calculating such Consolidated Net Income, any non-cash income (other than accrual of revenue in the ordinary course or any non-cash items to the extent they represent the reversal of an accrual of a reserve for a potential cash item that reduced Consolidated EBITDA in any prior period), plus

(d) the amount of any restructuring charges (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost or excess pension, other post-employment benefits, curtailment or other excess charges) and cost savings and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken or to be taken in connection with mergers and acquisitions (which restructuring charges, cost savings and synergies shall be calculated on a pro forma basis as though such restructuring charges, cost savings and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (i) such restructuring charges, cost savings and synergies are reasonably identifiable and factually supportable (as reasonably determined in good faith by the Borrower); (ii) such actions have been taken or are to be taken within 18 months after the date of determination to take such action; and (iii) the aggregate amount of all restructuring charges, cost savings and synergies in connection with mergers and acquisitions during any period shall be limited to 10% of the total actual Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any such Consolidated EBITDA adjustments or any Material Contract Consolidated EBITDA Adjustment), plus

(e) to the extent deducted in calculating such Consolidated Net Income other non-operating expenses (net of any non-operating gains), plus

(f) whether or not constituting Consolidated Net Income, but without duplication for amounts included in Consolidated Net Income under the definition thereof, the amount of dividends or other distributions actually paid in cash to the Borrower or any of its Wholly Owned Restricted Subsidiaries during such period by(i) any Person in which the Borrower or any of its Restricted Subsidiaries has a joint interest with a third party (including any Person that is a Subsidiary that is not Wholly Owned) or (ii) any Unrestricted Subsidiaries of the Borrower, but, in each case of clauses (i) and (ii), only to the extent such amounts are at the time such distribution or dividend is made, permitted under such Person’s charter or any organizational agreement and not prohibited by any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Person, plus

(g) to the extent deducted in calculating such Consolidated Net Income accretion of asset retirement obligations in accordance with Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations and under similar requirements for any other jurisdiction (net of any asset retirement obligations paid during such period), plus

(h) to the extent deducted in calculating such Consolidated Net Income, transaction costs and expenses in connection with this Agreement and the other Loan Documents and any amendments, restatements, supplements or other modifications thereto, whether or not consummated, plus or minus, as applicable,

(i) any net after-tax gain or loss (including the effect of all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Borrower), and, in each case, only to the extent included or deducted in calculating such Consolidated Net Income, as applicable, plus

(j) costs and expenses related to acquisitions, Investments, incurrence of Indebtedness, issuance of Qualified Equity Interests, and asset sales permitted under this Agreement, whether or not consummated, plus or minus, as applicable,

(k) any net after-tax income or loss (including the effect of all fees and expenses or charges relating thereto) attributable to the refinancing, modification of or early extinguishment of indebtedness (including any net after-tax income or loss attributable to the repayment of amounts under the Existing Credit Agreement and obligations under Swap Contracts), and, in each case, only to the extent included or deducted in calculating such Consolidated Net Income, as applicable, plus

(l) to the extent deducted in calculating such Consolidated Net Income, any non-cash charges from the application of the purchase method of accounting in connection with any acquisition, plus or minus, as applicable

(m) the cumulative effect of a change in accounting principles, whether gain or loss, in each case, only to the extent included or deducted in calculating such Consolidated Net Income, as applicable, plus

(n) to the extent deducted in calculating such Consolidated Net Income, (i) any long-term incentive plan accruals and any non-cash compensation expense (net of any previous non-cash compensation expense subsequently settled in cash during the period) realized from grants of stock or unit appreciation or similar rights, stock or unit options, any restricted stock or unit plan or other rights to officers, directors, and employees of the Borrower or any of its Subsidiaries shall be excluded and (ii) any long-term incentive plan accruals and noncash compensation expenses (net of any previous non-cash compensation expense subsequently settled in cash during the period) directly attributable to services rendered on behalf of, and directly or indirectly paid for by, the Loan Parties, realized from grants of stock or unit appreciation or similar rights, stock or unit options, any restricted stock or unit plan or other rights to any employees of the Parent; plus

(o) at the Borrower’s option, any Material Contract Consolidated EBITDA Adjustments; provided, that no Material Contract Consolidated EBITDA Adjustment shall be added pursuant to this clause (o) unless (x) not later than fifteen (15) days (or such lesser number of days as may be agreed to by the Administrative Agent in its sole discretion) prior to the delivery of any Compliance Certificate pursuant to Section 6.02(a), to the extent Material Contract Consolidated EBITDA Adjustments will be made to Consolidated EBITDA in determining compliance with the Financial Covenants, the Borrower shall have delivered to the Administrative Agent written pro forma projections of the increase in Consolidated EBITDA attributable to such Material Contract, and at least five (5) Business Days prior to the date such Compliance Certificate is required to be delivered pursuant to Section 6.02(a), the Administrative Agent shall have approved (such approval not to be unreasonably withheld, conditioned or delayed) such projected increase and shall have received such other information and documentation as the Administrative Agent may reasonably request and (y) for any Test Period, the aggregate amount of Material Contract Consolidated EBITDA Adjustments during such Test Period shall not exceed 25% of the total actual Consolidated EBITDA for such period (which total actual Consolidated EBITDA shall be determined without giving effect to any such adjustments or any adjustments pursuant to clause (c) of this definition), and it being understood, for the avoidance of doubt, that any Material Contract Consolidated EBITDA Adjustments shall be without duplication of any actual Consolidated EBITDA);

provided that there shall be included in determining Consolidated EBITDA for any period the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed by the Borrower or such Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition); provided, that the Borrower may choose not to make such an adjustment with respect to any acquisition having consideration in an amount less than $25,000,000. There shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of or, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by the Borrower or any Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

Notwithstanding anything to the contrary, (1) Consolidated EBITDA for the Test Period ending September 30, 2026 shall be equal to (i) the sum of (A) Consolidated EBITDA for the fiscal quarter ended March 31, 2026 plus (B) Consolidated EBITDA for the fiscal quarter ending June 30, 2026 plus (C) Consolidated EBITDA for the fiscal quarter ending September 30, 2026, multiplied by (ii) 4/3, (2) income relating to the Management Agreement and other fees from the Designated Joint Venture Entities shall only be included in Consolidated EBITDA to the extent received by a Loan Party in cash and (3) when determining Consolidated EBITDA for any Test Period for any purpose hereunder, if any Material Contract was terminated, suspended or cancelled (other than at the end of the stated term thereof) during such Test Period, Consolidated EBITDA for such Test Period shall be determined giving pro forma effect to such cancellation, suspension or termination, as if such cancellation, suspension or termination of such Material Contract occurred at the start of such Test Period.

“Consolidated Interest Coverage Ratio” means, with respect to any Test Period, the ratio of: (a) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such Test Period to (b) Consolidated Cash Interest Expense for such Test Period.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis on the basis of GAAP, but excluding:

(a) any extraordinary, unusual or non-recurring gains, losses or expenses; and

(b) the net income of (i) any Person in which the Borrower or any of its Restricted Subsidiaries has a joint interest with a third party (including any Person that is a Subsidiary that is not Wholly Owned) and (ii) any Unrestricted Subsidiaries of the Borrower, unless, in each case of clauses (i) and (ii), such income (A) is actually paid in cash to the Borrower or any of its Wholly Owned Restricted Subsidiaries by dividend or other distribution during such period and (B) is at the time such distribution or dividend is made, permitted under such Person’s charter or any organizational agreement and not prohibited by any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Person.

“Consolidated Net Indebtedness” means, as of any date of determination, (a) Consolidated Total Indebtedness less (b) the amount of unrestricted cash and Cash Equivalents held in deposit accounts and securities accounts (other than Excluded Accounts) of the Borrower and its Restricted Subsidiaries as of the applicable date of determination not to exceed, in the case of this clause (b), the sum of (i) $50,000,000 and (ii) to the extent the Revolving Credit Exposure is equal to $0.00 as of such date of determination, the amount of any Material Contract Termination Payment received by the Borrower or any of its Restricted Subsidiaries; provided that, from and after the date that is 60 days after the Effective Date (or such later date as the Administrative Agent may agree to in its reasonable discretion), such accounts are subject to a perfected Lien in favor of the Collateral Agent.

“Consolidated Total Indebtedness” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition), consisting of, without duplication, Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments and (b) without duplication, any guarantees by the Borrower and/or its Restricted Subsidiaries of any Indebtedness described in clause (a) above; provided, that Consolidated Total Indebtedness shall not include (x) obligations under Swap Contracts or (y) any obligations in respect of letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds, performance bonds and similar instruments other than amounts drawn under such instruments and not reimbursed.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Control Agreement” means an agreement reasonably satisfactory to the Administrative Agent and the Collateral Agent executed by an institution maintaining a deposit account for a Secured Party, to perfect Collateral Agent’s Lien on such account.

“Controlled Account” means any deposit account or securities account of any Loan Party that is subject to a Control Agreement in favor of the Collateral Agent.

“Converted Restricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA.”

“Covered Entity” has the meaning specified in Section 10.27(b).

“Covered Party” has the meaning specified in Section 10.27(a) hereof.

“Credit Extension” means a Borrowing or an L/C Credit Extension, as the context may require.

“Credit Party” has the meaning specified in Section 10.24 hereof.

“Cure Amount” has the meaning specified in Section 7.11(d) hereof.

“Cure Period” has the meaning specified in Section 7.11(d) hereof.

“Current Expected Credit Loss Standard” means Accounting Standards Codification 326, which sets forth ASU 2016-13, Financial Instruments-Credit Losses (Topic 326); Measurement of Credit Losses on Financial Instruments.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) with respect to any overdue principal for any Loan, the applicable interest rate for such Loan plus 2.00% per annum and (b) with respect to any other overdue amount, including overdue interest, the interest rate applicable to Base Rate Loans plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Default Right” has the meaning specified in Section 10.27(b).

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans required to be funded by it, (ii) fund any portion of its participations in Letters of Credit required to be funded by it or (iii) pay over to the Administrative Agent, the L/C Issuer or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent, the L/C Issuer or any other Lender in writing that it does not intend or expect to comply with any of its funding obligations under this Agreement or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent, the L/C Issuer or any other Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then-outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Administrative Agent’s, L/C Issuer’s or Lender’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event, or (e) has become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (c) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to the last paragraph of Section 2.16) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer and each other Lender promptly following such determination.

“Designated Joint Venture Entities” means, collectively, (a) Stateline Power, LLC, a Texas limited liability company, and (b) Solaris Power Solutions Stateline, LLC, a Delaware limited liability company.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale Leaseback and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, that “Disposition” and “Dispose” shall not be deemed to include any issuance by the Borrower of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures (excluding maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Qualified Equity Interests and the payment of cash in lieu of the issuance of fractional shares of such Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, fundamental change, or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, fundamental change, or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of all Commitments and all outstanding Letters of Credit (other than Letters of Credit that have been Cash Collateralized or back-stopped to the reasonable satisfaction of the applicable L/C Issuer)), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and the payment of cash in lieu of the issuance of fractional shares of such Qualified Equity Interests), in whole or in part (except as a result of a change of control, fundamental change, or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, fundamental change, or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of all Commitments and all outstanding Letters of Credit (other than Letters of Credit that have been Cash Collateralized or back-stopped to the reasonable satisfaction of the applicable L/C Issuer)), (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case of the foregoing clauses (a) through (d) prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Equity Interests are issued; provided, that any class of Equity Interests of any Person that by its terms authorized such Person to satisfy its obligations thereunder by delivery of Qualified Equity Interests and/or cash in lieu of fractional shares in connection therewith shall not be deemed to be Disqualified Equity Interests; provided, further, that if Equity Interests are issued pursuant to a plan for the benefit of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lenders” means (a) such Persons that have been specified in writing to the Administrative Agent by the Borrower prior to the Effective Date or, with the Administrative Agent’s consent (not to be unreasonably withheld, conditioned or delayed), after the Effective Date from time to time, (b) competitors of the Borrower and its Subsidiaries that have been specified in writing to the Administrative Agent from time to time by the Borrower, and (c) in each case, as to any entity referenced in either of clauses (a) or (b) (the “Primary Disqualified Institution”), their Affiliates (other than Bona Fide Debt Fund Affiliates) that are (i) identified in writing from time to time to the Administrative Agent by the Borrower or (ii) clearly identifiable solely on the basis of such Affiliate’s name; provided, that no such updates to the list of Disqualified Lenders shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest in respect of the Commitments or Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Lenders (it being understood and agreed that such prohibitions with respect to Disqualified Lenders shall apply to any potential future assignments or participations to any such parties). The list of Disqualified Lenders shall be maintained with the Administrative Agent and may be communicated to any Lender or any prospective Lender or participant upon request to the Administrative Agent.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Foreign Holding Company” means any Domestic Subsidiary that owns no material assets (directly or through one or more disregarded entities) other than equity interests (including any Indebtedness that is treated as equity for U.S. federal income tax purposes) or equity interests and Indebtedness of one or more CFCs or other Domestic Foreign Holding Companies.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means May 12, 2026.

“Electronic Copy” has the meaning specified in Section 10.24 hereof.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 10.07(b).

“Environment” means ambient air, indoor or outdoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any and all applicable Laws relating to pollution, protection of the Environment or to the generation, transport, storage, use, treatment, handling, disposal, Release or threat of Release of any Hazardous Materials or, to the extent relating to exposure to Hazardous Materials, human health or safety.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of or relating to any Loan Party or any of its respective Subsidiaries directly or indirectly resulting from or based upon (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, disposal or treatment of any Hazardous Materials, (c) exposure of any Person to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement to the extent liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities); provided that Equity Interests shall not include any debt securities that are convertible into or exchangeable for any combination of Equity Interests and/or cash (or other securities or property following a merger event, reclassification or other change of the Equity Interests) (and cash in lieu of fractional shares).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control or treated as a single employer with a Loan Party or any Restricted Subsidiary within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan or receipt by a Loan Party or any Restricted Subsidiary or any ERISA Affiliate of notice that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or in “endangered or critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (e) the filing of a notice by the plan administrator of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for, and that would reasonably be expected to result in, the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) with respect to a Pension Plan, the failure by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate to satisfy the minimum funding standard of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived; (h) a failure by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate to make a required contribution to a Multiemployer Plan; (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Plan which results in liability to a Loan Party or any Restricted Subsidiary; (j) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due under Section 4007 of ERISA, upon a Loan Party, any Restricted Subsidiary or any ERISA Affiliate; (k) a Foreign Benefit Event; (l) the termination of any Plan under Section 4041 of ERISA; or (m) the imposition of a lien upon a Loan Party or any Restricted Subsidiary pursuant to Section 430(k) of the Code or Section 303(k) of ERISA.

“Escrow” means an escrow, trust, collateral or similar account or arrangement with a third party that is not the Borrower or any of its Restricted Subsidiaries or any Affiliate thereof.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Accounts” means (a) each account for which all of the deposits consist of amounts utilized to fund payroll, employee benefit or tax obligations of the Borrower and its Subsidiaries, (b) escrow, cash collateral, purchase price deposit, trust, fiduciary and other similar accounts, in each case, solely holding amounts held for the benefit of third parties in the ordinary course of business, (c) “zero balance” accounts and (d) other accounts; provided that the aggregate average daily maximum balance for all such deposit accounts excluded pursuant to this clause (d) over any 30-day period shall not exceed $5,000,000.

“Excluded Equity” means Equity Interests of (a) any Excluded Subsidiary except for (i) Equity Interests in Immaterial Subsidiaries and (ii) Equity Interests not in excess of 65% of the issued and outstanding Equity Interests of each first-tier Foreign Subsidiary or Domestic Foreign Holding Company directly owned by a Loan Party and (b) any JV Entity (to the extent a pledge of the Equity Interests in such JV Entity would be prohibited by the organization documents thereof).

“Excluded Property” means each of the following: (a) (i) all leasehold estates and (ii) all other Real Property interests (other than Material Real Property), (b) (i) all light-duty vehicles, including F-150s, F-250s and F-350s and similar trucks and (ii) other motor vehicles or certificate of title collateral having an aggregate book value of not greater than $32.5 million; provided that neither trailers nor Services Equipment shall constitute “Excluded Property” under this clause (b), (c) commercial tort claims having an aggregate book value less than $2,500,000, (d) Excluded Equity, (e) any property owned by an Excluded Subsidiary, (f) any property with respect to which the Borrower and the Administrative Agent reasonably determine, in writing, that the cost or other consequence of obtaining a Lien thereon or perfection thereof is excessive in relation to the benefit to the secured parties of the security to be afforded thereby, (g) Excluded Accounts and (h) any asset in respect of which granting a Lien to the Collateral Agent or the pledge or creation of a security interest in which (x) is restricted by applicable Law or (y) would require governmental or third party (other than the Borrower or any of its subsidiaries) consent, approval, license or authorization that has not been obtained, in each case of clauses (x) and (y), to the extent that such prohibition or limitation existed at the time of the acquisition thereof or entry into of the contract with such third party in respect of such asset and was not created or made binding on the assets in contemplation of or in connection with the acquisition of such assets, applicable Law or regulation (in each case, except to the extent such prohibition or limitation (i) could be waived by a Loan

Party or any subsidiary, (ii) is the result of an attempt to circumvent the collateral requirements of the Loan Documents or (iii) is rendered ineffective under the UCC (including, without limitation, pursuant to Sections 9.406, 9.407, 9.408 or 9.409 of the UCC, and any successor provision thereto) or other applicable Law notwithstanding such prohibition) (it being understood that, subject to the following provisos, the equipment subject to that certain Master Equipment Rental Agreement, entered into as of February 11, 2026, by and between Solaris Power Solutions, LLC and Hatchbo, LLC (as amended by the First Amendment to Master Equipment Rental Agreement, dated as of May 7, 2026, the “Hatchbo Lease Agreement”), shall constitute “Excluded Property”); provided that the foregoing shall cease to be treated as “Excluded Property” (and shall constitute Collateral) immediately at such time as the restriction, prohibition and/or requirement of consent shall no longer be applicable and to the extent severable, such security interest shall attach immediately to any portion of such asset not subject to the prohibitions specified above; provided, further, that, notwithstanding the foregoing in each case, “Excluded Property” shall not include any proceeds, products, substitutions or replacements of Excluded Property, including monies due to a Loan Party or to become due (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).

“Excluded Subsidiary” means (a) any Unrestricted Subsidiary; (b) any Foreign Subsidiary or Domestic Foreign Holding Company (and of any Subsidiary of a Foreign Subsidiary or Domestic Foreign Holding Company); (c) any Subsidiary with respect to which a Guarantee or pledge by it would result in a material adverse tax consequence as reasonably determined by the Borrower (in consultation with (but without the consent of) the Administrative Agent); (d) subject to Section 9.11, any non-Wholly Owned Subsidiary; (e) any joint venture or Person (other than a Wholly Owned Restricted Subsidiary or a Loan Party), to the extent prohibited by the organization documents thereof; (f) any captive insurance company or any not-for-profit Subsidiary; (g) any Immaterial Subsidiary and (h) any other Subsidiary with respect to which the Administrative Agent and the Borrower have determined in their reasonable judgment, and agree in writing, that the cost or other consequences of providing a Guarantee or pledge shall be excessive in view of the benefits to be obtained by the Lenders therefrom; in each case of this definition, unless such Subsidiary is designated by the Borrower as a Subsidiary Guarantor pursuant to the definition of “Subsidiary Guarantors.”

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any U.S. federal withholding Taxes imposed on amounts payable to or for the account of any Lender pursuant to a law in effect at the time such Lender becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 3.06(a)) or designates a new Applicable Lending Office, except to the extent such Lender’s assignor was entitled immediately prior to the assignment, or such Lender was entitled immediately before it designated a new Applicable Lending Office, to receive additional amounts from any Loan Party with respect to such Taxes pursuant to Section 3.01(a), (c) any Tax attributable to a failure of such Recipient to comply with Section 3.01(f) or Section 3.01(g), as applicable, (d) any U.S. federal withholding Tax imposed pursuant to FATCA and (e) any U.S. federal backup withholding imposed pursuant to Section 3406 of the Code.

“Extended Revolving Credit Commitment” has the meaning specified in Section 2.15(a).

“Extending Revolving Credit Lender” has the meaning specified in Section 2.15(a).

“Extension” has the meaning specified in Section 2.15(a).

“Extension Offer” has the meaning specified in Section 2.15(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (and any amended or successor version that is substantively comparable and not materially more onerous to comply with) or any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreement, treaty or convention among Governmental Authorities (and any related Law) implementing such Sections of the Code.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to MUFG on such day on such transactions as determined by the Administrative Agent. If the Federal Funds Rate is less than zero, it shall be deemed to be zero hereunder.

“Fee Letters” means the (a) Administrative Agent Fee Letter and (b) the Collateral Agent Fee Letter.

“Financial Covenants” has the meaning specified in Section 7.11(c).

“Fixed Amounts” has the meaning specified in Section 1.09(b).

“Flood Laws” means, collectively, (a) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (c) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Benefit Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure by a Loan Party or any Restricted Subsidiary to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments, (c) the receipt by a Loan Party or any Restricted Subsidiary of a notice by a Governmental Authority of the intention to terminate such Foreign Plan or to appoint a trustee or similar official to administer such Foreign Plan, or alleging the insolvency of such Foreign Plan, (d) the incurrence of any liability by any Loan Party or any Restricted Subsidiary under applicable Law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable Law and that results in the incurrence of any liability by any Loan Party or any Restricted Subsidiary, or the imposition on any Loan Party or any Restricted Subsidiary of any fine, excise tax or penalty resulting from any noncompliance with any applicable Law.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to or by, or entered into with, any Loan Party or any Restricted Subsidiary that covers employees that reside outside of the United States and that is not subject to the laws of the United States.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Free Cash Flow” means, for any fiscal quarter (and with respect to the first fiscal quarter ending after the Effective Date, commencing with the Effective Date), (a) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries minus (b) the sum, in each case without duplication, of the following amounts for such fiscal quarter: (i) voluntary and scheduled cash prepayments and repayments of Indebtedness (other than the Loans) which cannot be reborrowed pursuant to the terms of such Indebtedness (other than those made in reliance on Section 7.08(a)), (ii) capital expenditures paid in cash, (iii) Consolidated Cash Interest Expense, (iv) Taxes paid in cash, (v) Restricted Payments made in cash during such period (other than those made in reliance on Section 7.06(m)) and (vi) to the extent not included in the foregoing and added back in the calculation of Consolidated EBITDA, any other cash charge that reduces the earnings of the Borrower and its Restricted Subsidiaries.

“Free Cash Utilizations” means any Restricted Payments or payments of Indebtedness made in reliance on Section 7.06(m) or Section 7.08(a), respectively.

“Fronting Fee” has the meaning specified in Section 2.03(h).

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means any nation or government, any state, provincial, county, territorial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee Obligations” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee Obligations” shall not include (1) endorsements for collection or deposit, (2) customary warranty obligations entered into in the ordinary course of business, or (3) customary representations, warranties, covenants or indemnities in effect on the Effective Date or entered into in connection with any acquisition or Disposition of assets not prohibited under this Agreement

(other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantees” has the meaning specified in clause (b) of the definition of “Collateral and Guarantee Requirement.”

“Guarantors” means each of Parent and the Subsidiary Guarantors.

“Hatchbo Lease Agreement” has the meaning specified in the definition of “Excluded Property.”

“Hazardous Materials” means all hazardous, toxic, explosive or radioactive substances or wastes, and all other chemicals, pollutants, contaminants, substances or wastes of any nature regulated pursuant to any Law relating to the Environment because of their hazardous, toxic, dangerous or deleterious characteristics or properties, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and toxic mold.

“Hedge Bank” means any Person that is a Lender, an Agent, a Lead Arranger or an Affiliate of the foregoing at the time it enters into a Secured Hedge Agreement.

“Historical Financial Statements” shall mean the Audited Financial Statements and the Unaudited Financial Statements.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Immaterial Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Borrower that does not have (i) total assets at the last day of the most recent Test Period in excess of 2.5% of the total consolidated assets of the Borrower and its Restricted Subsidiaries at such date or (ii) gross revenues for such Test Period in excess of 2.5% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP, provided, that if the total assets or gross revenues of all Restricted Subsidiaries classified as “Immaterial Subsidiaries” (and not redesignated as “Material Subsidiaries”) shall at any time exceed (i) 5% of the total consolidated assets of the Borrower and its Restricted Subsidiaries (other than Foreign Subsidiaries and Unrestricted Subsidiaries) at such date or (ii) 5% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries (other than Foreign Subsidiaries and Unrestricted Subsidiaries) for such period, in each case determined on a consolidated basis in accordance with GAAP and as at the last day of the most recent Test Period, then the Borrower shall promptly redesignate one or more Immaterial Subsidiaries as Material Subsidiaries, in each case in a written notice (including via email) to the Administrative Agent, such that, as a result thereof, the total assets and gross revenues of all Restricted Subsidiaries still classified as “Immaterial Subsidiaries” do not exceed such limits; and provided, further, that the Borrower may designate and re-designate a Restricted Subsidiary as an Immaterial Subsidiary at any time, subject to the terms set forth in this definition; and provided, further, that in no event shall a Restricted Subsidiary of the Borrower be classified as an “Immaterial Subsidiary” by the Borrower if the Borrower has caused such Restricted Subsidiary to be a Subsidiary Guarantor in accordance with the definition of “Subsidiary Guarantors.”

“Incremental Commitments” has the meaning specified in Section 2.14(a).

“Incremental Facility Amendment” has the meaning specified in Section 2.14(c).

“Incremental Facility Closing Date” has the meaning specified in Section 2.14(d).

“Incremental Lender” has the meaning specified in Section 2.14(c).

“Incurrence Based Amounts” has the meaning specified in Section 1.09(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all obligations, contingent or otherwise, in respect of letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) [reserved];

(d) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (other than (i) accounts payable and accrued obligations in the ordinary course of business, (ii) any earnout obligation, deferred or contingent purchase price obligation or other similar obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and has not been paid within thirty (30) days after becoming due and payable and (iii) obligations which are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP);

(e) indebtedness described in clauses (a) through (d) or clauses (f) through (h) hereof (excluding prepaid interest thereon) and indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings, in each case secured by a Lien on property owned or being purchased by such Person, whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantee Obligations of such Person in respect of any of the Indebtedness described in clauses (a) through (g) above.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, company, or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Indebtedness is non-recourse to such Person, (B) in the case of the Borrower and its Restricted Subsidiaries, exclude (i) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) incurred in the ordinary course of business and (ii) intercompany liabilities incurred in the ordinary course of business in connection with cash management, Tax, and/or accounting operations of the Borrower or any of its Restricted Subsidiaries, and (C) exclude Indebtedness incurred in advance of, and the proceeds of which are to be applied in connection with, the consummation of a transaction solely to the extent the proceeds thereof are and continue to be held in an Escrow and are not otherwise made available to such Person. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. Notwithstanding the foregoing and for the avoidance of doubt, no obligation in respect of any Swap Contract shall constitute Indebtedness unless such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and has not been paid within thirty (30) days after becoming due and payable, in which case such obligation shall be treated as Indebtedness.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or in respect of any payment made by or on account of the Borrower to or for the account of any Recipient under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Interest Expense” means, with respect to any period, an amount equal to the cash and non-cash interest expense (including Commitment Fees) of the Borrower and its Restricted Subsidiaries, calculated on a consolidated basis for such period, in each case, after giving effect to any net payments, if any, made or received by the Borrower and its Restricted Subsidiaries with respect to interest rate Swap Agreements, and including interest expense attributable to Capitalized Leases.

“Interest Payment Date” means, (a) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the applicable Maturity Date, and (b) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date; provided, however, that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall be Interest Payment Dates.

“Interest Period” means, as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter (in each case, subject to the availability thereof for Term SOFR), in each case as selected by the Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the applicable Maturity Date.

“Investment” means, as to any Person, (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee Obligation with respect to any obligation of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of, clause (a) and clause (b) above, the Borrower and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment, or other amount received by the Borrower or any Restricted Subsidiary in respect of such Investment (provided, that with respect to amounts received other than in the form of cash or Cash Equivalents, such amount shall be equal to the fair market value of such consideration (as determined by Borrower in good faith)).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by Fitch, Inc.

“IP Rights” has the meaning specified in Section 5.14.

“ISP” means with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Judgment Currency” has the meaning specified in Section 10.17 hereof.

“JV Entity” means any joint venture of the Borrower or any Restricted Subsidiary that is not a Subsidiary.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Extended Revolving Credit Commitment or Refinancing Revolving Commitment, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local laws (including common laws), statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable Honor Date or refinanced as a Revolving Credit Borrowing.

“L/C Commitments” means, as to any L/C Issuer, the obligation of such L/C Issuer to issue Letters of Credit for the account of the Borrower or one or more of its Restricted Subsidiaries from time to time in an aggregate amount equal to (i) for each of the L/C Issuers specified in clause (i) of the definition thereof, the amount set forth opposite the name of each such L/C Issuer on Schedule 2.01 under the caption “L/C Commitment” and (ii) for any other L/C Issuer becoming an L/C Issuer after the Effective Date, such amount as separately agreed to in a written agreement between the Borrower and such L/C Issuer (a copy of which shall be promptly delivered to the Administrative Agent upon execution), in each case of clauses (i) and (ii) above, as any such amount may be changed after the Effective Date in a written agreement between Borrower and such L/C Issuer (which such agreement shall be promptly delivered to the Administrative Agent upon execution); provided that the L/C Commitment with respect to any Person that ceases to be an L/C Issuer for any reason pursuant to the terms hereof shall be $0 (subject to the Letters of Credit of such Person remaining outstanding in accordance with the provisions hereof).

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means (i) each Person listed on Schedule 2.01 with respect to such Person’s L/C Commitment only, and (ii) any other Revolving Credit Lender (or any of its Subsidiaries or Affiliates) that becomes an L/C Issuer in accordance with Section 2.03(j) or Section 10.07(j); provided, that in the case of the L/C Issuers in clause (i) above, the commitment of any L/C Issuer to issue Letters of Credit shall not exceed at any time its L/C Commitment. Each L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate and for all purposes of the Loan Documents.

“L/C Obligation” means, as at any date of determination, the aggregate maximum amount then available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts in respect of Letters of Credit, including all L/C Borrowings.

“LCT Election” has the meaning specified in Section 1.09(a).

“LCT Test Date” has the meaning specified in Section 1.09(a).

“Lead Arrangers” means, individually and collectively, the financial institutions listed on the cover page hereto in their capacities as Joint Lead Arrangers and Joint Bookrunners in respect of the Revolving Credit Facility.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lender Recipient Party” has the meaning specified in Section 9.16 hereof.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit and may be issued in Dollars; provided, that no L/C Issuer has an obligation to issue trade or commercial letters of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Commitments (other than any Extended Revolving Credit Commitments) (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $150,000,000 and (b) the aggregate amount of the Revolving Credit Commitments.

“Lien” means any Mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, deemed trust, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” means (x) any acquisition or other investment, including by way of merger, by the Borrower or one or more of its Restricted Subsidiaries permitted pursuant to this Agreement whose consummation is not conditioned upon the availability of, or on obtaining, third-party financing, (y) any redemption, refinancing, repurchase, defeasance, satisfaction and discharge or repayment of indebtedness requiring irrevocable notice in advance of such redemption, repurchase, satisfaction and discharge or repayment, and (z) any Restricted Payment by the Borrower and/or one or more of its Restricted Subsidiaries pursuant to this Agreement requiring irrevocable notice in advance of such Restricted Payment.

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Revolving Credit Loan (including any loans made pursuant to any Extended Revolving Credit Commitments).

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) each Acceptable Intercreditor Agreement, (v) each Letter of Credit Application, (vi) the Administrative Agent Fee Letter and (vii) the Arranger Fee Letter, in each case as amended in accordance with this Agreement.

“Loan Parties” means, collectively, (i) the Borrower and (ii) each Subsidiary Guarantor.

“Management Agreement” means that certain Agreement for Shared Management Services dated as of April 28, 2025, by and between Stateline Power, LLC, a Texas limited liability company, and Solaris Power Solutions Stateline Operating, LLC, a Delaware limited liability company, as in effect on the date hereof.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Acquisition” means a Permitted Acquisition or a series of related Permitted Acquisitions for which the aggregate consideration (including the maximum amount that may be payable in respect of any deferred or contingent consideration) payable (whether in cash, Equity Interests, or otherwise) by the Borrower or any Restricted Subsidiary is not less than $25,000,000; provided, that for purposes of this definition, the value of any consideration other than cash shall be determined by Borrower acting in good faith.

“Material Adverse Effect” means the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, properties or financial condition of the Loan Parties and their Subsidiaries, taken as a whole, the value of any material Collateral, the enforceability of any Loan Document, or the validity or priority of Collateral Agent’s Lien on any Collateral; or (b) impairs the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Collateral Agent to enforce or collect any Obligations or to realize upon any Collateral.

“Material Contract” means any bona fide services contract entered into in the ordinary course of business (it being understood and agreed that the Hatchbo Lease Agreement and any similar agreement satisfies this “ordinary course of business” requirement) by the Borrower or any of its Restricted Subsidiaries as part of the “Solaris Power Solutions” segment for the provision of power generation, control, distribution solutions and other standard services by the Borrower or any of its Restricted Subsidiaries, which contracts shall (i) contribute, or shall be projected to contribute (as reasonably determined by the Borrower acting in good faith and based on reasonable assumptions), 10% or more of the Borrower’s annual Consolidated EBITDA and (ii) be entered into with non-affiliated third parties that own or operate data centers or other industrial or commercial counterparties.

“Material Contract Consolidated EBITDA Adjustment” means, for any Test Period, with respect to any Material Contract, an amount determined by the Borrower and to be approved by the Administrative Agent in its reasonable discretion as the product of (i) the projected increase in Consolidated EBITDA attributable to such Material Contract that is expected to be realized within 18 months from the last day of such Test Period, and (ii)(A) the total capital expenditures already made as of such date of determination in respect of such Material Contract divided by (B) the total budgeted capital expenditures allocated to such Material Contract (which amount in this clause (ii) shall not be greater than 1.00), which amount shall be calculated on a Pro Forma Basis as though such amount had been realized on the first day of the applicable Test Period for which Consolidated EBITDA is being determined and as if such amount were realized on the first day of the applicable Test Period for the entirety of such Test Period; provided that if such projected increase in Consolidated EBITDA is not actually achieved within such 18 month period, then this adjustment shall be reduced by 25% (but not below 0%) for each 90-day period ended thereafter for which such projected increase in Consolidated EBITDA is not achieved.

“Material Contract Termination Payment” means the net cash proceeds of any termination payment, damages or any similar payment received by the Borrower or any Restricted Subsidiary as a result of the termination, suspension or cancellation, in whole or in part, of a Material Contract (other than at the end of the stated term thereof).

“Material Debt” means any Indebtedness of a Loan Party or Restricted Subsidiary of the type referenced in clause (a) of the definition thereof (other than Indebtedness hereunder) having an aggregate principal amount exceeding the Threshold Amount.

“Material IP Rights” has the meaning specified in Section 6.13(c).

“Material Real Property” means all fee-owned Real Property of the Borrower or its Restricted Subsidiaries with a fair market value in excess of $15,000,000 individually (or $30,000,000 in the aggregate).

“Material Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Borrower that is not an Immaterial Subsidiary (but including, in any case, any Restricted Subsidiary that has been designated as a Material Subsidiary as provided in, or that has been designated as an Immaterial Subsidiary in a manner that does not comply with, the definition of “Immaterial Subsidiary”).

“Maturity Date” means the earlier to occur of (a) the fifth anniversary of the Effective Date (or, in each case, with respect to any Extended Revolving Credit Commitments, the maturity date applicable to Extended Revolving Credit Commitments in accordance with the terms hereof), and (b) if any Indebtedness for borrowed money of any Loan Party or Restricted Subsidiary is then outstanding in an aggregate principal amount greater than $150,000,000, the date that is 91 days prior to the stated maturity date of such Indebtedness; provided, that if any such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Rate” has the meaning specified in Section 3.09.

“Minimum Extension Condition” has the meaning specified in Section 2.15(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means all mortgages, deeds of trust or similar documents, instruments and agreements (including amendments, amendments and restatements and similar documents, instruments and agreements) creating, evidencing, perfecting or otherwise establishing Liens on any Material Real Property to secure payment of the Obligations or any part thereof.

“MUFG” has the meaning specified in the introductory paragraph to this Agreement.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001 (a)(3) of ERISA to which a Loan Party, any Restricted Subsidiary or any ERISA Affiliate makes or is obligated to make contributions or, during the preceding six years, has made or been obligated to make contributions.

“Non-Consenting Lender” has the meaning specified in Section 3.06(d).

“Non-Extending Lender” means any Lender that elects not to participate in an Extension pursuant to Section 2.15.

“Non-Loan Party” means any Restricted Subsidiary of the Borrower that is not a Loan Party.

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit B hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.

“Obligations” means (w) all advances to, and debts, liabilities, obligations, covenants and duties of Parent or any Loan Party or other Subsidiary arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses that accrue after the commencement by or against Parent, any Loan Party or any other Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and expenses are allowed or allowable claims in such proceeding, (x) obligations of any Loan Party or any other Restricted Subsidiary arising under any Secured Hedge Agreement (other than any Excluded Swap Obligations) and (y) Cash Management Obligations. Without limiting the generality of the foregoing, the Obligations of Parent, the Loan Parties under the Loan Documents (and of any of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts, in each case, payable by Parent, any Loan Party or any other Subsidiary under any Loan Document and (b) the obligation of Parent, any Loan Party or any other Subsidiary to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.

“Organization Documents” means (a) with respect to any corporation or company, the certificate or articles of incorporation or amalgamation, the memorandum and articles of association, any other constitutional documents, any certificates of change of name and/or the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, registration, court or documentary Taxes and any other excise, property, intangible, mortgage recording or similar Taxes, which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, excluding, in each case, any such Tax resulting from an Assignment and Assumption or transfer or assignment to or designation of a new Applicable Lending Office or other office for receiving payments under any Loan Document (an “Assignment Tax”) but only if (a) such Assignment Tax is imposed as a result of a present or former connection of the assignor or assignee (or the relevant Applicable Lending Office) with the jurisdiction imposing such Assignment Tax (other than any connection arising solely from any Loan Documents or any transactions contemplated thereby) and (b) such Assignment Tax does not arise as a result of an assignment (or designation of a new Applicable Lending Office) pursuant to a request by a Borrower under Section 3.06(a).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Outstanding Amount” means (a) with respect to the Revolving Credit Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) occurring on such date and (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the L/C Issuers, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent” means Solaris Energy Infrastructure, Inc., a Delaware corporation.

“Parent Convertible Notes” means, collectively, the unsecured Indebtedness of the Parent in the form of the 4.75% Convertible Note due 2030 issued by the Parent pursuant to that First Supplemental Indenture, dated as of May 2, 2025, and the 0.25% Convertible Note due 2031 issued by Parent pursuant to that Second Supplemental Indenture, dated as of October 8, 2025.

“Parent Guaranty” means the provisions contained in Article XI.

“Participant” has the meaning specified in Section 10.07(e).

“Participant Register” has the meaning specified in Section 10.07(e).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to a Plan and set forth in Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party, any Restricted Subsidiary or any ERISA Affiliate or to which any Loan Party, any Restricted Subsidiary or any ERISA Affiliate contributes or has an obligation to contribute, or has made or been obligated to make contributions at any time during the immediately preceding six years.

“Permitted Acquisition” has the meaning specified in Section 7.02(j).

“Permitted Convertible Intercompany Note” means, collectively, the unsecured Indebtedness of the Borrower in the form of the 0.25% Convertible Note due 2031 issued by the Borrower to Parent and the 4.75% Convertible Note due 2030 issued by the Borrower to Parent, in each case, (a) that was initially incurred by the Borrower with the issuance by Parent of the Parent Convertible Notes and (b) so long as such Indebtedness is subject to that certain Permitted Convertible Intercompany Note Subordination Agreement, dated as of the Effective Date.

“Permitted Liens” means any Liens permitted by Section 7.01.

“Permitted Refinancing” means, with respect to any Person, any modification (other than a release of such Person), refinancing, replacement, refunding, renewal or extension of any Indebtedness of such Person; provided, that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon, plus amounts that would otherwise be permitted under Section 7.03 (with such amounts being deemed utilization of the applicable basket or exception under Section 7.03), plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, replacement, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, and as otherwise permitted under Section 7.03, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(f), such modification, refinancing, replacement, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended (provided that the foregoing requirements of this clause (b) shall not apply to any Qualifying Bridge Facility, to customary mandatory prepayments upon asset sales, casualty events, excess cash flow, change of control or other similar event risk provisions in loan facilities or to customary change of control, fundamental change, make-whole fundamental change or other similar event risk provisions), (c) to the extent such Indebtedness being so modified, refinanced, replaced, refunded, renewed or extended is secured by a Lien on the Collateral, (i) the Lien securing such Indebtedness as modified, refinanced, replaced, refunded, renewed or extended shall not be senior in priority to the Lien on the Collateral securing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended and (ii) such Indebtedness as so modified, refinanced, replaced, refunded, renewed or extended shall not be secured by any assets of the Borrower or its Restricted Subsidiaries that does not secure the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, (d) to the extent such Indebtedness being so modified, refinanced, replaced, refunded, renewed or extended is unsecured, such modification, refinancing, replacement, refunding, replacement or extension shall also be unsecured unless secured by Liens that are otherwise permitted under any basket or exception under Section 7.01 (with such amounts constituting utilization of the applicable basket or exception under Section 7.01), and (e) (i) to the extent such Indebtedness being so modified, refinanced, replaced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, replacement, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being so modified, refinanced, replaced, refunded, renewed or extended unless otherwise permitted by any basket or exception under Section 7.03 (with such amounts constituting utilization of the applicable basket or exception under Section 7.03), (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate, redemption premium, conversion rates or other provisions related to any equity provisions of such Indebtedness) of any such modified, refinanced, refunded, replaced, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended (other than in the case of terms (x) not materially less favorable to the Lenders than those terms and conditions hereof or (y) applying to periods after the then Latest Maturity Date or otherwise added for the benefit of the Lenders hereunder); provided, that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five (5) Business

Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iii) such modification, refinancing, replacement, refunding, renewal or extension is incurred by a Person who is the obligor of the Indebtedness being so modified, refinanced, replaced, refunded, renewed or extended, and no additional obligors become liable for such Indebtedness except to the extent permitted by any basket or exception under Section 7.03 (with such amounts constituting utilization of the applicable basket or exception under Section 7.03).

“Permitted Sale Leaseback” means any Sale Leaseback consummated by the Borrower or any of its Restricted Subsidiaries after the Effective Date; provided, that any such Sale Leaseback that is not between (a) a Loan Party and another Loan Party or (b) a Restricted Subsidiary that is not a Loan Party and another Restricted Subsidiary that is not a Loan Party must be, in each case, consummated for fair value as determined at the time of consummation in good faith by the Borrower or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Permitted Tax Distributions” means (i) (x) for any calendar year or portion thereof during which the Borrower is a pass-through entity for U.S. federal income Tax purposes, payments and distributions to the members or partners of the Borrower in an amount not to exceed the product of (a) the highest combined marginal federal and applicable state and local income tax rates for individuals or corporations, if higher, residing in New York, New York (taking into account the character of the taxable income (e.g., long-term capital gain, qualified dividend income, ordinary income, etc.) and the deductibility for individuals (or lack thereof) of state and local income Taxes), multiplied by (b) the total aggregate taxable income of the Borrower and its Subsidiaries during the relevant calendar year or portion thereof, calculated without regard to, any Tax deductions or basis adjustments arising under Code Section 743 attributable to the assets of the Borrower or its Subsidiaries, or (y) without duplication of Permitted Tax Distributions described in clause (x), for any calendar year or portion thereof during which the Borrower is filing an affiliated, combined, consolidated, unitary, or similar Tax return that includes any of its direct or indirect members or partners, the portion of any income taxes (or any consolidated, combined, unitary, affiliated or similar franchise or similar taxes imposed in lieu of such income taxes) due for such taxable period that is attributable to the Borrower; and (ii) cash distributions to any direct or indirect members or partners of the Borrower to the extent necessary for Parent to make payments when due and payable pursuant to the Tax Receivable Agreement. Notwithstanding the foregoing, payments and distributions to the members or partners of the Borrower in respect of the taxable income of Unrestricted Subsidiaries shall not constitute “Permitted Tax Distributions” except to the extent that a like amount therefor is received by the Borrower in cash from such Unrestricted Subsidiaries.

“Permitted Tax Restructuring” means any reorganizations and other activities related to tax planning and tax reorganization (as determined by the Borrower in good faith) entered into on or after the date hereof so long as such Permitted Tax Restructuring does not materially impair the security interests of the Lenders and is otherwise not materially adverse to the Lenders and after giving effect to such Permitted Tax Restructuring, the Borrower and its Restricted Subsidiaries otherwise comply with Section 6.10.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entities.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by any Loan Party or any Restricted Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.01.

“Pledge Agreement” means that certain Parent Pledge Agreement entered into as of the date hereof among the Parent and the Collateral Agent.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition or the conversion of any Unrestricted Subsidiary into a Restricted Subsidiary, the period beginning on the date such Permitted Acquisition or conversion is consummated and ending on the last day of the twenty-four (24) months immediately following the date on which such Permitted Acquisition or conversion is consummated.

“Primary Disqualified Institution” has the meaning specified in the definition of “Disqualified Lenders”.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of the Borrower, (a) the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that is factually supportable and is expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the Securities and Exchange Commission and (b) without duplication of any amounts added back to Consolidated EBITDA pursuant to clause (d) of the definition thereof, additional good faith pro forma adjustments arising out of cost savings initiatives, operating improvements and operating expense reductions (including costs to achieve such cost savings, operating improvements and operating expense reductions) attributable to such transaction and additional costs associated with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Borrower and its Restricted Subsidiaries, in each case being given pro forma effect, that have been realized; provided, that so long as such actions are initiated (or expected to be initiated) during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of the Test Period.

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder or calculation of any covenant (including calculations of Consolidated EBITDA, Consolidated Net Income, the Consolidated Interest Coverage Ratio, the Total Net Leverage Ratio and the Secured Net Leverage Ratio) for an applicable period of measurement, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made, and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement (as of the last date in the case of a balance sheet item) in such test: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transactions, (i) in the case of a Disposition of all or substantially all Equity Interests in any Restricted Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Restricted Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any repayment, prepayment, discharge, conversion or cancellation of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate, which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided, that without limiting the application of the Pro Forma Adjustment pursuant to clause (A) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of “Consolidated EBITDA” and give effect to events (including operating expense reductions) that are (as determined by the Borrower in good faith) (i)(x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and its Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of “Pro Forma Adjustment.”

“Public Lender” has the meaning specified in Section 6.01.

“QFC” has the meaning specified in Section 10.27(b).

“QFC Credit Support” has the meaning specified in Section 10.27 hereof.

“Qualified Equity Interests” means any Equity Interests of the Parent or the Borrower that are not Disqualified Equity Interests.

“Qualifying Bridge Facility” means customary bridge loans, so long as any loans, notes, securities or other Indebtedness for which such bridge loans are exchanged, replaced or converted satisfy (or will satisfy at the time of such exchange, replacement or conversion) any otherwise applicable requirements.

“Qualified ECP Guarantor” means, in respect of any Swap Contract, each of the Borrower and each Guarantor that has total assets exceeding $10,000,000 at the time any guaranty of obligations under such Swap Contract or grant of the relevant security interest becomes effective or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Owners” means (i) William A. Zartler, or any company of which he is the manager, managing member or otherwise controls, including Solaris Energy Capital, LLC, (ii) any wife, lineal descendant, legal guardian or other legal representative or estate of the principal member named in clause (i) above; (iii) any trust of which at least one of the trustees is a person described in clauses (i) or (ii) above, (iv) Yorktown Energy Partners X, L.P. and any affiliated funds or investment vehicles managed by Yorktown Partners LLC, (v) J Turbines, Inc. and any affiliated funds or investment vehicles managed by J Turbines, Inc., (vi) KTR Management Company, LLC and any affiliated funds or investment vehicles managed by KTR Management Company, LLC, (vii) any affiliated funds or investment vehicles managed by any of the persons described in clauses (iv), (v) or (vi) above, and (viii) any general partner, managing member, principal or managing director of any of the persons described in clause (vii) above.

“Real Property” means all right, title and interest (whether as owner or lessee) in any real property or any buildings, structures, parking areas or other improvements thereon.

“Recipient” means the (a) Administrative Agent, (b) the Collateral Agent, (c) any Lender or (d) any L/C Issuer.

“Refinancing” means the termination and repayment in full of all obligations (other than contingent indemnification obligations for which no claim has been made), the termination and release of all guarantees provided by the Loan Parties and their Subsidiaries thereunder, and the termination and release of all Liens on the assets of the Loan Parties and their Subsidiaries securing the obligations thereunder, of (a) that certain Senior Secured Term Loan Agreement, dated as of March 16, 2026 (as amended, supplemented or otherwise modified prior to the Effective Date, the “Existing Credit Agreement”), by and between the Borrower, the other Loan Parties party thereto, Goldman Sachs Bank USA as administrative agent and collateral agent, and the lenders party thereto from time to time, (b) that certain Master Loan Agreement, dated as of September 26, 2024 (as amended, supplemented or otherwise modified prior to the Effective Date), by and between Caterpillar Financial Services Corp. and Project G Buyer, LLC, a Texas limited liability company (as successor-in-interest to Focus Genco LLC, “Project G Buyer”), and (c) that certain Loan and Security Agreement, dated as of March 16, 2026 (as amended, supplemented or otherwise modified prior to the Effective Date), by and between Eldridge Asset Finance LLC, as administrative agent, Stonebriar Commercial Finance LLC, as initial lender and Project G Buyer, as borrower.

“Refinancing Revolving Commitments” means revolving credit commitments that are designated by a Responsible Officer of the Borrower as “Refinancing Revolving Commitments” in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent on or prior to the date of incurrence; provided, that (i) any Refinancing Revolving Commitments shall not be in a principal amount that exceeds the amount of Revolving Credit Commitments so refinanced plus an amount equal to any fees, expenses, commissions, underwriting discounts and premiums payable in connection with such Refinancing Revolving Commitments, (ii) to the extent applicable, an Acceptable Intercreditor Agreement is entered into, (iii) any Refinancing Revolving Commitment does not mature prior to the maturity date of or have scheduled amortization or commitment reductions prior to the maturity date of the Revolving Credit Commitments being refinanced, (iv) such Refinancing Revolving Commitments have the same guarantors as the Revolving Credit Commitments being refinanced unless such guarantors substantially concurrently guarantee the Obligations, (v) such Refinancing Revolving Commitments are secured by the same assets as the Revolving Credit Commitments being refinanced unless such assets substantially concurrently secure the Obligations, (vi) the terms and conditions of such

Refinancing Revolving Commitments (excluding pricing, fees, and optional or mandatory prepayment or redemption terms or covenants or other provisions applicable only to periods after the Maturity Date of the Loans or Commitments being refinanced) shall reflect market terms and conditions at the time of incurrence or issuance (as reasonably determined by the Borrower in good faith), and (vii) if such Refinancing Revolving Commitments contain any financial maintenance covenants, such covenants shall be added for the benefit of the Revolving Credit Lenders.

“Register” has the meaning specified in Section 10.07(d).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection, migration or leaching on, into or through the Environment or into, from or through any building, structure or facility.

“Relevant Rate” means Term SOFR; provided, that if the Relevant Rate shall be less than 0.00% per annum with respect to Revolving Credit Loans, such rate shall be deemed to be 0.00% per annum for purposes of this Agreement.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the otherwise applicable notice period has been waived by regulation or otherwise by the PBGC.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate outstanding amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) and (b) unused Aggregate Commitments; provided, that the unused Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Rescindable Amount” has the meaning specified in Section 9.16.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, or other similar officer or director of a Loan Party and, as to any document delivered on the Effective Date, any secretary or assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the holders of Equity Interests of the Borrower.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Credit Borrowing” means a borrowing consisting of Revolving Credit Loans of the same Type, made, converted or continued on the same date and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation (including pursuant to any Extended Revolving Credit Commitment) to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01 or Section 2.03, as applicable and (b) purchase participations in L/C Obligations in respect of Letters of Credit, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $650,000,000 on the Effective Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Credit Commitment Increase” has the meaning specified in Section 2.14(a).

“Revolving Credit Exposure” means, as to each Revolving Credit Lender at any time, the sum of (a) the outstanding principal amount of all Revolving Credit Loans held by such Revolving Credit Lender (or its Applicable Lending Office) and (b) such Revolving Credit Lender’s Applicable Percentage of the L/C Obligations.

“Revolving Credit Facility” means the Revolving Credit Commitments (including any Revolving Credit Commitment Increase), each Extension of Revolving Credit Commitments, the Refinancing Revolving Commitments and the Credit Extensions made thereunder.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or that holds Revolving Credit Loans at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor acceptable to Administrative Agent.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any of its Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Same Day Funds” means with respect to disbursements and payments in Dollars, immediately available funds.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, including pursuant to the Executive Order No. 13224 of September 23, 2001, the U.S. International Emergency Economic Powers Act (50 U.S.C. §§ 1701 – 1706), and the U.S. Trading with the Enemy Act (50 U.S.C. App. §§4301 et seq.); or (b) the United Nations Security Council, the European Union or any European Union Member State, His Majesty’s Treasury of the United Kingdom, or any other Governmental Authority having jurisdiction over the Borrower and its Subsidiaries.

“Sanctioned Country” means, at any time, a country, region, or territory which is itself the subject or target of any comprehensive or territory-wide Sanctions (at the time of this Agreement, the Crimea, so-called Donetsk People’s Republic, Kherson, so-called Luhansk People’s Republic, and Zaporizhzhia regions of Ukraine, Cuba, Iran, and North Korea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, any European Union Member State, His Majesty’s Treasury of the United Kingdom; or any other relevant Sanctions authority; (b) any Person located, operating, organized or resident in a Sanctioned Country; (c) any Person 50% or greater owned or otherwise controlled by any such Person or Persons described in the foregoing clauses (a) or (b); or (d) any Person otherwise the target or subject of any Sanctions.

“Scheduled Unavailability Date” has the meaning specified in Section 3.02(b)(ii).

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract that is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank.

“Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Net Indebtedness that is secured by a Lien on the property or assets of the Borrower and its Restricted Subsidiaries as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such Test Period.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the L/C Issuers, the Hedge Banks, the Cash Management Banks, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.02.

“Securities Act” means the Securities Act of 1933.

“Security Agreement” means the Guarantee and Collateral Agreement executed by the Loan Parties on the Effective Date substantially in the form of Exhibit D hereto as supplemented by any Security Agreement Supplement executed and delivered pursuant to Section 6.10.

“Security Agreement Supplement” means a supplement to any Security Agreement as contemplated by such Security Agreement.

“Senior Unsecured Notes” means the 6.375% senior notes due 2031 issued by the Borrower on May 12, 2026.

“Services Equipment” means equipment used or contracted for client services and maintained at a location owned or leased by a client of the Borrower or its Restricted Subsidiaries.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“Sold Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the property of such Person (on a going concern basis) is greater than the total amount of debts and liabilities, contingent, subordinated or otherwise, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the liability of such Person on its debts as they become absolute and matured, (iii) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured, and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital; provided, that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Communications” has the meaning specified in Section 10.02(g).

“Specified Equity Contribution” means, at any time, without duplication, (a) the amount of cash proceeds received by the Borrower as a cash capital contribution from one or more holders of the Equity Interests of the Borrower during the Cure Period or (b) the amount of proceeds received from the issuance of Common Stock issued by the Borrower to one or more of the holders of the Equity Interests of the Borrower during the Cure Period (in each case, other than in connection with an issuance by the Borrower of Disqualified Equity Interests), which is made for the purpose of curing a failure to comply with Sections 7.11(a), (b) or (c) that would otherwise occur, pursuant to the exercise of a cure right pursuant to Section 7.11(d).

“Specified Event of Default” means an Event of Default pursuant to Sections 8.01(a), 8.01(f) or 8.01(g) (in the case of Sections 8.01(f) or 8.01(g), solely with respect to the Borrower).

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, return of capital, Restricted Payment, or Incremental Commitments or Extended Revolving Credit Commitments that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”; provided that at the Borrower’s sole election, any such Specified Transaction (other than a Restricted Payment) having an aggregate value of less than $10,000,000 shall not be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”; provided, further, that the combined amount of all Specified Transactions that are not calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect” pursuant to the immediately preceding proviso shall not exceed $20,000,000 in aggregate value for any Test Period.

“Subordinated Debt” means any Indebtedness of any Loan Party that is contractually subordinated to the Obligations (including payment, lien and remedies subordination terms, as applicable).

“Subordinated Debt Documents” means any agreement, indenture or instrument pursuant to which any Subordinated Debt is issued, in each case as amended to the extent permitted under the Loan Documents.

“Subsidiary” of a Person means a corporation, company, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement.” For avoidance of doubt, the Borrower in its sole discretion may cause any Domestic Subsidiary that is not a Subsidiary Guarantor to Guarantee the Obligations by causing such Subsidiary to execute and deliver to the Administrative Agent a Security Agreement Supplement, and any such Subsidiary shall thereafter be a Subsidiary Guarantor and Loan Party hereunder for all purposes; provided, that such Subsidiary shall have complied with the Collateral and Guarantee Requirement prior to or substantially concurrently with becoming a Subsidiary Guarantor, unless separately agreed in writing by the Administrative Agent.

“Successor Borrower” has the meaning specified in Section 7.04(e).

“Successor Rate” has the meaning specified in Section 3.02.

“Supplemental Administrative Agent” has the meaning specified in Section 9.13(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Supported QFCs” has the meaning specified in Section 10.27 hereof.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity swaps or options, equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided, that any instrument described in clause (a) or (b) in respect of any Equity Interest issued by the Borrower or any of its Affiliates, including, for the avoidance of doubt, any phantom stock or similar plan (including any stock-based compensation plan) providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall not constitute a Swap Contract.

“Swap Obligation” means any obligation of any Guarantor to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) above, the amount(s) determined as the mark to market value(s) for such Swap Contracts, as determined by the Hedge Bank (or the Borrower, if no Hedge Bank is party to such Swap Contract) in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by the Hedge Bank (or the Borrower, if no Hedge Bank is party to such Swap Contract).

“Taxes” means all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings (including backup withholding) or similar charges imposed by any Governmental Authorities, including any additions to tax penalties and interest with respect thereto.

“Tax Receivable Agreement” means the Tax Receivable Agreement dated as of May 17, 2017, by and among Parent and the other parties thereto and any similar agreement entered into by Parent after the date hereof.

“Term SOFR” means:

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided, that if the rate is not published prior to 5:00 p.m., New York City time, on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to such day with a term of one month; provided, that if the Term SOFR determined in accordance with either of the foregoing clauses (a) or (b) of this definition would otherwise be less than 0.00%, then Term SOFR shall be deemed 0.00% per annum.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Term SOFR.”

“Term SOFR Replacement Date” has the meaning specified in Section 3.02(b).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Term SOFR Successor Rate” has the meaning specified in Section 3.02(b).

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.01(a) or 6.01(b) (or, prior to the time that such financial statements are required to be delivered, Section 4.01(b)(x)).

“Threshold Amount” means $50,000,000. For purposes of determining the Threshold Amount, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Contract at any time shall be the Swap Termination Value.

“Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Net Indebtedness as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transactions” means, collectively, the initial availability of the Revolving Credit Commitments and the funding of Revolving Credit Loans, if any, on the Effective Date and the payment of the Transaction Expenses.

“Transaction Expenses” means any fees or expenses incurred or paid by the Borrower or any Restricted Subsidiary in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“TTM Consolidated EBITDA” means, as of any date of determination, the Consolidated EBITDA of the Borrower and the Restricted Subsidiaries, determined on a Pro Forma Basis, for the most recently ended Test Period.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Term SOFR Loan.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unaudited Financial Statements” means (i) the unaudited consolidated balance sheet of Parent for the period covered in the most recent Form 10-Q filed by Parent with the SEC prior to the Effective Date; and (ii) the related unaudited consolidated statements of income, cash flows and stockholders’ equity of Parent for the period covered in the most recent Form 10-Q filed by Parent with the SEC prior to the Effective Date.

“Undisclosed Administration” means in relation to a Lender or its parent company the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to the Pension Funding Rules for the applicable plan year.

“Uniform Commercial Code” or “UCC” means (a) the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or (b) the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral. References in this Agreement and the other Loan Documents to specific sections of the Uniform Commercial Code are based on the Uniform Commercial Code as in effect in the State of New York on the date hereof. In the event such Uniform Commercial Code is amended or another Uniform Commercial Code described in clause (b) is applicable, such section reference shall be deemed to be references to the comparable section in such amended or other Uniform Commercial Code.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning specified in Section 3.01(f)(ii)(C).

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (a) the Designated Joint Venture Entities, (b) any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 6.13 subsequent to the Effective Date and (c) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Person” means any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.27 hereof.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 10756 (signed into law October 26, 2001)), as amended or modified from time to time.

“Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Revolving Credit Lenders on such day, and the denominator of which is the aggregate Revolving Credit Commitments in effect on such day.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail- In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)

(i) The words “herein,” “hereto,” “hereof,” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) All references to “in the ordinary course of business” of the Borrower or any Subsidiary thereof means (i) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of the Borrower or such Subsidiary, as applicable, (ii) customary and usual in the industry or industries of the Borrower and its Subsidiaries in the United States or any other jurisdiction in which the Borrower or any Subsidiary does business, as applicable, or (iii) generally consistent with the past or current practice of the Borrower or such Subsidiary, as applicable, or any similarly situated businesses in the United States or any other jurisdiction in which the Borrower or any Subsidiary does business, as applicable.

(f) All references to “knowledge” of any Loan Party or a Restricted Subsidiary means the actual knowledge of a Responsible Officer.

(g) All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

Section 1.03. Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied in a manner consistent with that used in preparing Parent’s prior audited financial statements, except as otherwise specifically prescribed herein.

(b) Notwithstanding anything to the contrary herein, for purposes of calculating compliance with any test contained in this agreement or determining Consolidated EBITDA, the Consolidated Interest Coverage Ratio, the Total Net Leverage Ratio or the Secured Net Leverage Ratio, any Specified Transactions that have occurred during the Test Period, or (except in connection with determining actual compliance (as opposed to compliance on a Pro Forma Basis) with the Consolidated Interest Coverage Ratio and Total Net Leverage Ratio set forth in Section 7.11) subsequent to such Test Period and on or prior to or simultaneously with the date of determination, shall be calculated on a Pro Forma Basis assuming that all such Specified Transactions (and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the Test Period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) shall have made any Specified Transaction that would have required adjustment pursuant to this definition, then the Consolidated Interest Coverage Ratio, Total Net Leverage Ratio and the Secured Net Leverage Ratio shall be calculated giving Pro Forma Effect thereto for such Test Period as if such Specified Transaction had occurred at the beginning of the Test Period.

(c) Where reference is made to “the Borrower and its Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than Restricted Subsidiaries.

Section 1.04. Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law; and (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns.

Section 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

Section 1.08. [Reserved].

Section 1.09. Certain Calculations and Tests.

(a) Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating any applicable ratio or other financial calculation or determining other compliance with this Agreement (including the determination of compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom or accuracy of representations and warranties) in connection with the consummation of a Limited Condition Transaction, the date of determination of such ratio or other financial calculation or other applicable covenant and determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom or accuracy of representations and warranties or other applicable covenant, shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be in the case of an LCT Election, the date that the definitive agreements for such Limited Condition Transaction are entered into (any such date, the “LCT Test Date”), and if, after such ratios and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other Specified Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four consecutive fiscal quarter period being used to calculate such financial ratio ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (x) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of the Borrower) at or prior to the consummation of the relevant Limited Condition Transaction, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related Specified Transactions. If the Borrower has made an LCT Election for any Limited Condition Transaction then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Limited Condition Transaction on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated, or the date that the definitive agreement for, as applicable, such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

(b) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, pro forma compliance with any Consolidated Interest Coverage Ratio test, Total Net Leverage Ratio test and/or Secured Net Leverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that (i) the Fixed Amounts (and any cash proceeds thereof) and/or (ii) any Indebtedness resulting from borrowings under the Revolving Credit Facility which occur concurrently or substantially concurrently with the incurrence of the Incurrence Based Amounts shall in each case be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence.

(c) Notwithstanding anything to the contrary herein, for purposes of the covenants described in Article VII if any Indebtedness, Lien, Investment, Restricted Payment or repayment of Subordinated Debt (or a portion thereof) would be permitted pursuant to one or more provisions described therein, the Borrower may divide and classify such Indebtedness, Liens, Investments, Restricted Payment or repayment of Subordinated Debt (or a portion thereof) in any manner that complies with the covenants set forth in Article VII, and may later divide and reclassify any such Indebtedness, Lien, Investment, Restricted Payment or repayment of Subordinated Debt so long as the Indebtedness, Lien, Investment, Restricted Payment or repayment of Subordinated Debt (as so redivided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such redivision or reclassification; provided, that any such divisions, classifications, redivisions and/or reclassifications shall only be permitted within a specific type of covenant, and not, for the avoidance of doubt, across different types of covenants.

(d) In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of any financial ratio or test subsequent to the end of the applicable Test Period and prior to or substantially concurrently with the event for which the calculation of any such ratio or test is made, then (other than for purposes of determining actual compliance with the Financial Covenants, the definition of “Applicable Rate” and the Commitment Fee payable pursuant to Section 2.09(a)) such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness as if the same had occurred on the last day of the applicable Test Period.

Section 1.10. [Reserved].

Section 1.11. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by any reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

Section 1.12. Divisions. For all purposes under the Loan Documents, in connection with any division under Delaware law (including any Delaware LLC Division or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.13. [Reserved].

Section 1.14. Interest Rates. The Administrative Agent does not warrant, nor accept any responsibility, nor shall the Administrative Agent have any liability with respect to (a) the continuation, administration, submission or calculation of, or any other matter related to, any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment, and whether the composition or characteristics of such rate will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, any preceding rate prior to its discontinuance or unavailability) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01. The Loans.

(a) Subject to the terms and conditions set forth herein, each Lender severally agrees to make (or cause its Applicable Lending Office to make) loans denominated in Dollars (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day, commencing on the Effective Date and until the applicable Maturity Date, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, that after giving effect to any such Revolving Credit Borrowing, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, if any, shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a). Revolving Credit Loans may be Base Rate Loans or Term SOFR Loans.

Section 2.02. Borrowings, Conversions and Continuations of Loans.

(a) Each Revolving Credit Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice, to the Administrative Agent, which shall be given by a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent substantially in the form attached hereto as Exhibit A or any other form that may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), (i) in the case of a Term SOFR Loan, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (ii) in the case of a Base Rate Loan, not later than 11:00 a.m., New York City time, on the Business Day of the proposed Borrowing. Each Borrowing of, conversion to or continuation of Term SOFR Loans in Dollars shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be a minimum of $500,000 (and any amount in excess thereof shall be an integral multiple of $100,000). Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Revolving Credit Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued (it being understood that Borrowings, conversions and continuations shall be made pro rata across all Classes of Commitments but only one Committed Loan Notice shall be required for any concurrent borrowing of Revolving Credit Loans unless the Administrative Agent otherwise requires), (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted,

(v) if applicable, the duration of the Interest Period with respect thereto and (vi) the location and number of the Borrower’s accounts to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(b). If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as, or converted to Term SOFR Loans with an Interest Period of one (1) month. Any such automatic conversion or continuation shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. For the avoidance of doubt, the Borrower and Lenders acknowledge and agree that any conversion or continuation of an existing Loan shall be deemed to be a continuation of that Loan with a converted interest rate methodology and not a new Loan.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the proposed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Lender shall make (or cause its Applicable Lending Office to make) the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is a Credit Extension on the Effective Date, Section 4.01), the Administrative Agent shall, on the borrowing date specified in such Committed Loan Notice, make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied first, to the payment in full of any such L/C Borrowings, and second, to the Borrower as provided above.

(c) [Reserved].

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate. The determination of Term SOFR by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in MUFG’s (or any successor administrative agent’s) prime rate used in determining the Base Rate promptly following the announcement of such change.

(e) Anything in clauses (a) through (d) above to the contrary notwithstanding, after giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than six (6) Interest Periods in effect at any time for all Borrowings of Term SOFR Loans.

(f) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing of Term SOFR Loans, or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 p.m., New York City time, on the date of such Borrowing, that such Lender will not make available to the Administrative Agent such Lender’s Applicable Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such Applicable Percentage available to the Administrative Agent on the date of such Borrowing in accordance with clause (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (a) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (b) in the case of such Lender, the Overnight Rate plus any administrative, processing or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(f) shall be conclusive in the absence of demonstrable error. If the Borrower and such Lender shall both pay all or any portion of the principal amount in respect of such Borrowing or interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such Borrowing or interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(g) If the maturity date shall have occurred in respect of any Class of Revolving Credit Commitments at a time when another Class or Classes of Revolving Credit Commitments is or are in effect with a longer maturity date, then on the earliest occurring maturity date all then-outstanding Revolving Credit Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Revolving Credit Loans as a result of the occurrence of such maturity date); provided, however, that if on the occurrence of such earliest maturity date (after giving effect to any repayments of Revolving Credit Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.03(k)), there shall exist sufficient unutilized Extended Revolving Credit Commitments so that the respective outstanding Revolving Credit Loans could be incurred pursuant to the Extended Revolving Credit Commitments which will remain in effect after the occurrence of such maturity date, then there shall be an automatic adjustment on such date of the participations in such Revolving Credit Loans and same shall be deemed to have been incurred solely pursuant to the relevant Extended Revolving Credit Commitments, and such Revolving Credit Loans shall not be so required to be repaid in full on such earliest maturity date.

(h) With respect to SOFR, Term SOFR or Daily Simple SOFR, the Administrative Agent will have the right to make Conforming Changes in consultation with the Borrower from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided, that with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

Section 2.03. Letters of Credit.

(a) The Letter of Credit Commitments.

(i) Subject to the terms and conditions set forth herein, (1) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (x) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of the Borrower (provided, that any Letter of Credit may be for the benefit of any Restricted Subsidiary of the Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (y) to honor drafts under the Letters of Credit, and (2) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided, that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Revolving Credit Lender shall be obligated to participate in any Letter of Credit if after giving effect to such L/C Credit Extension, (x) the Revolving Credit Exposure of any Revolving Credit Lender would exceed such Revolving Credit Lender’s Revolving Credit Commitment, or (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit; provided, further, that no L/C Issuer shall be obligated to issue, amend or renew any Letter of Credit if (I) the Outstanding Amount of Letters of Credit issued by such L/C Issuer, when aggregated with the Revolving Credit Exposure of such L/C Issuer (other than Revolving Credit Exposure attributable to Letters of Credit issued and made by such L/C Issuer) would exceed the L/C Issuer’s Revolving Credit Commitment or (II) the Outstanding Amount of Letters of Credit issued by such L/C Issuer would exceed its L/C Commitment. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Notwithstanding anything to the contrary contained in this Agreement, no L/C Issuer shall be required to issue commercial or trade Letters of Credit without its consent.

(ii) An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental

Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless (i) the Required Lenders and (ii) the relevant L/C Issuer have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (i) all the Revolving Credit Lenders and (ii) the relevant L/C Issuer have approved such expiry date, except to the extent such Letter of Credit is Cash Collateralized in accordance with Section 2.03(f) or otherwise backstopped pursuant to arrangement reasonably satisfactory to the relevant L/C Issuer;

(D) the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer or one or more policies of the L/C Issuer applicable to letters of credit generally;

(E) the Letter of Credit is to be denominated in a currency other than Dollars, unless otherwise agreed by the L/C Issuer and the Administrative Agent;

(F) such L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency; or

(G) any Lender is at that time a Defaulting Lender, unless after giving effect to the requested issuance the requirements of Section 2.16(e) have been satisfied.

(iii) An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent, along with a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the applicable Borrower, relating to such Letter of Credit) in the form of a Letter of Credit Application, appropriately completed and signed by a

Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 1:00 p.m., New York City time, at least three (3) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount and currency thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the relevant L/C Issuer may reasonably request.

In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the relevant L/C Issuer has received written notice from the Administrative Agent, any Revolving Credit Lender or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not have been satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (and, if requested, on behalf of a Subsidiary) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided, that any such Auto-Renewal Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the applicable

Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date (unless the Borrower has entered into arrangements reasonably satisfactory to the relevant L/C Issuer to Cash Collateralize the Outstanding Amount of such L/C Obligations or backstop such Letter of Credit on the Letter of Credit Expiration Date); provided, that the relevant L/C Issuer shall not permit any such renewal if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone, followed promptly in writing, or in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date from the Administrative Agent or any Revolving Credit Lender, as applicable, or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrower and the Administrative Agent thereof. Upon receipt by the Borrower of notice of any payment by an L/C Issuer under a Letter of Credit, to the extent the Borrower receives such notice by 11:00 a.m., New York City time, the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing in Dollars on such date of notification, or, to the extent the Borrower receives such notice after 11:00 a.m., New York City time, on the immediately succeeding Business Day (each such date, an “Honor Date”), in either case, by 2:00 p.m., New York City time, on the applicable Honor Date. If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments, and subject to the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice); provided that any drawing under a Letter of Credit that is not reimbursed on the date of drawing shall accrue interest from the date of drawing at the rate applicable to Revolving Credit Loans that are Base Rate Loans subject to the provisions set forth below. Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender (including any such Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar denominated payments in an amount equal to its Applicable Percentage of any Unreimbursed Amount in respect of a Letter of Credit not later than 1:00 p.m., New York City time, on the Business Day specified in such notice by the Administrative Agent, whereupon each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii) With respect to any Unreimbursed Amount in respect of a Letter of Credit that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the relevant L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans (but not L/C Advances) pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent demonstrable error.

(vii) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with this Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to each Revolving Credit Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(viii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(d) Obligations Absolute. The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Security Agreement or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit;

(vi) [reserved]; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such L/C Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(e) Role of L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Administrative Agent (in the case of the Collateral Agent) the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment); or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (iii) of this Section 2.03(e); provided, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit (in each case, as determined by the final and non-appealable judgment of a court of competent jurisdiction). In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f) Cash Collateral, (i) If any Event of Default occurs and is continuing and the Administrative Agent or the Required Lenders, as applicable, require the Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.02(c) or (ii) an Event of Default set forth under Section 8.01(f) or (g) occurs and is continuing, then the Borrower shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such Event of Default), and shall do so on (x) in the case of the immediately preceding clause (i), (1) the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 11:00 a.m. New York City time, or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Borrower receives such notice and (y) in the case of the immediately preceding clause (ii), the Business Day on which an Event of Default set forth under Section 8.01(f) or (g) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day, in either case, by 2:00 p.m., New York City time, on such day. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Collateral Agent, for the benefit of the relevant L/C Issuer and the Revolving Credit Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to 103% of the then Outstanding Amount of all L/C Obligations (determined as of the date of such Event of Default) (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, the Collateral Agent and the relevant L/C Issuer (which documents are hereby consented to by the Revolving Credit Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in accounts satisfactory to the Administrative Agent in the name of the Collateral Agent and for the benefit of the Secured Parties and may be invested in readily available Cash Equivalents at its sole discretion. If at any time the Collateral Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Collateral Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent or the Collateral Agent, pay to the Collateral Agent, as additional funds to be deposited and held in the deposit accounts satisfactory to the Administrative Agent as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations plus costs incidental thereto and so long as no other Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower. If such Event of Default is cured or waived and no other Event of Default is then occurring and continuing, the amount of any Cash Collateral and accrued interest thereon shall be refunded to the Borrower.

(g) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the product of (i) the Applicable Rate for Letter of Credit fees and (ii) the daily maximum amount then available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.11. Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(h) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee (a “Fronting Fee”) with respect to each Letter of Credit issued by it equal to 0.15% per annum of the daily maximum amount then available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.11. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(i) Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(j) Addition of an L/C Issuer. A Revolving Credit Lender (or any of its Subsidiaries or affiliates) may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Credit Lender, which such written agreement shall also provide that the commitment of such additional L/C Issuer to issue Letters of Credit shall not exceed at any time the amount set forth in such written agreement. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

(k) Provisions Related to Extended Revolving Credit Commitments. If the maturity date in respect of any Class of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other Classes of Revolving Credit Commitments in respect of which the maturity date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Section 2.03(c)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating Classes up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.03(f). If, for any reason, such Cash Collateral is not provided or the reallocation does not occur, the Revolving Credit Lenders under the maturing Class shall continue to be responsible for their participating interests in the Letters of Credit. Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a maturity date with respect to a given Class of Revolving Credit Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Credit Lenders in any Letter of Credit issued before such maturity date. Commencing with the maturity date of any Class of Revolving Credit Commitments, the sublimit for Letters of Credit shall be agreed with the Lenders under the extended Classes. For the avoidance of doubt, notwithstanding anything contained herein, the commitment of any L/C Issuer to act in its capacity as such cannot be extended beyond the initial stated Maturity Date for the Revolving Credit Commitments (as such Maturity Date is in effect at the Effective Date) or increased without its prior written consent.

(l) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(m) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(n) L/C Issuer Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each L/C Issuer shall, in addition to its notification obligations set forth elsewhere in this Section 2.03, provide the Administrative Agent a Letter of Credit Report, as set forth below:

(i) reasonably prior to the time that such L/C Issuer issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);

(ii) on each Business Day on which such L/C Issuer makes a payment pursuant to a Letter of Credit, the date and amount of such payment;

(iii) on any Business Day on which the Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such L/C Issuer on such day, the date of such failure and the amount of such payment;

(iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer; and

(v) for so long as any Letter of Credit issued by an L/C Issuer is outstanding, such L/C Issuer shall deliver to the Administrative Agent (A) on the last Business Day of each calendar month, (B) at all other times a Letter of Credit Report is required to be delivered pursuant to this Agreement, and (C) on each date that (1) an L/C Credit Extension occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such L/C Issuer.

Section 2.04. [Reserved].

Section 2.05. Prepayments.

(a) Optional Prepayments. (i) The Borrower may, upon notice to the Administrative Agent by the Borrower, at any time or from time to time voluntarily prepay outstanding Loans without premium or penalty; provided, that (1) such notice must be received by the Administrative Agent not later than (A) 1:00 p.m., New York City time, three (3) Business Days prior to any date of prepayment of Term SOFR Loans and (B) 11:00 a.m., New York City time, on the same Business Day as the date of prepayment of Base Rate Loans, (2) any prepayment of Term SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, the entire principal amount thereof then outstanding, and (3) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, the entire principal amount thereof then outstanding.

Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid (it being understood that voluntary prepayments shall be applied on a pro rata basis across all Classes of Loans). The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. Any prepayment of a Term SOFR Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.04. Each prepayment of the Loans pursuant to this Section 2.05(a) shall be applied as directed by the Borrower and shall be paid to the Lenders in accordance with their respective Applicable Percentages. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under this Section 2.05(a) if such prepayment would have resulted from a refinancing of all of the Revolving Credit Facility or consummation of another transaction, which refinancing or other transaction shall not be consummated or shall otherwise be delayed.

(b) Mandatory Prepayments.

(i) If at any time the Revolving Credit Exposure (excluding the face amount of any Letters of Credit that are Cash Collateralized or back-stopped to the reasonable satisfaction of the Administrative Agent) exceeds the Revolving Credit Commitments, the Borrower shall within one (1) Business Day, upon notification of the Administrative Agent, prepay (or Cash Collateralize, in the amount required by Section 2.03(f), in the case of Letters of Credit) the other Loans and Letters of Credit then outstanding in an amount equal to such excess; provided, that nothing in this clause (b)(i) shall reduce the Revolving Credit Commitments.

(ii) Upon the cancellation, termination or suspension of any Material Contract (other than at the end of the stated term thereof), to the extent that the Borrower would not be in compliance with the Financial Covenants for the most recently ended Test Period, calculated on a Pro Forma Basis (as demonstrated pursuant to any certificate required to be delivered pursuant to Section 6.03(e)), then:

(1) if the Loan Parties or any Restricted Subsidiary receive any Material Contract Termination Payment as a result of the cancellation, termination or suspension of the applicable Material Contract, such Material Contract Termination Payment shall be promptly deposited into a Controlled Account and then, within ten (10) Business Days of receipt thereof, applied to prepay the Loans and cash collateralize Letters of Credit in an amount equal to the lesser of (i) 100% of such Material Contract Termination Payment, (ii) the amount required such that the Borrower would be in compliance with the Financial Covenants for the most recently ended Test Period, calculated on a Pro Forma Basis, after the application of such prepayment, and (iii) the then Total Outstandings; and

(2) the amount available to be borrowed under the Revolving Credit Facility (and not, for avoidance of doubt, the Commitments) shall be automatically reduced (on a temporary basis) to the amount that may be borrowed under the Revolving Credit Facility while still maintaining compliance with the Financial Covenants for the most recently ended Test Period, calculated on a Pro Forma Basis (the “Available Amount”), until such time as the Borrower delivers a Compliance

Certificate pursuant to Section 6.02(a) for a succeeding Test Period demonstrating compliance with the Financial Covenants (it being understood and agreed that, to the extent the Total Outstandings at such time exceed the Available Amount, the Borrower shall not be required to make a prepayment to eliminate such excess but may not make any Borrowing in excess of the Available Amount again to the extent that the Total Outstandings are subsequently reduced below the Available Amount as a result of a prepayment of Loans or otherwise).

(c) Interest, Funding Losses, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon (other than prepayments of Base Rate Revolving Credit Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments), together with, in the case of any such prepayment of a Loan other than a Base Rate Loan on a date prior to the last day of the Interest Period, relevant interest payment date or payment period, as applicable, for such Loan, if applicable (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), any amounts owing in respect of such Loan pursuant to Section 3.04.

Section 2.06. Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon written notice to the Administrative Agent, terminate any unused Commitments, or from time to time permanently reduce the unused Commitments; provided, that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments or the Revolving Credit Exposure would exceed the aggregate Revolving Credit Commitments, and (iv) if, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit exceeds the Revolving Credit Commitments, such sublimit shall be automatically reduced by the amount of such excess. The amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit unless otherwise specified by the Borrower. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing in full of the Revolving Credit Facility or consummation of another transaction, which refinancing or other transaction shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Revolving Credit Commitments (other than any Extended Revolving Credit Commitments) shall terminate on the applicable Maturity Date. The Extended Revolving Credit Commitments shall terminate on the respective maturity dates applicable thereto.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused Commitments under this Section 2.06. Upon any reduction of unused portions of the Letter of Credit Sublimit or unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Applicable Percentage of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.06) (it being understood that any Commitment reductions shall be applied on a pro rata basis across all Classes of outstanding Commitments, including with respect to any Refinancing Revolving Commitments, unless the applicable Incremental Lenders providing such Refinancing Revolving Commitments agree to decline such reduction or to a less than pro-rata reduction of their respective Commitments). All Commitment Fees accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination.

Section 2.07. Repayment of Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the applicable Maturity Date the aggregate principal amount of all of its Revolving Credit Loans outstanding on such date.

Section 2.08. Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) The Borrower shall pay interest on past due amounts under this Agreement at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided, that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand to the fullest extent permitted by and subject to applicable Laws, including in relation to any required additional agreements.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09. Fees. In addition to certain fees described in Sections 2.03(g) and (h):

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) equal to the amount provided for in the definition of “Applicable Rate” per annum on the actual daily amount by which the aggregate Revolving Credit Commitments exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans and (B) the Outstanding Amount of L/C Obligations. The Commitment Fee shall accrue at all times from the Effective Date until the Maturity Date then applicable to the Revolving Credit Commitments, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with June 30, 2026, and on the Maturity Date then applicable to the Revolving Credit Commitments. The Commitment Fee shall be calculated quarterly in arrears.

(b) Other Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the applicable Fee Letter in the amounts and at the times so specified therein. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

Section 2.10. Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 days, or 366 days, as applicable, and actual days elapsed. All other computations of fees and interest, including Term SOFR Loans, shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11. Evidence of Indebtedness. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by one or more entries in the Register. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall be conclusive in the absence of demonstrable error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender or its registered assigns, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

Section 2.12. Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff, except for Taxes required to be deducted under applicable Law. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m., New York City time, on the date specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Applicable Lending Office. All payments received by the Administrative Agent after 2:00 p.m., New York City time shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, that if such extension would cause payment of interest on or principal of Term SOFR Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect, it being understood that nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at the interest rate applicable to such Loan. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice from the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent demonstrable error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Applicable Percentage of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13. Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that (x) if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon, (y) the provisions of this Section 2.13 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Obligations to any assignee or participant, and (z) the provisions of this Section 2.13 shall not be construed to apply to any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments of that Class or any amendment to the Applicable Rate (or other pricing term, including any fee, discount or premium) and/or any other amendment in respect of Loans or Commitments of Lenders that have consented to any such amendment. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of demonstrable error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.14. Incremental Commitments.

(a) At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower may, with notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more increases in the Revolving Credit Commitments (a “Revolving Credit Commitment Increase”) and/or the establishment of one or more Refinancing Revolving Commitments (together with any Revolving Credit Commitment Increases, the “Incremental Commitments”). Notwithstanding anything to the contrary herein, the aggregate principal amount of all Revolving Credit Commitment Increases shall not exceed $200,000,000. Each Revolving Credit Commitment Increase shall be in an integral multiple of $1,000,000 and in an aggregate principal amount that is not less than $10,000,000; provided that such amount may be less than the applicable minimum amount if such amount represents all the remaining availability hereunder as set forth above. Each Revolving Credit Commitment Increase shall be on the exact same terms and pursuant to the exact same documentation applicable to the Revolving Credit Commitments.

(b) [Reserved].

(c) Each notice from the Borrower pursuant to this Section 2.14 shall set forth the requested amount (and, in the case of a request for Refinancing Revolving Commitments, terms) of the Incremental Commitments. Any additional bank, financial institution, existing Lender or other Person that elects to provide Incremental Commitments shall be reasonably satisfactory to the Administrative Agent and the Borrower (any such bank, financial institution, existing Lender or other Person being an “Incremental Lender”) and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, the Administrative Agent, such Incremental Lender and each L/C Issuer (solely to the extent the L/C Issuers’ consent would be required under Section 10.07(b) for an assignment of Revolving Credit Commitments) (such consent not to be unreasonably withheld, conditioned or delayed). No

Incremental Facility Amendment shall require the consent of any Person other than the Borrower, the Incremental Lenders with respect to such Incremental Facility Amendment, the Administrative Agent and the L/C Issuers (solely to the extent the L/C Issuers’ consent would be required under Section 10.07(b) for an assignment of Revolving Credit Commitments) (such consent not to be unreasonably withheld, conditioned or delayed). No Lender shall be obligated to provide any Incremental Commitments, unless it so agrees. Any Incremental Commitments shall become Commitments under this Agreement upon the occurrence of the Incremental Facility Closing Date with respect to such Incremental Commitments. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14.

(d) The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Incremental Lenders, be subject to (1) the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that (i) the representations and warranties of each Loan Party set forth in Section 4.02 shall be true and correct in all material respects (although any representations and warranties which expressly relate to a given date or period shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be) with all references to “such date of such Credit Extension” being deemed to refer to the Incremental Facility Closing Date) and (ii) no Default or Event of Default shall exist immediately before, or result immediately after giving effect to, the issuance of the Incremental Commitments, (2) subject in all respects to Section 1.09(a), after giving effect to such Incremental Commitments and the use of proceeds thereof, compliance with the Financial Covenants as in effect on the last day of the most recently ended Test Period on a Pro Forma Basis; provided that, notwithstanding anything to the contrary in this Agreement, for purposes of such calculation, the Commitments under any such Incremental Commitments shall be assumed to be fully drawn, (3) receipt by the Administrative Agent of a certificate signed by a Responsible Officer of each Loan Party (i) certifying and attaching a copy of a resolution of the board of directors or equivalent body of each Loan Party consenting to and approving such Incremental Commitments and (ii) certifying that the conditions in Sections 2.14(d)(1) and 2.14(d)(2) have been satisfied as of the Incremental Facility Closing Date, (4) payment by the Borrower of all fees and other compensation to the Administrative Agent and the applicable Incremental Lenders as may be agreed between the Borrower and the Administrative Agent and the Incremental Lenders, respectively, (5) to the extent reasonably requested by the Administrative Agent or the Incremental Lenders, receipt by the Administrative Agent of a customary legal opinion from counsel to the Borrower reasonably acceptable to the Administrative Agent and the Incremental Lenders, dated the Incremental Facility Closing Date, and (6) receipt by the Administrative Agent of such other instruments and documentation as the Administrative Agent may reasonably request. Upon each Revolving Credit Commitment Increase pursuant to this Section 2.14, each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Incremental Lender, and each such Incremental Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Revolving Credit Lender (including each such Incremental Lender) will equal the percentage of the aggregate Revolving Credit

Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment. Additionally, if any Revolving Credit Loans are outstanding at the time any Incremental Commitments are established with respect to any Revolving Credit Commitment Increase, the Revolving Credit Lenders with a Revolving Credit Commitment immediately after effectiveness of such Revolving Credit Commitment Increase shall purchase and assign at par such amounts of the Revolving Credit Loans of such Class outstanding at such time as the Administrative Agent may require such that each Revolving Credit Lender holds its Applicable Percentage of all Revolving Credit Loans of such Class outstanding immediately after giving effect to all such assignments. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

Section 2.15. Extensions of Revolving Credit Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of any Class of Revolving Credit Commitments, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the Revolving Credit Commitments of the applicable Class) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Revolving Credit Commitments of the applicable Class and otherwise modify the terms of such Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Revolving Credit Commitments (and related outstandings) and which such extensions shall not be subject to any “no default” requirement, pro forma compliance with any leverage ratio or other financial tests or “most favored nations” provisions) (each, an “Extension” and each group of Revolving Credit Commitments as so extended, as well as the original Revolving Credit Commitments not so extended, and any Extended Revolving Credit Commitments (as defined below) shall constitute a separate Class of Revolving Credit Commitments from the Class of Revolving Credit Commitments from which they were converted and it being understood that an Extension may be in the form of an increase in the amount of any other outstanding Class of Revolving Credit Commitments otherwise satisfying the criteria set forth below), so long as the following terms are satisfied: (i) except as to interest rates, fees and final maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Revolving Credit Lender that agrees to an extension with respect to such Revolving Credit Commitment (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Class of Revolving Credit Commitments; provided, that other terms of the Extended Revolving Credit Commitments may differ from the original Class of Revolving Credit Commitments to the extent such differences do not apply until after the final stated maturity of the Revolving Credit Loans that are outstanding on the effective date of the applicable extension; provided, further, that at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than three different maturity dates, (ii) if the aggregate principal amount of the class of Revolving Credit Commitments in respect of which Revolving Credit Lenders of such Class shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Credit Commitments of such Class offered to be extended by the Borrower pursuant to such Extension Offer, then the Revolving Credit Loans of such Class of such Revolving Credit Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Revolving Credit Lenders have accepted such Extension Offer, (iii) all documentation in respect of such Extension shall be consistent with the foregoing, and (iv) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower. No Lender shall be obligated to extend its Revolving Credit Commitments unless it so agrees.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.15, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Revolving Credit Commitments of any or all applicable Classes be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.15 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05, 2.12 and 2.13) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.15.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Revolving Credit Commitments (or a portion thereof) and (B) the consent of each L/C Issuer (which consent shall not be unreasonably withheld, conditioned or delayed); provided that any Lender that elects not to agree to such Extension (such Lender being, a “Non-Extending Lender”) may be replaced by the Borrower pursuant to Section 3.06. All Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new Classes in respect of Revolving Credit Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes, in each case on terms consistent with this Section 2.15.

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least ten (10) days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.15.

Section 2.16. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) the Commitment Fee shall cease to accrue on any of the Revolving Credit Commitments of such Defaulting Lender pursuant to Section 2.09(a);

(b) the Commitments and Outstanding Amount of Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.01); provided that (x) any waiver, amendment or modification of the type described in clause (a), (b) or (c) of the first proviso in Section 10.01 that would apply to the Revolving Credit Commitments or Obligations owing to such Defaulting Lender or (y) any waiver, amendment or modification (other than as described in the foregoing clause (x) requiring the consent of all Lenders or each affected Lender) which affects such Defaulting Lender disproportionally when compared to other affected Lenders, in each case, shall require the consent of such Defaulting Lender with respect to the effectiveness of such waiver, amendment or modification with respect to the Revolving Credit Commitments or Obligations owing to such Defaulting Lender;

(c) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Loan Party as a result of any judgment of a court of competent jurisdiction obtained by any Loan Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is a payment of the principal amount of any Loans, such payment shall be applied solely to pay the relevant Loans of the relevant non-Defaulting Lenders on a pro rata basis prior to being applied in the manner set forth in this clause (c).

(d) if any L/C Obligations exist at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the L/C Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentage but only to the extent that such non-Defaulting Lender’s Revolving Credit Exposure does not exceed its Revolving Credit Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three (3) Business Days following notice by the Administrative Agent Cash Collateralize for the benefit of the L/C Issuer only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.03(f) for so long as such L/C Obligations are outstanding;

(iii) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s L/C Obligations pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.03(h) with respect to such Defaulting Lender’s L/C Obligations during the period such Defaulting Lender’s L/C Obligations are Cash Collateralized;

(iv) if the L/C Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.09(a) and 2.03(h) shall be adjusted in accordance with such non-Defaulting Lender’s Applicable Percentage; and

(v) if all or any portion of such Defaulting Lender’s L/C Obligations is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the L/C Issuer or any other Lender hereunder, all letter of credit fees payable under Section 2.03(h) with respect to such Defaulting Lender’s L/C Obligations shall be payable to the L/C Issuer until and to the extent that such L/C Obligations are reallocated and/or Cash Collateralized; and

(e) so long as such Lender is a Defaulting Lender, the L/C Issuer shall not be required to issue, amend or increase any Letter of Credit, unless it has received assurances satisfactory to it that non-Defaulting Lenders will cover the related exposure and/or cash collateral will be provided by the Borrower in accordance with Section 2.16(d), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.16(d)(i) (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent, the Borrower and the L/C Issuer each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Obligations of the Revolving Credit Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Revolving Credit Loans of the other Revolving Credit Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Credit Loans in accordance with its Applicable Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties and subject to Section 10.24, no change hereunder from Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01. Taxes.

(a) All payments by the Borrower or any Guarantor to or for the account of any Recipient under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes unless required by applicable Law. If any applicable withholding agent shall be required by any Laws to deduct or withhold any Taxes from or in respect of any sum payable under any Loan Document, (i) if such Taxes are Indemnified Taxes, the sum payable by the Borrower or applicable Guarantor shall be increased as necessary so that after all required deductions or withholdings of such Taxes have been made (including any such deductions and withholdings applicable to additional sums payable under this Section 3.01), the applicable Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such applicable withholding agent shall make such deductions or withholdings, (iii) such applicable withholding agent shall pay the full amount deducted or withheld to the relevant Governmental Authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment by such applicable withholding agent, (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), such applicable withholding agent shall furnish to Borrower and such Recipient (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Borrower and the Administrative Agent.

(b) In addition, but without duplication of any amounts payable pursuant to Section 3.01(a) or (c), the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c) Without duplication of any amounts payable pursuant to Section 3.01(a) or Section 3.01(b), the Borrower shall indemnify each Recipient for (i) the full amount of Indemnified Taxes (including any Indemnified Taxes imposed or asserted by any jurisdiction in respect of amounts payable under this Section 3.01) payable by such Recipient and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Such Recipient, as the case may be, will, at the Borrower’s request, provide the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts which shall be conclusive absent manifest error. Payment under this Section 3.01(c) shall be made within ten (10) days after the date such Recipient makes a demand therefor. Notwithstanding anything to the contrary contained in this Section 3.01(c), the Borrower shall not be required to indemnify any Recipient pursuant to this Section 3.01(c) for any incremental interest, penalties or expenses resulting from the failure of such Recipient to notify the Borrower of such possible indemnification claim within 180 days after such Recipient receives written notice from the applicable Governmental Authority of the specific tax assessment giving rise to such indemnification claim.

(d) If any Recipient determines, in its reasonable discretion, that it has received a refund in respect of any Indemnified Taxes as to which indemnification or additional amounts have been paid to it by the Borrower or any Guarantor pursuant to this Section 3.01, it shall promptly remit an amount equal to such refund as soon as practicable after it is determined that such refund pertains to Indemnified Taxes (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or any Guarantor under this Section 3.01 with respect to the Indemnified Taxes giving rise to such refund plus any interest included in such refund by the relevant Governmental Authority attributable thereto) to the Borrower, net of all reasonable out-of-pocket expenses (including any Taxes) of the Recipient, as the case may be and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Recipient, as the case may be, agrees promptly to return an amount equal to such refund (plus any applicable interest, additions to tax or penalties imposed by the relevant Governmental Authority) to such party in the event such party is required to repay such refund to the relevant Governmental Authority. Such Recipient, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Recipient may delete any information therein that such Recipient reasonably deems confidential). Nothing in this paragraph (d) shall interfere with the right of a Recipient to arrange its Tax affairs in whatever manner it thinks fit nor oblige any Recipient to claim any Tax refund or to make available its Tax returns or disclose any information relating to its Tax affairs or any computations in respect thereof or require any Recipient to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled. Notwithstanding anything to the contrary in this paragraph (d), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (d) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(e) Each Lender shall, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender, if requested by the Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions), at Borrower’s expense, to designate another Applicable Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 3.01(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (c).

(f) Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by applicable Law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any documentation specifically referenced below) expired, obsolete or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its ineligibility to do so. Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation (other than such documentation set forth in subsections (i), (ii), and (iii) of this Section 3.01(f)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing:

(i) Each Lender that is a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding;

(ii) Each Lender that is not a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by Law or upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) two duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms) claiming eligibility for benefits of a bilateral income tax treaty,

(B) two duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) or the Code, (x) a certificate, in substantially the form of Exhibit F (any such certificate a “United States Tax Compliance Certificate”), or any other documentation approved by the Borrower and the Administrative Agent, to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (C) a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and that no payments under the Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business, and (y) two duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms),

(D) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two duly completed copies of Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by Internal Revenue Service Form W-8ECI, W-8BEN or W-8BEN-E, as applicable (or any successor forms). United States Tax Compliance Certificate, Internal Revenue Service Form W-9, Internal Revenue Service Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided, that if the Lender is a partnership and not a participating Lender, and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such direct or indirect partners), or

(E) two duly completed copies of any other documentation prescribed by applicable U.S. federal income Tax Laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding Tax on any payments to such Lender under the Loan Documents.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their FATCA obligations, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 3.01(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding any other provision of this Section 3.01(f), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(f).

(g) The Administrative Agent shall provide the Borrower with two duly completed copies of, if it is a United States person (as defined in Section 7701(a)(30) of the Code), Internal Revenue Service Form W-9 certifying that it is exempt from U.S. federal backup withholding, and, if it is not a United States person, (1) Internal Revenue Service Form W-8ECI with respect to payments to be received by it as a beneficial owner and (2) Internal Revenue Service Form W-8IMY (together with required accompanying documentation) evidencing that it is either a “qualified intermediary” within the meaning of Treasury Regulations Section 1.1441-1(e)(5)(ii) or a “U.S. branch” as described in Treasury Regulations Section 1.1441-1(b)(2)(iv)(A), together with its agreement to assume primary withholding responsibility for purposes of Chapters 3 and 4 of the Code and primary Form 1099 reporting and backup withholding responsibility, with respect to payments to be received by it on behalf of the Lenders, with the effect that, in either case, the Borrower will be legally entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of U.S. federal withholding Tax, and shall update such forms periodically upon the reasonable request of the Borrower.

(h) For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 3.01, include any L/C Issuer, and “applicable Law” shall include FATCA.

(i) Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.02. Inability to Determine Rates.

(a) If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.02(b), and the circumstances under Section 3.02(b)(i) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans, shall be suspended in each case to the extent of the affected Term SOFR Loans or Interest Periods, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in Section 3.02(a)(ii), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (1) the Borrower may revoke any pending request for a Borrowing of, or conversion to Term SOFR Loans, or Borrowing of, or continuation of Term SOFR Loans to the extent of the affected Term SOFR Loans or Interest Periods or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (2) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

(b) Replacement of the Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining the Term SOFR because none of the one month, three month or six month Interest Periods of the Term SOFR is available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) CME (or any successor administrator of the Term SOFR Screen Rate) or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR in each case, acting in such capacity has made a public statement identifying a specific date after which one month, three month and six month Interest Periods of the Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of U.S. Dollar denominated syndicated loans, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide any interest period of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of the Term SOFR or Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant Interest Payment Date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Term SOFR Successor Rate”).

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.02(b)(i) or Section 3.02(b)(ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing the Term SOFR or any then current Successor Rate in accordance with this Section 3.02 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the U.S. for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, together with the Term SOFR Successor Rate, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0.00%, the Successor Rate will be deemed to be 0.00% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time in consultation with the Borrower and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

For purposes of this Section 3.02, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders.

Section 3.03. Increased Cost and Reduced Return; Capital Adequacy.

(a) If any Lender determines that as a result of any Change in Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan or issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.03(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes indemnifiable under Section 3.01, (ii) Taxes described in clauses (b) through (e) of the definition of “Excluded Taxes,” or (iii) Connection Income Taxes), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.05), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction; provided that in the case of any Change in Law only applicable as a result of the proviso set forth in the definition thereof, such Lender will only be compensated for such amounts that would have otherwise been imposed under the applicable increased cost provisions and only to the extent the applicable Lender certifies that it is its general policy or practice to impose such charges on other similarly situated borrowers under comparable syndicated credit facilities.

(b) If any Lender determines that as a result of any Change in Law regarding capital adequacy or liquidity requirements or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Applicable Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy or liquidity requirements and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.05), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c) [Reserved].

(d) Subject to Section 3.05(b), failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.03 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e) If any Lender requests compensation under this Section 3.03, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Applicable Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; and provided further that nothing in this Section 3.03(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.03(a), (b), (c) or (d).

Section 3.04. Funding Losses. Promptly following written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (excluding loss of anticipated profits) actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of any Interest Period, relevant interest payment date or payment period, as applicable, for such Loan, if applicable (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

(c) any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.06;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

Section 3.05. Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower (with a copy to the Administrative Agent, as applicable) setting forth the additional amount or amounts to be paid to it hereunder, which shall be conclusive in the absence of demonstrable error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.01, Section 3.02, Section 3.03, or Section 3.04 the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided, that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.03, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Term SOFR Loans from one Interest Period to another, or to convert Base Rate Loans into Term SOFR Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.05(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue any Term SOFR Loan from one Interest Period to another, or to convert Base Rate Loans into Term SOFR Loans shall be suspended pursuant to Section 3.05(b) hereof, such Lender’s Term SOFR Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Term SOFR Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, Section 3.03 or Section 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Term SOFR Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Term SOFR Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Term SOFR Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Term SOFR Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, Section 3.03 or Section 3.04 hereof that gave rise to the conversion of such Lender’s Term SOFR Loans pursuant to this Section 3.05 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Term SOFR Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted to Term SOFR Loans, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Term SOFR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Term SOFR Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective principal amount of Commitments.

Section 3.06. Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 3.01 or Section 3.03 as a result of any condition described in such Sections and Lender has declined or is unable to designate a different lending office in accordance with Section 3.01(e) or any Lender ceases to make Term SOFR Loans as a result of any condition described in Section 3.02 or Section 3.03, (ii) any Lender becomes a Defaulting Lender, (iii) any Lender becomes a Non-Consenting Lender or (iv) any Lender becomes a Non-Extending Lender, then the Borrower may, on prior written notice to the Administrative Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement (or with respect to clause (iii) and clause (iv) above, all of its rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver or amendment) to one or more Eligible Assignees (provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.03 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender or a Non-Extending Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents).

(b) Any Lender being replaced pursuant to Section 3.06(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations, as applicable (provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register) and (ii) deliver Notes, if any, evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitments and outstanding Loans and participations in L/C Obligations, as applicable, (B) all obligations of the Loan Parties owing to the assigning Lender relating to the Loan Documents and participations so assigned shall be paid in full by the assignee Lender or the Loan Parties (as applicable) to such assigning Lender concurrently with such assignment and assumption, any amounts owing to the assigning Lender (other than a Defaulting Lender) under Section 3.04 as a consequence of such assignment and (C) upon such payment and, if so requested by the assignee Lender, the assignor Lender shall deliver to the assignee Lender the appropriate Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c) Notwithstanding anything to the contrary in Sections 3.06(a) or 3.06(b), any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer, or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d) In the event that (i) the Borrower or the Administrative Agent have requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

(e) Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 3.06 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.

Section 3.07. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR or the Term SOFR or any Governmental Authority has imposed material restrictions on the authority of such Lender to engage in reverse repurchase of U.S. Treasury securities transactions of the type included in the determination of SOFR or the Term SOFR, or to determine or charge interest rates based upon SOFR or the Term SOFR then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loan to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loan and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.04.

Section 3.08. Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder and any assignment of rights by or replacement of a Lender.

Section 3.09. Interest Rate Limitations. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or other Obligation owing under this Agreement, together with all fees, charges and other amounts that are treated as interest on such Loan or other Obligation under applicable Laws (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender or other Person holding such Loan or other Obligation in accordance with applicable Laws, the rate of interest payable in respect of such Loan or other Obligation hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan or other Obligation but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender or other Person in respect of other Loans or Obligations or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate for each day to the date of repayment, shall have been received by such Lender or other Person. Any amount collected by such Lender or other Person that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or other Obligation or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Loan or other Obligation exceed the maximum amount collectible at the Maximum Rate.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01. Conditions to Effectiveness. This Agreement shall be effective upon satisfaction of the following conditions precedent (or waiver thereof in accordance with Section 10.01):

(a) after giving effect to the Transactions, (i) the representations and warranties of each Loan Party contained in Article V or any other Loan Document to be executed and delivered on the Effective Date, shall be true and correct in all material respects (or in all respects if any such representation and warranty is already qualified by materiality) on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects if any such representation and warranty is already qualified by materiality) as of such earlier date, and (ii) no Default or Event of Default shall exist;

(b) receipt by the Administrative Agent (for delivery to the Lenders as applicable) of the following:

(i) executed counterparts of this Agreement and each other Loan Document to be executed and delivered on the Effective Date, each properly executed by a Responsible Officer of the signing Loan Party and Parent and in the case of this Agreement, by the Administrative Agent, the Collateral Agent and each Lender;

(ii) copies of the constitutional documents of Parent and each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its organization, where applicable, and certified by a secretary or assistant secretary of Parent and such Loan Party to be true and correct as of the Effective Date and evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization;

(iii) with respect to each Loan Party and Parent, a copy of a resolution of the board of directors or equivalent body of Parent and each Loan Party approving the Loan Documents to which it is a party and the transactions contemplated hereby and thereby;

(iv) specimen signatures for the person(s) authorized in the resolutions referred to in clause (b)(iii) above (to the extent such person will execute any Loan Document); and

(v) a certificate from Parent and each Loan Party (signed by an officer or authorized signatory) certifying that each copy document relating to it specified in clauses (ii) through (iii) above is correct, complete and (to the extent executed) in full force and effect and has not been amended or superseded prior to the date of this Agreement;

(vi) a certificate signed by a Responsible Officer of the Borrower as of the Effective Date certifying that the conditions specified in Section 4.01(a) have been satisfied as of the Effective Date;

(vii) a certificate from the chief financial officer or other financial officer of the Borrower certifying that the Borrower and its Restricted Subsidiaries, on a consolidated basis after giving effect to the Transactions, are Solvent;

(viii) a legal opinion from Gibson, Dunn & Crutcher LLP as counsel to Parent and the Loan Parties addressed to each Secured Party and in form and substance reasonably satisfactory to the Secured Parties;

(ix) evidence that payment of all fees, costs and expenses due and payable by the Loan Parties to the Administrative Agent, the Collateral Agent and the Lead Arrangers pursuant to this Agreement and the Fee Letters (including all fees, charges and disbursements of counsel to the Administrative Agent and counsel to the Collateral Agent that are required to have been reimbursed or paid (directly to such counsel if requested by the Administrative Agent or the Collateral Agent, as applicable)) and required to be paid under any Loan Documents shall have been made (in the case of fees, charges and disbursements of counsel, to the extent invoiced at least one (1) Business Day prior to the Effective Date);

(x) the Historical Financial Statements;

(xi) each document required by the Loan Documents or the Collateral and Guarantee Requirements to be filed, registered or recorded to create in favor of the Collateral Agent (for the benefit of the Secured Parties), a perfected first-priority Lien on the Collateral (subject to Permitted Liens), including:

(1) certificates and instruments representing Pledged Securities (as defined in the Security Agreement) pledged to the Collateral Agent (for the benefit of the Secured Parties) pursuant to the Security Agreement, accompanied by undated stock powers or instruments of transfer executed in blank to the extent applicable,

(2) proper financing statements in form appropriate for filing under the UCC of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(3) copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name Parent and any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that are required by the Perfection Certificate or that the Administrative Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Permitted Liens),

(4) a Perfection Certificate, in substantially the form of Exhibit G, duly executed by each of the Loan Parties,

(5) evidence that all other actions, recordings and filings that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken, and

(6) (A) certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents and (B) endorsements to insurance policies of the Loan Parties naming the Collateral Agent and its successors and assigns as additional insured (in the case of liability insurance) or lender’s loss payee (in the case of property insurance) on behalf of the holders of the Obligations and providing notice of cancellation to the Collateral Agent with respect to any such insurance coverage;

(xii) with respect to any Borrowing to occur on the Effective Date, a Committed Loan Notice from the Borrower in accordance with Section 2.02; and

(xiii) a certificate signed by a Responsible Officer of the Borrower as of the Effective Date certifying that (i) the Refinancing shall have been consummated and (ii) the Borrower has received aggregate gross proceeds of no less than $750,000,000 from an offering of unsecured notes (including unsecured convertible notes) of the Borrower; and

(c) each Agent and each Lender, to the extent reasonably requested by such Agent or such Lender at least ten (10) Business Days prior to the Effective Date, shall have received, at least three (3) Business Days prior to the Effective Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act. To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, receipt by each Agent and each Lender, to the extent reasonably requested by such Agent or such Lender at least ten (10) Business Days prior to the Effective Date, of a Beneficial Ownership Certification with respect to the Borrower at least three (3) Business Days prior to the Effective Date.

Notwithstanding the foregoing, solely with respect to the matters expressly identified on Schedule 6.12, the satisfaction by the Loan Parties of the foregoing conditions shall not be required on the Effective Date but instead shall be required to be completed pursuant to Schedule 6.12.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 4.02. Conditions to Subsequent Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension after the Effective Date (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term SOFR Loans) or of an L/C Issuer to issue, extend, amend or renew any Letter of Credit is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided, that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b) No Default or Event of Default shall exist, or would result from, such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the relevant L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Term SOFR Loans) submitted by the Borrower shall (subject, in the case of a Request for Credit Extension delivered with respect to any Incremental Commitments, to Section 2.14(d)) be deemed to be a representation and warranty that the applicable conditions specified in Sections 4.02(a) and, if applicable, (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agents and the Lenders on the Effective Date and on the date of each Credit Extension (other than a conversion of Loans from one Type to another Type or a continuation of Term SOFR Loans) after the Effective Date:

Section 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is a Person duly incorporated, organized or formed, and validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) (to the extent applicable in the relevant jurisdiction) is duly qualified and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in material compliance with all Laws (including the USA PATRIOT Act and anti-money laundering laws), orders, writs, injunctions and decrees and (e) has all requisite governmental licenses, authorizations, consents and approvals, permits and clearances to operate its business as currently conducted; except in each case referred to in clause (a) (other than with respect to the Borrower), (b)(i), (c), (d) (other than with respect to the USA PATRIOT ACT and anti-money laundering laws) or (e), to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, (a) have been duly authorized by all necessary corporate or other organizational action and (b) do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or require any payment to be made under (A) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, (iii) result in the creation of any Lien (other than under the Loan Documents) or (iv) violate any material Law; except (in the case of clauses (b)(ii) and (b)(iv) above), to the extent that such conflict, breach, contravention, payment or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.03. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the

Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.04. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

Section 5.05. Financial Statements; No Material Adverse Effect.

(a) The Historical Financial Statements fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries, in each case, as of the dates thereof and their results of operations for the period covered thereby, except as otherwise disclosed to the Administrative Agent prior to the Effective Date, and in the case of the Historical Financial Statements, prepared in accordance with GAAP consistently applied throughout the periods covered thereby.

(b) Since December 31, 2025, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.06. Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Restricted Subsidiary or against any of their properties or revenues that either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.07. Ownership of Property; Liens. Each Loan Party and each of its Subsidiaries has good and valid title to, or valid leasehold interests in, or easements or other limited property interests in, all property necessary in the ordinary conduct of its business, free and clear of all Liens except Permitted Liens and, in each case, except where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.08. Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) there are no pending or, to the knowledge of the Borrower, threatened claims, actions, suits, notices of violation, notices of potential responsibility, disputes or proceedings by or involving any Loan Party or any of their Subsidiaries alleging potential liability or responsibility for violation of, or otherwise relating to, any Environmental Law;

(b) (i) there is no friable asbestos or asbestos-containing material on any property currently owned, leased or operated by any Loan Party or any of their Subsidiaries; and (ii) there has been no Release of Hazardous Materials at, on, under or from any location in a manner which would reasonably be expected to give rise to any Environmental Liability of or relating to any Loan Party or any of their Subsidiaries;

(c) neither any Loan Party nor any of their Subsidiaries is undertaking, or has completed, either individually or together with other persons, any investigation or response action relating to any actual or threatened Release of Hazardous Materials at any location, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law;

(d) all Hazardous Materials transported from any property currently or, to the knowledge of the Borrower or its Subsidiaries, formerly owned, leased or operated by any Loan Party or any of their Subsidiaries for off-site disposal have been disposed of in compliance with all Environmental Laws;

(e) none of the Loan Parties nor any of their Subsidiaries is subject to or has contractually or by operation of Law assumed any Environmental Liability; and

(f) the Loan Parties and each of their Subsidiaries and their respective businesses, operations and properties are and have been in compliance with all Environmental Laws.

Section 5.09. Taxes. The Borrower and each Restricted Subsidiary have timely filed all federal, provincial, state, municipal, foreign and other Tax returns and reports required to be filed, and have timely paid all federal, provincial, state, municipal, foreign and other Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, and except for failures to make such filings or payments that would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There are no Tax audits, deficiencies, assessments or other claims with respect to the Borrower or any Restricted Subsidiary that could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.10. Compliance with ERISA.

(a) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal, state or other applicable Laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code is either maintained under a prototype or volume submitter plan and the applicable Loan Party or Restricted Subsidiary is entitled to rely upon a favorable opinion or advisory letter from the IRS, or has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(c) No ERISA Event has occurred or is reasonably expected to occur that, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.11. Subsidiaries; Equity Interests. As of the Effective Date, neither the Borrower nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.11, and all of the outstanding Equity Interests in the Borrower and the Subsidiaries of the Borrower have been validly issued, are fully paid and, in the case of Equity Interests representing corporate interests, nonassessable and, on the Effective Date, all Equity Interests owned directly or indirectly by the Borrower or any other Loan Party are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) those Liens permitted under Section 7.01. As of the Effective Date, Schedule 5.11 (a) sets forth the name and jurisdiction of organization or incorporation of each Subsidiary of any Loan Party, (b) sets forth the ownership interest of each applicable Loan Party in each such Subsidiary, including the percentage of such ownership, and (c) identifies each Person the Equity Interests of which are required to be pledged on the Effective Date pursuant to the Collateral and Guarantee Requirement. Schedule 1.01D sets forth each Subsidiary of the Borrower (noting which are Excluded Subsidiaries) as of the Effective Date.

Section 5.12. Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U or Regulation X of the FRB.

(b) Neither the Borrower nor any Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 5.13. Disclosure. As of the Effective Date, the Loan Parties have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party or Restricted Subsidiary is subject, and all other matters known to any of them that could, in each case, reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party or Restricted Subsidiary to the Administrative Agent, the Collateral Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document, other than projected financial information, forward looking information and information of a general economic or industry specific nature, taken as a whole (after giving effect to all supplements and updates provided thereto) contained, as of the time it was furnished or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), any misstatement of a material fact or omitted, as of such time, to state any material fact necessary in order to make the statements therein taken as a whole not materially misleading, in light of the circumstances under which they were made. With respect to projected financial information, the Loan Parties only represent that such information, taken as a whole, has been prepared in good faith based upon assumptions believed to be reasonable at the time prepared and at the time furnished to the Administrative Agent, the Collateral Agent, or any Lender, it being understood that such projections are subject to significant uncertainties and contingencies, and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such difference may be material, and that no assurance can be given that the projected results will be realized. As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

Section 5.14. Intellectual Property. Each of the Loan Parties and the other Restricted Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, proprietary rights in technology and software, know-how, database rights, design rights and other intellectual property and similar proprietary rights, including registrations and applications for registration thereof, all rights of priority thereto (collectively, “IP Rights”) that are used or held for use in, or otherwise reasonably necessary for the operation of their respective businesses as currently conducted, and, to the knowledge of the Borrower, without infringement, misappropriation or violation of the rights of any Person, except to the extent such failure to own, license, or possess, or such infringement, misappropriation or violation, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any such IP Rights is pending or, to the knowledge of the Borrower, threatened against any Loan Party or Subsidiary, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.15. Solvency. On the Effective Date after giving effect to the Transactions, the Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

Section 5.16. Collateral Documents. The Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties legal, valid and enforceable Liens on and security interests in, the Collateral described therein and to the extent intended to be created thereby, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Laws (which filings or recordings shall be made to the extent required by the Collateral and Guarantee Requirement and any Collateral Document) and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by the Collateral and Guarantee Requirement and any Collateral Document), the Liens created by such Collateral Documents will constitute so far as possible under relevant Law fully perfected first-priority Liens (subject to Permitted Liens) on, and security interests in, all right, title and interest of the Loan Parties in such Collateral to the extent perfection can be obtained by filing financing statements or upon the taking of possession or control, in each case subject to no Liens other than Permitted Liens.

Section 5.17. Use of Proceeds. The proceeds of the Revolving Credit Loans and the L/C Credit Extensions shall be used in a manner consistent with the uses set forth in Section 6.11 to this Agreement.

Section 5.18. Sanctions and Anti-Corruption Laws.

(a) Each of the Borrower and its Subsidiaries, their respective officers and directors and, to the knowledge of the Borrower, their respective employees, agents, and affiliates are in compliance, in all respects, with Sanctions and the Anti-Corruption Laws. No Borrowing or use of proceeds of any Borrowing or drawing under any Letter of Credit will violate Sanctions or result in the violation by any of the parties hereto of Sanctions.

(b) None of (i) the Borrower or any other Loan Party or (ii) any Subsidiary of the Borrower, or any of their respective officers, directors, or, to the knowledge of the Borrower, any employees, agents, or affiliates of the Borrower or any of its Subsidiaries, in each case, is a Sanctioned Person.

(c) No part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, (i) for any improper payments to any governmental official or employee, political party, official of a political party, candidate for political office, or any other party in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Anti-Corruption Laws or any similar laws, rules or regulations issued, administered or enforced by any Governmental Authority, (ii) to fund any activities of, or business with, any Sanctioned Person, or (iii) in any other manner that would result in a violation of Sanctions or Anti-Corruption Laws by any of the parties hereto.

(d) The Borrower and its Subsidiaries have implemented and maintain in effect, or are subject to, policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries, and their respective directors, officers, employees and agents with Anti-Corruption Laws and Sanctions.

Section 5.19. Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

Section 5.20. Covered Entities. No Loan Party is a Covered Entity.

Section 5.21. No Default. No Default or Event of Default has occurred and is continuing.

Section 5.22. Insurance. The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

Section 5.23. Material Contracts. Schedule 5.23 sets forth a list of all Material Contracts as in effect on the Effective Date, true and complete copies of which have been provided to the Administrative Agent.

Section 5.24. Outbound Investment Rules. Neither the Borrower nor any of its subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither the Borrower nor any of its subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction,” as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction,” as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person, or (iii) any other activity that would cause the Administrative Agent to be in violation of the Outbound Investment Rules or cause the Administrative Agent to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE VI

AFFIRMATIVE COVENANTS

From and after the Effective Date and for so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation shall not have been paid in full (other than contingent indemnification obligations not yet due, Secured Hedge Agreements and Cash Management Obligations), or any Letter of Credit shall remain outstanding (other than Letters of Credit that have been Cash Collateralized or back-stopped to the reasonable satisfaction of the applicable L/C Issuer), the Borrower shall, and shall (except in the case of the covenants set forth in Section 6.01, Section 6.02 and Section 6.03) cause each Restricted Subsidiary to:

Section 6.01. Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) with respect to each fiscal year of the Borrower, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity (or deficit) and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing (without a “going concern” or like qualification or exception (other than (x) an emphasis of matter to the extent such statement does not qualify such audit in any respect, (y) with respect to, or resulting from, the regularly scheduled maturity of the Loans hereunder or any other Indebtedness, occurring within one year from the time opinion is delivered or (z) a prospective default under the Financial Covenants or any other financial covenant)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) beginning with the first fiscal quarter ending after the Effective Date, with respect to the first three (3) fiscal quarters of each fiscal year of the Borrower, but in any event, within forty-five (45) days after the end of each such fiscal quarter, its consolidated balance sheet and related statements of operations, stockholders’ equity (or deficit) and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Responsible Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of footnotes; and

(c) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and (b) above (i) the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements and (ii) a customary management discussion and analysis of operating results.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable consolidated financial statements of Parent or (B) Parent’s Form 10-K or 10-Q, as applicable, filed with the SEC (it being understood that, notwithstanding anything to the contrary contained herein, as of the Effective Date, financial statements are prepared at the Parent level and will continue to be so prepared and delivered subject to the following provisos); provided, that with respect to each of clauses (A) and (B) above, (i) such information shall be accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Parent, on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand, and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion an independent registered public accounting firm of nationally recognized standing, which report and opinion, subject to the same exceptions set forth above, shall be prepared in accordance with generally accepted auditing standards; provided, further, that if the consolidated financial information of Parent would materially differ from that of the Borrower and its Subsidiaries if the same were prepared on a standalone basis, the Administrative Agent may (or, upon the direction of the Required Lenders, shall) require that consolidated financial statements be prepared and delivered at the Borrower level in accordance with Sections 6.01(a) and 6.01(b) (and, not for the avoidance of doubt, at the level of Parent), together with any report and opinion or certificate, as applicable, as required by such Section.

The Borrower represents and warrants that Parent and any Subsidiary thereof (including the Borrower), in each case, if any, either (i) has no registered or publicly traded securities outstanding, or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its 144A securities, and, accordingly, the Borrower hereby (i) authorizes the Administrative Agent to make the financial statements to be provided under Sections 6.01(a) and (b) (collectively, “Borrower Materials”), along with the Loan Documents, available on Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”) to certain of the Lenders (each, a “Public Lender”) that may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person’s securities, and (ii) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities. The Administrative Agent shall be under no obligation to post any other material to Public Lenders unless the Borrower has expressly represented and warranted to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Borrower and its Affiliates have no outstanding publicly traded securities, including 144A securities.

Section 6.02. Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender.

(a) no later than five (5) Business Days after the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (i) certifying, in the case of the financial statements delivered under clause (b), as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default or Event of Default then exists and, if such Default and/or Event of Default then exists, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with the Financial Covenants for the most recently ended Test Period and (iv) (A) setting forth as of such date, a true and complete list of all Material Contracts, which shall be in the form of a supplement to Schedule 5.23 and (B) attaching true, correct and complete copies of (1) any Material Contracts entered into since the date of the previous Compliance Certificate and (2) any material amendment, supplement or modification to any existing Material Contract that has not previously been provided or that has been entered into since the date of the previous Compliance Certificate; provided that the Borrower may require that any Material Contract materials provided to the Administrative Agent be redacted to its reasonable satisfaction prior to being provided to the Lenders;

(b) [reserved];

(c) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; provided that such information shall be deemed to have been delivered on the date on which such information has been posted on the Borrower’s website on the Internet at https://www.solaris-energy.com (or any successor page) or at http://www.sec.gov;

(d) promptly upon receipt thereof, copies of all material notices regarding any Material Contract that could reasonably be expected to be materially adverse to the Lenders (and in any event, limited to notices of cancellation, termination, rejection and/or counterparty default);

(e) concurrently with delivery of financial statements under Section 6.01(a), a Budget for the then current fiscal year; provided that, the Administrative Agent and/or the Required Lenders may reasonably request that the Borrower deliver a Budget on a more frequent basis (not to exceed more than one such request per fiscal quarter);

(f) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Material Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request (including, without limitation, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation (to the extent applicable)); provided that the Borrower will not be required to provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower or any of its Subsidiaries or any of their respective customers or suppliers, (ii) in respect of which disclosure to the Administrative Agents or any Lender (or any of their respective representatives) is prohibited by applicable law or (iii) the disclosure of which would waive any attorney-client privilege, or violate any confidentiality obligations owed to any third party by the Borrower or any Subsidiary.

Documents required to be delivered pursuant to Sections 6.01(a), (b) and (c) or Sections 6.02(c) and (d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on EDGAR or the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that upon written request by the Administrative Agent, the Borrower shall deliver electronic copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering electronic copies is given by the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of electronic copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 6.03. Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent for prompt further distribution to each Lender:

(a) of the occurrence of any Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto;

(b) of any litigation or governmental proceeding pending against the Borrower or any of the Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event which would reasonably be expected to have a Material Adverse Effect;

(d) of any variances from the most recently delivered Budget of 30% or more (based on the total capital expenditures made with respect to a Material Contract relative to the budgeted capital expenditures for such Material Contract);

(e) of any cancellation, termination or suspension (other than at the end of the stated term thereof), in whole or in part, of any Material Contract, and in connection with any such notice, the Borrower shall deliver to the Administrative Agent a certificate of a financial officer of the Borrower certifying as to, and attaching reasonably detailed calculations of, the Financial Covenants for the most recently ended Test Period, giving Pro Forma Effect to such cancellation, termination or suspension (it being understood that with respect to any such pro forma calculation of the Financial Covenants, (i) the Commitments shall be assumed to be fully drawn and (ii) notwithstanding anything to the contrary in this Agreement, any Material Contract Termination Payment received by the Loan Parties or any Restricted Subsidiary as a result of such cancelled, terminated or suspended Material Contract may be included for netting purposes in the calculation of Consolidated Net Indebtedness (in addition to amounts otherwise permitted to be netted pursuant to the definition of “Consolidated Net Indebtedness,” but without duplication of amounts netted pursuant to clause (b)(ii) thereof));

(f) of any material schedule delays under any Material Contract (based on the timing for when a Material Contract was projected to generate revenue pursuant to the applicable Budget or in any backup material provided by the Borrower in connection with any Material Contract Consolidated EBITDA Adjustment); and

(g) any other development that results, or could reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.04. Maintenance of Existence. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization or incorporation and (b) take all reasonable action to maintain all rights (including IP Rights), privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in the case of clauses (a) (other than with respect to the Borrower) and (b) (i) to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04.

Section 6.05. Maintenance of Properties. Except if the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material tangible properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

Section 6.06. Maintenance of Insurance.

(a) Maintain with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons. Any such property or general liability insurance (excluding business interruption insurance) maintained in the United States shall name the Collateral Agent as additional insured and loss payee, as applicable.

(b) If any portion of any improved Material Real Property which is subject to a Mortgage is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Laws, then Borrower shall (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Laws, (ii) cooperate with the Administrative Agent and the Lenders to provide information reasonably required by the Administrative Agent and the Lenders to comply with the Flood Laws and (iii) deliver to the Administrative Agent and the Lenders evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent and the Lenders, including, without limitation, evidence of annual renewals of such insurance.

Section 6.07. Compliance with Laws; Material Contracts.

(a) Comply in all respects with the requirements of all Laws and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or property (including, without limitation, Environmental Laws, ERISA, Sanctions and Anti-Corruption Laws), except (other than with respect to Sanctions and Anti-Corruption Laws) if the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Perform its obligations under material agreements (including all Material Contracts) to which it is a party, except, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

This Section 6.07 shall not be interpreted or applied in relation to Borrower, any other Loan Party or any Secured Party to the extent that the obligations under this Section 6.07 would violate or expose such entity or any directors, officer or employee thereof to any liability under any antiboycott or blocking law, regulation or statute that is in force from time to time in the United Kingdom and European Union (and/or any of its member states) that are applicable to such entity (including EU Regulation (EC) 2271/96).

Section 6.08. Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be.

Section 6.09. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties and to discuss its affairs, finances and accounts with its directors, managers, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, that excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.09 and the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year absent the existence of an Event of Default; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.09, none of the Borrower or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 6.10. Covenant to Guarantee Obligations and Give Security. At the Borrower’s expense, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) upon the formation or acquisition of any new direct or indirect Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party, the designation in accordance with Section 6.13 of any existing direct or indirect Subsidiary as a Restricted Subsidiary or any Excluded Subsidiary or Unrestricted Subsidiary ceasing to be an Excluded Subsidiary or Unrestricted Subsidiary, as applicable (including following designation by the Borrower of any Subsidiary as a Subsidiary Guarantor pursuant to the definition of “Subsidiary Guarantors”):

(1) within sixty (60) days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after such formation, acquisition, designation or occurrence:

(A) cause each such Restricted Subsidiary (and any Loan Party that owns Equity Interests of such Restricted Subsidiary) to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) pledges, guarantees, assignments, Security Agreement Supplements and other security agreements and documents or joinders or supplements thereto, as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (to the extent applicable, consistent with the Security Agreement and other Collateral Documents in effect on the Effective Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(B) if applicable, cause each such Restricted Subsidiary (and any Loan Party that owns Equity Interests of such Restricted Subsidiary) to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and (if applicable) instruments evidencing the Indebtedness held by such Restricted Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent; and

(C) take and cause such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary to take whatever action (including the recording of the filing of financing statements, delivering Mortgages and delivery of stock and membership interest certificates) may be necessary and to the extent required by the Collateral and Guarantee Requirement to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens with the priority required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b) upon the acquisition or development by any Loan Party of any Material Real Property, then such Loan Party shall promptly notify the Agents, and shall, within ninety (90) days of such acquisition or development (or such later date as the Administrative Agent may agree in its reasonable discretion), (i) cause such Material Real Property to be subjected to a Mortgage in favor of Collateral Agent, and (ii) take such actions as shall be reasonably necessary or reasonably requested by the Administrative Agent or the Collateral Agent (acting at the direction of the Administrative Agent) to grant and perfect or record such Mortgage, in all cases, in accordance with the Collateral and Guarantee Requirement.

Section 6.11. Use of Proceeds. Use the proceeds of the Revolving Credit Loans or any other Credit Extension to (i) finance working capital, capital expenditures and other lawful general corporate purposes, (ii) pay all or a portion of the Transaction Expenses and (iii) consummate the Refinancing; provided, that in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.

Section 6.12. Further Assurances and Post-Closing Covenants.

(a) Subject to the limitations set forth herein and other Loan Documents, promptly upon reasonable request by the Administrative Agent or the Collateral Agent (acting at the direction of the Administrative Agent) (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document, and (ii) subject to the limitations set forth in the Collateral and Guarantee Requirement, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent (acting at the direction of the Administrative Agent) may reasonably request from time to time in order to grant and continue the validity, perfection, and priority of the security interests created or intended to be created by the Collateral Documents; provided, that for the avoidance of doubt and without limiting anything else contained in this Agreement or any other Collateral Document, no Borrower or other Loan Party shall be required to execute or deliver any instruments or other documents, make any filings or take any other actions in order to create, grant, perfect or record any security interest in any IP Rights.

(b) Within the time periods specified on Schedule 6.12 hereto (as each may be extended by the Administrative Agent in its reasonable discretion), complete such undertakings as are set forth on Schedule 6.12 hereto.

Section 6.13. Designation of Subsidiaries.

(a) Subject to clauses (b) and (c) below, the Borrower may at any time designate any Restricted Subsidiary (other than the Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

(b) The Borrower may not (x) designate any Restricted Subsidiary as an Unrestricted Subsidiary, or (y) designate an Unrestricted Subsidiary as a Restricted Subsidiary, in each case unless no Event of Default shall have occurred or be continuing.

(c) (i) The Borrower may not designate a Restricted Subsidiary as an Unrestricted Subsidiary unless such Restricted Subsidiary does not own, or hold an exclusive license to, any IP Rights, in each case, that are, individually or in the aggregate, material to the business of the Borrower and its Restricted Subsidiaries, taken as a whole (“Material IP Rights”), (ii) the Borrower and its Restricted Subsidiaries shall not be permitted to transfer to any Unrestricted Subsidiary legal or beneficial ownership of, or an exclusive license to, any Material IP Rights, and (iii) no Unrestricted Subsidiary may legally or beneficially own, or hold an exclusive license to any Material IP Rights.

(d) (i) The Borrower may not designate a Restricted Subsidiary as an Unrestricted Subsidiary unless such Restricted Subsidiary is not party to any Material Contract and (ii) the Borrower and its Restricted Subsidiaries shall not be permitted to assign any Material Contract to an Unrestricted Subsidiary.

Section 6.14. Payment of Taxes. The Borrower will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all Taxes imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, may reasonably be expected to become a lien or charge upon any properties of the Borrower or any of the Restricted Subsidiaries not otherwise permitted under this Agreement; provided that neither the Borrower nor any of the Restricted Subsidiaries shall be required to pay any such Tax or claim, which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or the failure to pay which would not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect.

Section 6.15. Nature of Business. The Borrower and its Restricted Subsidiaries will engage only in material lines of business substantially similar to those lines of business conducted by the Borrower and its Restricted Subsidiaries on the Effective Date or any business reasonably related, complementary or ancillary thereto.

Section 6.16. Deposit Accounts and Securities Accounts. The Borrower shall cause each of its and the other Loan Parties’ deposit accounts and each of their respective securities accounts to be subject to a Control Agreement in favor of the Collateral Agent; provided that, no such Control Agreement shall be required for Excluded Accounts.

Section 6.17. ERISA Information. The Borrower shall supply to the Administrative Agent (in sufficient copies for all the Lenders, if the Administrative Agent so requests): (a) if requested by the Administrative Agent, within 30 days of such request, a copy of IRS Form 5500 (including schedules thereto) in respect of a Plan with Unfunded Pension Liabilities, (b) promptly and in any event within 30 days after a Loan Party knows or has reason to know that any ERISA Event has occurred that would reasonably be expected to result in a Material Adverse Effect, a certificate of a financial officer of Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC, the IRS or Department of Labor pertaining to such ERISA Event and any notices received by such Loan Party from the PBGC or any other governmental agency with respect thereto, and (c) promptly, and in any event within 30 days, after becoming aware that there has been (i) a material increase in aggregate Unfunded Pension Liabilities under all Plans (taking into account only Plans with positive Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, in each case which would reasonably be expected to result in a Material Adverse Effect, or (ii) the adoption of, or the commencement of contributions to, any Plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA by a Loan Party or any ERISA Affiliate that would reasonably be expected to result in a Material Adverse Effect.

ARTICLE VII

NEGATIVE COVENANTS

From and after the Effective Date and so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation shall not have been paid in full (other than contingent indemnification obligations not yet due and payable, Cash Management Obligations, Secured Hedge Agreements or any Letter of Credit remaining outstanding (other than Letters of Credit that have been Cash Collateralized or back-stopped to the reasonable satisfaction of the applicable L/C Issuer)), the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to:

Section 7.01. Liens. Create, incur or assume any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (collectively, “Permitted Liens”):

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Effective Date and, other than with respect to Liens on light-duty vehicles, including F-150s, F-250s and F-350s and similar trucks, to the extent individually securing Indebtedness in excess of $250,000 (or securing Indebtedness in excess of $3,000,000 on an aggregate basis), set forth on Schedule 7.01(b);

(c) Liens for Taxes, (i) which are not delinquent for a period of more than thirty (30) days, (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP or (iii) where the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(d) Statutory, common law, or other Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business (other than a Lien imposed under Section 430(k) of the Code or Section 303(k) of ERISA) (i) which secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled (or, if filed, have been discharged or stayed) and no other action has been taken to enforce such Lien, (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP or (iii) the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e) (i) pledges, deposits or Liens arising as a matter of law in the ordinary course of business in connection with workers’ compensation, payroll taxes, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Parent, Borrower or any Restricted Subsidiary;

(f) Liens incurred in the ordinary course of business (including pursuant to customer contracts entered into in the ordinary course of business) to secure (i) letters of credit, bank guarantees, bankers acceptances, warehouse receipts or similar instruments and/or (ii) the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations);

(g) easements, rights-of-way, restrictions, covenants, conditions, encroachments, protrusions and other similar encumbrances and minor title defects affecting Real Property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.03(f); provided that (i) such Liens attach concurrently with or within two hundred and seventy (270) days after the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits, and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(j) leases, licenses, subleases or sublicenses, occupancy or other agreements granting the right to use or occupy real property, and Liens on the property covered thereby, in each case, granted to others in the ordinary course of business which do not (i) materially interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole or (ii) secure any Indebtedness;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank (including those arising under Section 4-210 of the Uniform Commercial Code) on the items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry;

(m) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(j), (n), (t) or (y) to be applied against the purchase price for such Investment, solely to the extent such Investment, as the case may be, would have been permitted on the date of the creation of such Lien and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05;

(n) Liens in favor of a Loan Party on assets of a Restricted Subsidiary;

(o) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.13), in each case after the date hereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03;

(p) any right, interest, Lien, or title of a lessor or sublessor under leases, subleases, or similar agreements, entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(q) Liens, if any, arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(r) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(s) Liens, if any, arising from precautionary Uniform Commercial Code financing statement filings;

(t) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(u) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any Real Property that does not materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary;

(v) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit issued for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(w) the modification, replacement, renewal or extension of any Lien permitted by clauses (b), (i) and (o) of this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03 and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(x) ground leases in respect of Real Property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(y) [reserved];

(z) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(aa) [reserved];

(bb) Liens securing Indebtedness permitted pursuant to Section 7.03(r); provided, that any Lien securing such Indebtedness shall be subject to an Acceptable Intercreditor Agreement providing that such obligations are secured on a junior basis with obligations under the Loan Documents;

(cc) other Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed, at the time of incurrence thereof, the greater of $45,000,000 and 10% TTM Consolidated EBITDA;

(dd) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business to secure the performance of the Borrower’s or a Restricted Subsidiary’s obligations under the terms of the lease for such premises;

(ee) Liens securing Indebtedness permitted pursuant to Section 7.03(v); provided, that such Liens shall only secure the obligations secured on the date of the related Permitted Acquisition or other similar Investment (and any additions and accessions to such property and the proceeds and the products thereof and customary security deposits) and such liens shall not extend to any other property of the Borrower and its Restricted Subsidiaries that is not after-acquired property (or additions and accessions to such property and the proceeds and the products thereof and customary security deposits) of the relevant acquired entities contemplated to be secured by such Indebtedness on the date of assumption thereof (and for the avoidance of doubt, no such after-acquired property shall be property of the Borrower and its Restricted Subsidiaries in existence prior to such date of assumption);

(ff) Liens securing Indebtedness permitted pursuant to Section 7.03(b);

(gg) [reserved];

(hh) [reserved];

(ii) [reserved];

(jj) Liens on the Equity Interests of JV Entities securing financing arrangements for the benefit of the applicable JV Entity that are not otherwise prohibited under this Agreement;

(kk) Liens securing obligations in respect of Swap Contracts permitted by Section 7.02(aa);

(ll) [reserved];

(mm) Liens on cash and Cash Equivalents subject to customary escrow arrangements that are to be used to satisfy or discharge Indebtedness where such satisfaction or discharge of such Indebtedness is not otherwise prohibited by this Agreement;

(nn) (i) non-exclusive licenses and sublicenses of IP Rights granted in the ordinary course of business including amendments (provided such amended licenses and sublicenses remain on a non-exclusive basis and are granted in the ordinary course of business) and extensions thereof, and (ii) exclusive licenses and sublicenses of IP Rights that are not Material IP Rights to the extent that such exclusive licenses or sublicenses would not reasonably be expected to have a Material Adverse Effect; and

(oo) Liens in respect of the cash collateralization of letters of credit.

With respect to any secured Indebtedness that was permitted to be secured at the time of the incurrence of such Indebtedness, the accrual of interest, fees and other obligations in respect thereof, the accretion of accreted value, the amortization of original issue discount and the payment of interest in the form of additional secured Indebtedness shall not be deemed to be an incurrence of a Lien for purposes of this Section 7.01.

Notwithstanding the foregoing or anything to the contrary in this Section 7.01, other than as set forth in Section 7.01(nn) or Section 7.14, in no event shall any Loan Party be permitted to sell, assign, transfer, pledge or grant an exclusive license to any Material IP Right of any Loan Party, whether as Lien, an asset sale, Investment (including any deemed Investment) or otherwise, without the prior written consent of the Required Lenders.

Section 7.02. Investments. Make any Investments, except:

(a) Investments by the Borrower or a Restricted Subsidiary in assets that constituted Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors, managers, partners and employees of the Borrower or the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation, customary fringe benefits and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of the Borrower (or any direct or indirect parent thereof) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding not to exceed, at the time each such Investment is made, the greater of (x) $22,500,000 and (y) 5% of TTM Consolidated EBITDA of the Borrower and its Restricted Subsidiaries;

(c) (i) asset purchases (including purchases of inventory, supplies, and materials) and purchases of and other Investments in IP Rights, and (ii) the non-exclusive licensing of IP Rights pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(d) Investments (i) by any Loan Party in any other Loan Party, (ii) by any Non-Loan Party in any Loan Party, (iii) by any Non-Loan Party in any other Non-Loan Party and (iv) by any Loan Party in any Non-Loan Party, provided, that with respect to this clause (iv), (A) the aggregate amount of such Investments in Non-Loan Parties, pursuant to the foregoing clause (iv), together with the aggregate amount of Permitted Acquisitions of any Non-Loan Parties pursuant to Section 7.02(j) and in JV Entities and Unrestricted Subsidiaries pursuant to Section 7.02(p), shall not exceed an aggregate amount, as valued at cost at the time each such Investment is made, the greater of (x) $45,000,000 and (y) 10% of TTM Consolidated EBITDA of the Borrower and its Restricted Subsidiaries (excluding any Investments received in respect of, or consisting of, (x) the transfer or contribution of Equity Interests in or Indebtedness of any Foreign Subsidiary to any other Foreign Subsidiary, (y) intercompany Investments made and liabilities incurred in the ordinary course of business in connection with cash management, Tax and/or accounting operations of the Borrower or any of its Restricted Subsidiaries and (z) intercompany loans, advances or Indebtedness having a term not exceeding 364 days), and (B) with respect to the foregoing clause (iv), immediately before and immediately after giving Pro Forma Effect to any such Investment, (1) no Default or Event of Default shall have occurred and be continuing, (2) the Borrower shall be in compliance with the Financial Covenants for the most recently ended Test Period, calculated on a Pro Forma Basis, and (3) the Utilization Percentage shall be less than or equal to 75%;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(f) Investments consisting of Liens, Indebtedness, fundamental changes and Restricted Payments (other than, in each case, by reference to this Section 7.02(f)) permitted under Section 7.01, Section 7.03, Section 7.04 and Section 7.06, respectively;

(g) Investments existing on the Effective Date or made pursuant to legally binding written contracts in existence on the Effective Date and, in each case, any modification, replacement, renewal, reinvestment or extension of any such Investments; provided, that such Investments in an aggregate amount in excess of $3,000,000 as of the Effective Date are set forth on Schedule 7.02(g); provided, further, that the amount of any Investment permitted pursuant to this Section 7.02(g) is not increased from the amount of such Investment on the Effective Date except (x) pursuant to the terms of such Investment as of the Effective Date (including in respect of any unused commitment), plus any accrued but unpaid interest and premium payable thereon and fees and expenses associated therewith, or (y) as otherwise permitted by this Section 7.02;

(h) [reserved];

(i) promissory notes and other noncash consideration received in connection with Dispositions;

(j) the purchase or other acquisition of property and/or assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary of the Borrower (including as a result of merger or consolidation) (or, in the case of a purchase of property and/or assets, that such property and/or assets will be owned by Borrower or a Restricted Subsidiary as a result thereof) (each, a “Permitted Acquisition”) and together with any Investments in Restricted Subsidiaries necessary to consummate a transaction otherwise permitted by this clause (j); provided that, taking into consideration Limited Condition Transactions (in which case, compliance with this clause (j) shall be determined in accordance with Section 1.09(a)), (i) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing, (ii) after giving effect to any such purchase or other acquisition, the Borrower shall be in compliance with the covenant in Section 6.15, (iii) to the extent required by the Collateral and Guarantee Requirement, (A) the property, assets and businesses acquired in such purchase or other acquisition shall become Collateral and (B) any such newly created or acquired Restricted Subsidiary (other than an

Excluded Subsidiary) shall become Subsidiary Guarantors, in each case in accordance with Section 6.10, (iv) the Secured Net Leverage Ratio for the most recently ended Test Period, calculated on a Pro Forma Basis, is not greater than 3.25:1.00 at such time, (v) the Total Net Leverage Ratio for the most recently ended Test Period, calculated on a Pro Forma Basis, is not greater than (x) 5.25:1.00 if during a Leverage Increase Period (including as a result of the consummation of such Acquisition) or (y) 5.00:1.00 if a Leverage Increase Period is not otherwise in effect at such time, (vi) the Consolidated Interest Coverage Ratio for the most recently ended Test Period, calculated on a Pro Forma Basis, is no less than 3.25:1.00 at such time, and (vii) the aggregate amount of Permitted Acquisitions of any Non-Loan Parties, together with the aggregate amount of Investments in any Non-Loan Party pursuant to Section 7.02(d)(iv) and in any JV Entity or Unrestricted Subsidiary pursuant to Section 7.02(p), shall not exceed an aggregate amount, as valued at cost at the time such Permitted Acquisition or Investment is made, the greater of (x) $45,000,000 and (y) 10% of TTM Consolidated EBITDA of the Borrower and its Restricted Subsidiaries;

(k) Investments in connection with the Transactions;

(l) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(m) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy, insolvency or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(n) Investments made with (a) proceeds received by or made to the Borrower (or any direct or indirect parent thereof and contributed by such parent to the Borrower) from any capital contributions or issuance of Qualified Equity Interests (or issuance of debt securities by the Borrower or any of its Restricted Subsidiaries that have been converted into or exchanged for Qualified Equity Interests of the Borrower or any direct or indirect parent thereof) and/or (b) the proceeds of any cash dividends and/or other cash distributions received by the Borrower or any Restricted Subsidiary from any JV Entity or Unrestricted Subsidiaries, in each case, following the Effective Date and, in each case, other than any such amounts that have been utilized to make Restricted Payments pursuant to Section 7.06(h) or to make payments pursuant to Section 7.08(c); provided, that immediately before and immediately after giving Pro Forma Effect to any such Investment, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Borrower shall be in compliance with the Financial Covenants for the most recently ended Test Period, calculated on a Pro Forma Basis and (iii) the Utilization Percentage shall be less than or equal to 75%;

(o) advances of payroll payments to employees in the ordinary course of business;

(p) Investments in JV Entities and Unrestricted Subsidiaries that, together with the aggregate amount of Investments in Non-Loan Parties pursuant to Section 7.02(d)(iv) and Permitted Acquisitions of any Non-Loan Parties pursuant to Section 7.02(j), do not exceed an aggregate amount, as valued at cost at the time each such Investment is made, the greater of (x) $45,000,000 and (y) 10% of TTM Consolidated EBITDA of the Borrower and its Restricted Subsidiaries (excluding any Investments received in respect of, or consisting of, (x) the transfer or contribution of Equity Interests in or Indebtedness of any Foreign Subsidiary to any other Foreign Subsidiary, (y) intercompany Investments made and liabilities incurred in the ordinary course of business in connection with cash management, Tax and/or accounting operations of the Borrower or any of its Restricted Subsidiaries and (z) intercompany loans, advances or Indebtedness having a term not exceeding 364 days); provided, that immediately before and immediately after giving Pro Forma Effect to any such Investment pursuant to this Section 7.02(p), (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Borrower shall be in compliance with the Financial Covenants for the most recently ended Test Period, calculated on a Pro Forma Basis; provided, further, that in no event shall any Investments be made by the Borrower or any Restricted Subsidiary in any JV Entity or any Unrestricted Subsidiary after the Effective Date in reliance on any other basket in this Agreement other than Section 7.02(v), Section 7.02(x), or this Section 7.02(p), or in the case of any JV Entity, Section 7.02(g) (in the case of the Designated JV Entities);

(q) Investments held by a Restricted Subsidiary acquired after the Effective Date or of a corporation or company merged into the Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(r) Guarantee Obligations of the Borrower or any Restricted Subsidiary in respect of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(s) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests;

(t) other Investments in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments, not exceeding the greater of (x) $85,000,000 and (y) 20% of TTM Consolidated EBITDA of the Borrower and its Restricted Subsidiaries; provided, that immediately before and immediately after giving Pro Forma Effect to any such Investment, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Borrower shall be in compliance with the Financial Covenants for the most recently ended Test Period, calculated on a Pro Forma Basis;

(u) Investments received in exchange for equitization of loans and advances made by a Loan Party of a Restricted Subsidiary that are otherwise permitted hereunder;

(v) other Investments in aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments, not exceeding $10,000,000;

(w) contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy or insolvency of either the Borrower or any Restricted Subsidiary;

(x) Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”; provided, that such Investments were not incurred in contemplation of such redesignation;

(y) other Investments; provided, that at the time of such Investment, (x) no Default or Event of Default shall have occurred and be continuing, (y) the Total Net Leverage Ratio for the most recently ended Test Period, calculated on a Pro Forma Basis, is not greater than 2.00:1.00 and (z) after giving effect to such Investment, the Utilization Percentage shall be less than or equal to 75%;

(z) loans and advances to any direct or indirect parent of the Borrower in lieu of, and not in excess of the amount of (after giving effect to any other such loans or advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such direct or indirect parent in accordance with Section 7.06; provided that any such loan or advances shall reduce the amount of such applicable Restricted Payment thereafter permitted under Section 7.06 by a corresponding amount (if such applicable provision of Section 7.06 contains a maximum amount);

(aa) Investments in respect of the Borrower’s or its Restricted Subsidiaries entry into (including any payments of premiums in connection therewith), performance of obligations under and the settlement or early unwind (whether according to their terms or otherwise) of any Swap Contract; and

(bb) Investments made in connection with a Permitted Tax Restructuring.

Notwithstanding the foregoing or anything to the contrary in this Section 7.02, other than as set forth in Section 7.02(c) or Section 7.14, in no event shall any Loan Party be permitted to sell, assign, transfer, pledge or grant an exclusive license to any Material IP Right of any Loan Party, whether as an asset sale. Investment (including any deemed Investment) or otherwise, without the prior written consent of the Required Lenders.

Section 7.03. Indebtedness. Create, incur or assume any Indebtedness, except:

(a) (i) Indebtedness of the Borrower and any of its Subsidiaries under the Loan Documents and (ii) the Senior Unsecured Notes in an aggregate principal amount not to exceed $1,300,000,000 and (iii) any Permitted Refinancing thereof (it being understood and agreed that, for purposes of this Section, any Indebtedness that is incurred for the purpose of repurchasing or redeeming any Senior Unsecured Notes (or any Permitted Refinancing in respect thereof) shall, if otherwise meeting the requirements set forth in the definition of the term “Permitted Refinancing,” be deemed to be Permitted Refinancing in respect of the Senior Unsecured Notes (or such Permitted Refinancing), and shall be permitted to be incurred and be in existence, notwithstanding that the proceeds of such Permitted Refinancing shall not be applied to make such repurchase or redemption of the Senior Unsecured Notes (or such Permitted Refinancing) immediately upon the incurrence thereof, if the proceeds of such Permitted Refinancing are applied to make such repurchase or redemption no later than 90 days following the date of the incurrence thereof);

(b) Indebtedness incurred or which may be deemed to exist pursuant to any Guarantees, performance, statutory or similar obligations (including in connection with workers’ compensation) or obligations in respect of letters of credit, surety bonds, bank guarantees or similar instruments related thereto incurred in the ordinary course of business, or pursuant to any appeal obligation, appeal bond or letter of credit in respect of judgments that do not constitute an Event of Default under Section 8.01(h);

(c) Indebtedness existing on the Effective Date and any Permitted Refinancing thereof, including any intercompany indebtedness of the Borrower or any Restricted Subsidiary owing to the Parent (excluding Indebtedness permitted under Section 7.03(h)) or any Subsidiary of Parent that is not a Guarantor outstanding on the Effective Date, in each case, set forth on Schedule 7.03(c) to the extent (other than with respect to Indebtedness incurred to finance light-duty vehicles, including F-150s, F-250s and F-350s and similar trucks) the aggregate principal amount of such Indebtedness outstanding on the Effective Date exceeds $3,000,000;

(d) Guarantee Obligations of the Borrower and its Restricted Subsidiaries in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder; provided, that if the Indebtedness being guaranteed is subordinated to the Obligations, such Guarantee Obligation shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness; provided, further, that none of the Senior Unsecured Notes shall be guaranteed by any Restricted Subsidiary unless such Restricted Subsidiary is or becomes a Subsidiary Guarantor substantially concurrently with such Guarantee of the Senior Unsecured Notes;

(e) Indebtedness of the Borrower or any Restricted Subsidiary owing to the Borrower or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided, that all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be subject to the subordination terms set forth in the Security Agreement;

(f) (i) Attributable Indebtedness (including Indebtedness arising out of Permitted Sale Leasebacks) and other Indebtedness financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets in an aggregate outstanding principal amount not to exceed, at the time such Indebtedness is incurred, the greater of (x) $115,000,000 and (y) 25% of TTM Consolidated EBITDA of the Borrower and its Restricted Subsidiaries and (ii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (i); provided, that, in each case, immediately prior to and immediately after the incurrence of any such Indebtedness, no Default or Event of Default shall have occurred and be continuing;

(g) Indebtedness in respect of letters of credit, bank guaranties and similar instruments incurred or established in the ordinary course of business or consistent with past practice, including pursuant to customer contracts entered into in the ordinary course of business;

(h) (i) Indebtedness under the Permitted Convertible Intercompany Note in an aggregate principal amount not to exceed $902,500,000 and (ii) any Permitted Refinancing thereof;

(i) Indebtedness representing deferred compensation to employees of the Borrower (or any direct or indirect parent of the Borrower) and its Restricted Subsidiaries incurred in the ordinary course of business;

(j) Any Indebtedness to current or former officers, directors, partners, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower (or any direct or indirect parent thereof) permitted by Section 7.06(e);

(k) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in the Transactions, a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(l) Indebtedness consisting of obligations of the Borrower or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder;

(m) Cash Management Obligations and other Indebtedness in respect of netting corporate credit cards, services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case incurred in the ordinary course;

(n) Indebtedness consisting of the financing of insurance premiums; provided, that immediately prior to and immediately after the incurrence of any such Indebtedness, no Default or Event of Default shall have occurred and be continuing;

(o) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(p) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice, including pursuant to customer contracts entered into in the ordinary course of business;

(q) Indebtedness supported by a Letter of Credit in a principal amount not to exceed the face amount of such Letter of Credit;

(r) (i) other unsecured or junior lien Indebtedness of the Borrower or any Restricted Subsidiary in an unlimited amount, so long as at the time such Indebtedness is incurred, (A) with respect to any such Indebtedness that is unsecured, (1) the Total Net Leverage Ratio (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period is not greater than (x) if such Indebtedness is incurred to finance a Material Acquisition, 5.25:1.00 if incurred during a Leverage Increase Period (including as a result of the consummation of such Material Acquisition) or (y) otherwise, 5.00:1.00 and (2) the Consolidated Interest Coverage Ratio (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period is no less than 3.25:1.00 and (B) with respect to any such Indebtedness that is secured by a junior Lien on the assets of the Borrower and its Restricted Subsidiaries, (1) the Secured Net Leverage Ratio (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period is not greater than 3.25:1.00 and (2) the Consolidated Interest Coverage Ratio (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period is no less than 3.25:1.00 (provided, that with respect to all Indebtedness of this clause (r), (v) such Indebtedness shall not mature prior to the date that is 91 days after the Latest Maturity Date or have a Weighted Average Life to Maturity less than the Weighted Average Life to Maturity of any of the Revolving Credit Loans; provided that the foregoing requirements of this clause (v) shall not apply to any Qualifying Bridge Facility incurred in connection with the consummation of a Permitted Acquisition, (w) the covenants in respect of such Indebtedness (excluding, for the avoidance of doubt, pricing and interest rate margins, rate floors, discounts, fees premiums and prepayment premiums and redemption provisions) are not more restrictive to the Loan Parties than those set forth in this Agreement or reflect market terms at the time of incurrence or issuance of such Indebtedness (as reasonably determined by the Borrower in good faith), (x) such Indebtedness that is secured by a Lien on Collateral shall be subject to an Acceptable Intercreditor Agreement, (y) immediately prior to and immediately after the incurrence of such Indebtedness, and after giving pro forma effect to the use of proceeds thereof, no Default or Event of Default shall have occurred and be continuing and (z) no Restricted Subsidiary shall be a borrower or guarantor with respect to such Indebtedness unless such Restricted Subsidiary is a Subsidiary Guarantor which shall have previously or substantially concurrently guaranteed the Obligations; and (ii) any Permitted Refinancing of Indebtedness incurred under the foregoing clause (r)(i)):

(s) additional Indebtedness in an aggregate outstanding principal amount not to exceed $10,000,000;

(t) [reserved];

(u) additional Indebtedness in an aggregate outstanding principal amount not to exceed, at the time such Indebtedness is incurred, $50,000,000; provided that immediately prior to and immediately after the incurrence of any such Indebtedness, no Default or Event of Default shall have occurred and be continuing;

(v) Indebtedness assumed in connection with a Permitted Acquisition or other similar Investment or acquisition of assets not prohibited hereunder and not created in contemplation thereof, so long as, (i) with respect to any such Indebtedness that is unsecured, the Total Net Leverage Ratio (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period, is not greater than (x) if such Indebtedness is assumed in connection with a Material Acquisition, 5.25:1.00 if incurred during a Leverage Increase Period (including as a result of the consummation of such Material Acquisition) or (y) otherwise, 5.00:1.00, (ii) with respect to any such Indebtedness that is secured by Liens on the assets of the Borrower and its Restricted

Subsidiaries, (A) the Secured Net Leverage Ratio (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period is not greater than 3.25:1.00 and (B) any Liens securing such Indebtedness only secure those obligations that existed on the date of such Permitted Acquisition or other Investment or acquisition and such Liens do not extend to any other property of the Borrower and its Restricted Subsidiaries (other than the proceeds or products of the initial Liens and other than after-acquired property subjected to a Lien securing such Indebtedness and other obligations incurred prior to the time of such Investment or acquisition and which Indebtedness and other obligations require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (iii) the Consolidated Interest Coverage Ratio (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period is no less than 3.25:1.00 and (iv) immediately prior to and immediately after the incurrence of any such Indebtedness, no Default or Event of Default shall have occurred and be continuing; and

(w) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (v) above.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (w) above, the Borrower may, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a) of this Section 7.03.

The accrual of interest, the accretion of accreted value, the amortization of original issue discount and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03.

Section 7.04. Fundamental Changes. Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower and its Restricted Subsidiaries, taken as a whole, to or in favor of any Person, except that:

(a) any Restricted Subsidiary may merge, amalgamate or consolidate (i) with the Borrower (provided, that the Borrower shall be the surviving entity), (ii) with any one or more other Subsidiaries (provided, that (x) a Restricted Subsidiary shall be a continuing or surviving person, as applicable, and (y) when any Restricted Subsidiary that is a Loan Party is merging or amalgamating with another Subsidiary, a Loan Party shall be a continuing or surviving Person, as applicable, or the resulting entity shall succeed as a matter of law to all of the Obligations of such Loan Party), and (iii) in order to consummate a Permitted Tax Restructuring;

(b) (i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) (A) any Restricted Subsidiary may liquidate, dissolve or wind up or (B) any Restricted Subsidiary may change its legal form, in each case, if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary that is not a Loan Party in accordance with Section 7.02 and Section 7.03, respectively;

(d) for the avoidance of doubt, Focus Genco Cayman Ltd. may merge into Project G Buyer, LLC, with Project G Buyer, LLC as the surviving entity;

(e) so long as no Event of Default exists or would result therefrom, the Borrower may merge or amalgamate with any other Person (1) in a transaction in which the Borrower is the continuing or surviving entity of such transaction or (2) in a transaction in which such other Person is the surviving or continuing entity of such transaction (such person, the “Successor Borrower”); provided, that in the case of this clause (2), (i) such Successor Borrower is organized under the laws of the United States, any state thereof or the District of Columbia; (ii) such Successor Borrower shall assume the Obligations of the Borrower under the Loan Documents; (iii) each Guarantor shall have confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under the Loan Documents; (iv) each Subsidiary Guarantor shall have by a supplement to the Security Agreement and other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under the Loan Documents; (v) [reserved]; (vi) the Borrower shall have delivered information reasonably requested in writing by any Agent (or any Lender through the Administrative Agent) reasonably required by regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and, to the extent required by 31 C.F.R. § 1010.230, a certification of the Borrower regarding beneficial ownership, and (vii) the Borrower shall have delivered an officer’s certificate certifying the compliance with the foregoing; and

(f) so long as no Event of Default exists or would result therefrom, any Restricted Subsidiary may merge, amalgamate or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied or will comply with the requirements of Section 6.10 within the time periods specified thereby.

Section 7.05. Dispositions. Convey, sell, lease or otherwise Dispose of all or any part of its property (including real property and personal property), except:

(a) the sale or lease of inventory in the ordinary course of business;

(b) the sale, transfer or other Disposition of any tangible personal property that, in the reasonable judgment of the Borrower or its Restricted Subsidiaries, has become uneconomic, obsolete or worn out;

(c) the sale, transfer or other Disposition of property (i) from a Loan Party to any other Loan Party or (ii) from a Non-Loan Party to any other Non-Loan Party;

(d) Dispositions of assets to the extent that (i) such assets are exchanged for credit against the purchase price of similar replacement assets or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement assets;

(e) the Disposition or sale of Cash Equivalents on consideration for cash in the ordinary course of business;

(f) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Borrower or any Restricted Subsidiary;

(g) the making of Restricted Payments permitted by Section 7.06;

(h) (i) the making of Investments permitted under Section 7.02, to the extent any such Investment is deemed to be a Disposition, in each case, other than Equity Interests in a Restricted Subsidiary that is required to be a Subsidiary Guarantor, unless all Equity Interests in such Restricted Subsidiary (other than directors’ qualifying shares) are sold and (ii) sales, transfers, and other Dispositions of the Equity Interests of a Restricted Subsidiary by the Borrower or a Restricted Subsidiary to the extent such sale, transfer or other Disposition would be permissible as an Investment in a Restricted Subsidiary permitted by Section 7.02(d) or Section 7.02(t);

(i) the leasing of real property or personal property in the ordinary course of business to the extent not materially interfering with the business of the Borrower or any Restricted Subsidiary;

(j) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights and other intellectual property rights in the ordinary course of business;

(k) the making of any Permitted Sale Leaseback;

(l) the conversion or exchange of notes receivable constituting Investments permitted under this Agreement into Equity Interests;

(m) the sale or discount, in each case without recourse and in the ordinary course of business, of overdue accounts receivable and similar obligations arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing transaction);

(n) Dispositions of Investments in JV Entities to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(o) any issuance of, or other Disposition of, Equity Interests of any Unrestricted Subsidiary or in any Restricted Subsidiary that owns no assets other than the Equity Interests of an Unrestricted Subsidiary;

(p) the surrender or waiver of contract rights or a settlement, release or surrender of contract, tort or other claims in the ordinary course of business;

(q) abandoning, failing to maintain, allowing to lapse or otherwise Disposing of intellectual property rights that are not material to the conduct of the business of the Borrower and the Restricted Subsidiaries;

(r) the issuance of directors’ qualifying shares and shares issued to foreign nationals or other third parties as required by applicable Law;

(s) Dispositions of equipment in the ordinary course of business not to exceed $700,000 in any transaction or series of related transactions in any 12 month period;

(t) the making of other Dispositions not otherwise permitted by this Section 7.05 having a fair market value, at the time of such Disposition, not to exceed the greater of (x) $65,000,000 and (y) 15% of TTM Consolidated EBITDA in the aggregate for all Dispositions made pursuant to this Section 7.05(t); provided, that immediately before and immediately after giving Pro Forma Effect to any such Disposition, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Borrower shall be in compliance with the Financial Covenants for the most recently ended Test Period, calculated on a Pro Forma Basis; and

(u) the making of other Dispositions not otherwise permitted by this Section 7.05 having a fair market value, at the time of such Disposition, not to exceed $10,000,000 in the aggregate for all Dispositions made pursuant to this Section 7.05(u).

Section 7.06. Restricted Payments. Declare or make any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower and to other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-Wholly Owned Restricted Subsidiary, to the Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) (i) the Borrower may (or may make Restricted Payments to permit any direct or indirect parent thereof to) redeem in whole or in part any of its Equity Interests for another class of its (or such parent’s) Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests are at least as advantageous to the Lenders as those contained in the Equity Interests redeemed thereby, and (ii) the Borrower may declare and make dividend payments or other distributions payable solely in Qualified Equity Interests (to the extent not utilized in connection with any other transactions permitted pursuant to Section 7.02, Section 7.03, Section 7.06 or Section 7.08);

(c) the Borrower may make distributions to Parent to be used to pay operating expenses of Parent to the extent incurred in the ordinary course of business, together with other corporate overhead costs and expenses (including legal, administrative, accounting and similar expenses and franchise Taxes and other fees, Taxes and expenses required to maintain the corporate existence of Parent), which are reasonable and customary, provided that no such distribution may be made in respect of costs and expenses attributable to Unrestricted Subsidiaries except to the extent a like amount therefor has been received by the Loan Parties from Unrestricted Subsidiaries (including by payments under the Management Agreement);

(d) to the extent constituting Restricted Payments, the Borrower and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02, Section 7.04 or Section 7.07;

(e) (i) repurchases of Equity Interests in the ordinary course of business in the Borrower (or any direct or indirect parent thereof) or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants and (ii) payments made or expected to be made by the Borrower or any Restricted Subsidiary in respect of withholding or similar Taxes payable or expected to be payable by any future, present or former employee, director, officer, manager, consultant or independent contractor of the Borrower or any Restricted Subsidiary (or their respective Affiliates, management investment vehicles, estates, descendants, family members, spouses and former spouses and any trusts, limited liability companies, corporations, partnerships or other entities for the benefit of, or controlled by, any of the foregoing) in connection with the exercise of stock options or the grant, vesting or delivery of Equity Interests (including, without limitation, restricted stock units) of the Borrower (or any direct or indirect parent company of the Borrower);

(f) the Borrower may make Restricted Payments in the form of Permitted Tax Distributions;

(g) the Borrower or any Restricted Subsidiary may make any Restricted Payment within 60 days of the date of declaration or public announcement thereof, if at the time of such declaration or public announcement such payment would have complied with the provision of this Agreement (it being understood and agreed that such Restricted Payment under this clause (g) shall be deemed to have utilized capacity under such other provision of this Agreement);

(h) the Borrower or any Restricted Subsidiary may make Restricted Payments with (x) proceeds received by or made to the Borrower (or any direct or indirect parent thereof and contributed by such parent to the Borrower) from any capital contributions or issuance of Qualified Equity Interests (or issuance of debt securities by the Borrower or any of its Restricted Subsidiaries that have been converted into or exchanged for Qualified Equity Interests of the Borrower or any direct or indirect parent thereof) and/or (y) the proceeds of any cash dividends and/or other cash distributions received by the Borrower or any Restricted Subsidiary from any JV Entity or Unrestricted Subsidiary, in each case, following the Effective Date and, in each case, other than any such amounts that have been utilized to make Investments pursuant to Section 7.02(n) or to make prepayments pursuant to Section 7.08(c);

(i) so long as, at the time of the declaration thereof, no Default or Event of Default shall have occurred and be continuing, during each fiscal quarter of the Borrower, the Borrower may pay dividends to the holders of its “Class A” and “Class B” Equity Interests up to an amount equal to $0.12 per share of such “Class A” and “Class B” Equity Interests or such lesser amount consistent with Parent’s publicly announced dividend policy;

(j) the Borrower or any Restricted Subsidiary may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof, or any Permitted Acquisition and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and, subject to Section 7.08, may make payments on convertible Indebtedness in accordance with its terms;

(k) the Borrower or any Restricted Subsidiary may make additional Restricted Payments in an amount not to exceed, at the time of such Restricted Payment, the greater of (x) $90,000,000 and (y) 20% of TTM Consolidated EBITDA of the Borrower and its Restricted Subsidiaries (reduced by the amount of any prepayments of Indebtedness pursuant to Section 7.08(b)) so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Borrower shall be in compliance with the Financial Covenants for the most recently ended Test Period, calculated on a Pro Forma Basis;

(l) the Borrower or any Restricted Subsidiary may make additional Restricted Payments in an amount not to exceed $10,000,000 in the aggregate for all Restricted Payments made pursuant to this Section 7.06(l);

(m) the Borrower may make Restricted Payments from Available Cash; provided, that after giving Pro Forma Effect to any such Restricted Payment, (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the Secured Net Leverage Ratio for the most recently ended Test Period, calculated on a Pro Forma Basis, is not greater than 3.25:1.00 at such time, (iii) the Total Net Leverage Ratio for the most recently ended Test Period, calculated on a Pro Forma Basis, is not greater than 5.00:1.00 and (iv) the Consolidated Interest Coverage Ratio for the most recently ended Test Period, calculated on a Pro Forma Basis, is no less than 3.25:1.00 at such time; and

(n) Borrower may make Restricted Payments to the Parent to the extent (i) payable or settleable in Qualified Equity Interests of the Borrower and made in full or partial satisfaction of Indebtedness incurred under Section 7.03(h) or (ii) necessary to cash settle fractional Equity Interests of Parent or Borrower in connection with satisfaction of Indebtedness incurred pursuant to Section 7.03(h); and

Section 7.07. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower with a fair market value in excess of the greater of (x) $12,500,000 and (y) 2.5% of TTM Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for any individual transaction, whether or not in the ordinary course of business, other than:

(a) transactions between or among (i) the Borrower or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction and (ii) Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b) transactions on terms not less favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c) (i) the Transactions and (ii) the payment of fees and expenses related to the Transactions;

(d) [reserved];

(e) the issuance of Qualified Equity Interests to any Person;

(f) equity issuances, repurchases, redemptions, retirements or other acquisitions or retirements of Equity Interests by the Borrower or any Restricted Subsidiary permitted under Section 7.06;

(g) loans and other transactions by and among the Borrower and/or one or more Subsidiaries to the extent permitted under this Article VII;

(h) employment and severance arrangements between the Borrower or any of its Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock-based compensation plans and employee benefit plans and arrangements;

(i) [reserved];

(j) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Borrower and its Restricted Subsidiaries or any direct or indirect parent of the Borrower in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(k) transactions pursuant to agreements in existence on the Effective Date and set forth on Schedule 7.07, or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(l) dividends and other Restricted Payments permitted under Section 7.06;

(m) transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”; provided, that such transactions were not entered into in contemplation of such redesignation; and

(n) transactions in connection with Permitted Tax Restructurings.

Section 7.08. Payments of Certain Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy, in each case, directly or indirectly, prior to the scheduled maturity thereof in any manner, any Material Debt that is unsecured or secured by a Lien that is junior to the Indebtedness incurred hereunder (including the Senior Unsecured Notes) or that constitutes Subordinated Debt (including, for the avoidance of doubt, the Permitted Convertible Intercompany Note), except for:

(a) payments of or in respect of any such Indebtedness from Available Cash if, after giving effect thereto on a Pro Forma Basis, (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the Secured Net Leverage Ratio for the most recently ended Test Period, calculated on a Pro Forma Basis, is not greater than 3.25:1.00 at such time, (iii) the Total Net Leverage Ratio for the most recently ended Test Period, calculated on a Pro Forma Basis, is not greater than 5.00:1.00 and (iv) the Consolidated Interest Coverage Ratio for the most recently ended Test Period, calculated on a Pro Forma Basis, is no less than 3.25:1.00 at such time;

(b) the Borrower or any Restricted Subsidiary may make payments of or in respect of any such Indebtedness in an amount not to exceed, at the time of such payment, the greater of (x) $90,000,000 and (y) 20% of TTM Consolidated EBITDA of the Borrower and its Restricted Subsidiaries (reduced by the amount of any Restricted Payments made pursuant to Section 7.06(k)) so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Borrower shall be in compliance with the Financial Covenants for the most recently ended Test Period, calculated on a Pro Forma Basis;

(c) payments made with (a) proceeds received by or made to the Borrower (or any direct or indirect parent thereof and contributed by such parent to the Borrower) from any capital contributions or issuance of Qualified Equity Interests (or issuance of debt securities by the Borrower or any of its Restricted Subsidiaries that have been converted into or exchanged for Qualified Equity Interests of the Borrower or any direct or indirect parent thereof) and/or (b) the proceeds of any cash dividends and/or other cash distributions received by the Borrower or any Restricted Subsidiary from any JV Entity or Unrestricted Subsidiaries, in each case, following the Effective Date and, in each case, other than any such amounts that have been utilized to make Investments pursuant to Section 7.02(n) or to make Restricted Payments pursuant to Section 7.06(h);

(d) regularly scheduled interest and principal payments as and when due in respect of any such Indebtedness, other than payments in respect of any Subordinated Debt (including, for the avoidance of doubt, the Permitted Convertible Intercompany Note) prohibited by the Subordinated Debt Documents applicable thereto;

(e) payments of Indebtedness owing by a Loan Party to another Loan Party;

(f) the conversion of any such Indebtedness to, or the exchange of any such Indebtedness for, Equity Interests (other than Disqualified Equity Interests) of the Borrower or any direct or indirect parent thereof; and

(g) any Permitted Refinancing incurred to refinance such Indebtedness, to the extent permitted under Section 7.03.

Section 7.09. Fiscal Year. Change its fiscal year.

Section 7.10. Subsidiary Distributions. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests; provided that the foregoing shall not apply to:

(a) restrictions and conditions imposed by (A) any Laws or (B) any Loan Document;

(b) restrictions and conditions existing on the Effective Date or any extension, renewal, amendment, modification or replacement thereof, except to the extent any such extension, renewal, amendment, modification or replacement expands the scope of any such restriction or condition;

(c) customary restrictions and conditions arising in connection with any Disposition or contained in any asset purchase agreement, stock purchase agreement, merger agreement or similar acquisition agreement to which Borrower or any Restricted Subsidiary is a party pending consummation of the transaction contemplated thereby;

(d) customary provisions in leases, licenses and other contracts restricting the assignment thereof;

(e) restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing such Indebtedness;

(f) any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition), provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any other Restricted Subsidiary;

(g) any restrictions or conditions in any Indebtedness permitted pursuant to Section 7.03 or by the definition of “Refinancing Revolving Commitments” hereof to the extent such restrictions or conditions are no more restrictive than the restrictions and conditions in the Loan Documents, taken as a whole, or, in the case of Subordinated Debt, are market terms at the time of issuance (as determined in good faith by the Borrower);

(h) any restrictions on cash or other deposits imposed by agreements entered into in the ordinary course of business;

(i) customary provisions in shareholders’ agreements, joint venture agreements, Organization Documents or similar binding agreements relating to any JV Entity or non-Wholly Owned Restricted Subsidiary and other similar agreements applicable to JV Entities and non-Wholly Owned Restricted Subsidiaries permitted under Section 7.02 and applicable solely to such JV Entity or non-Wholly Owned Restricted Subsidiary and the Equity Interests issued thereby;

(j) customary restrictions in leases, subleases, licenses or asset sale agreements and other similar contracts otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto;

(k) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(l) customary net worth provisions contained in Real Property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations; and

(m) restrictions imposed by any agreement governing Indebtedness entered into on or after the Effective Date and permitted under Section 7.03 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type, so long as the Borrower shall have determined in good faith that such restrictions will not adversely affect in any material respect its obligation or ability to make any payments required hereunder.

Section 7.11. Financial Covenants.

(a) Maximum Total Net Leverage Ratio. Permit the Total Net Leverage Ratio as of the end of any Test Period, commencing with the Test Period ending on September 30, 2026, to be greater than 5.25:1.00; provided, that upon the consummation of a Material Acquisition, for each of the four fiscal quarters of the Borrower immediately following the consummation of such Material Acquisition (including the fiscal quarter of the Borrower in which such Material Acquisition was consummated), the ratio set forth above shall be increased by 0.25:1.00 (such period, the “Leverage Increase Period”); provided, further, that for at least two consecutive fiscal quarters of the Borrower immediately following each Leverage Increase Period, the Total Net Leverage Ratio as of the end of such fiscal quarters shall not be greater than 5.25:1.00 prior to giving effect to another Leverage Increase Period.

(b) Maximum Secured Net Leverage Ratio. Permit the Secured Net Leverage Ratio as of the end of any Test Period, commencing with the Test Period ending on September 30, 2026, to be greater than 3.50:1.00.

(c) Minimum Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the last day of any Test Period, commencing with the Test Period ending on September 30, 2026, to be less than 3.00:1.00 (the covenants set forth in clauses (a), (b) and (c) of this Section 7.11 being, the “Financial Covenants”).

(d) Right to Cure. In the event the Borrower fails to comply with the requirements of Sections 7.11(a), (b) or (c), beginning on the first date after the last day of the fiscal quarter for which the Financial Covenants are being tested, until the expiration of the tenth (10th) Business Day subsequent to the date the Compliance Certificate for calculating the Financial Covenants is required to be delivered pursuant to Section 6.02(a) (the “Cure Period”), the Borrower shall be permitted to cure such failure to comply by requesting that the Total Net Leverage Ratio, the Secured Net Leverage Ratio and/or the Consolidated Interest Coverage Ratio be recalculated by increasing Consolidated EBITDA, after giving effect to any annualization thereof, as of such last day of such fiscal quarter by an amount up to the proceeds received by the Borrower from a Specified Equity Contribution during a Cure Period (such amount, a “Cure Amount”); provided that (i) the Borrower delivers written notice to the Administrative Agent on or prior to the date such Specified Equity Contribution is actually received by the Borrower that it has elected to cure the failure to comply and clearly setting forth such Specified Equity Contribution in the computation of the Financial Covenants in a Compliance Certificate; (ii) the amount of the Cure Amount added to Consolidated EBITDA shall not be greater than the amount required to cause the Borrower to be in compliance with Sections 7.11(a), (b) or (c); (iii) any such increase pursuant to this Section 7.11(d) to Consolidated EBITDA in or as of the end of any fiscal quarter shall be applied solely for the purpose of determining compliance or non-compliance with Sections 7.11(a), (b) or (c) as of the last day of any Test Period that includes such fiscal quarter or as of the last day of such fiscal quarter and not for any other purpose under any Loan Document (including for purposes of determining permitted amounts with respect to any other covenants in this Agreement); (iv) the Borrower may not cure any Financial Covenant default by an equity cure more than (A) two (2) times during any period of four (4) consecutive fiscal quarters or (B) five (5) times prior to the Maturity Date (provided that, if the Borrower exercises its cure right prior to the date financial statements are required to be delivered for a relevant fiscal quarter solely with respect to an anticipated Financial Covenant default and the Cure Amount associated therewith is insufficient to cure a Financial Covenant default with respect to such quarter, any subsequent exercise of a cure right prior to the expiration of the applicable Cure Period to “top-up” such Cure Amount shall not count as an additional exercise of the cure right); (v) in no event shall there be a pro forma reduction of Indebtedness in connection with a Specified Equity Contribution for the fiscal quarter with respect to which such Specified Equity Contribution was made to the extent such Specified Equity Contribution is applied to a pro forma increase of Consolidated EBITDA in such fiscal quarter in accordance with this Section 7.11(d); (vi) [reserved]; and (vii) no Lender or L/C Issuer shall be required to make any extension of credit hereunder during the Cure Period, until the Borrower has received the Cure Amount. If after giving effect to the foregoing recalculations, the Borrower would then be in compliance with Sections 7.11(a), (b) or (c), the Borrower shall be deemed to have satisfied the requirements of Sections 7.11(a), (b) or (c) as of the relevant earlier required date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of any such covenant that had occurred shall be deemed cured for the purpose of this Agreement and the other Loan Documents. Neither the Administrative Agent nor any Lender shall exercise the right to accelerate the Loans or terminate the Commitments and none of Administrative Agent, any Lender or any Secured Party shall exercise any right to foreclose on or take possession of the Collateral or exercise any other remedy pursuant to Section 8.02, the other Loan Documents or applicable law prior to the end of the applicable Cure Period solely on the basis of an Event of Default having occurred and continuing under Sections 7.11(a), (b) or (c) (except to the extent that the Borrower has confirmed in writing that it does not intend to provide a Specified Equity Contribution).

Section 7.12. Outbound Investment Rules. Will not, and will not permit any of its subsidiaries to, (a) be or become a “covered foreign person,” as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction,” as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent to be in violation of the Outbound Investment Rules or cause the Administrative Agent to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Section 7.13. Amendments to Material Documents; Material Contracts. (a)(i) Amend or modify their respective certificates of incorporation, bylaws or other Organization Documents, the Tax Receivable Agreement or the Management Agreement or (ii) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Material Debt, including the Senior Unsecured Notes or the Permitted Convertible Intercompany Note, in each case of clauses (i) and (ii), if the effect of such amendment, modification, waiver or other change would be materially adverse to the Lenders and, in the case of clause (ii) only, other than amendments or modifications that otherwise comply with the definition of Permitted Refinancing that may be incurred to refinance any such Material Debt, or (b)(i) enter into any Material Contract except on an arm’s-length basis, (ii) cancel or terminate any Material Contracts (other than in accordance with the terms of such Material Contract) or consent to or accept any cancellation or termination (other than in accordance with the terms of such Material Contract), materially amend or otherwise materially modify any Material Contract or waive any material default under or material breach of any Material Contract, in each case, if such cancellation, termination, material amendment or modification or waiver is materially adverse to the Lenders or (iii) agree in any manner to any other material amendment, modification or change of any material term or condition of any Material Contract that would (as reasonably determined by Borrower) materially impair the value of the interest or rights of the Loan Parties or any Subsidiary, as applicable, thereunder or that would (as reasonably determined by Borrower) materially impair the interest, rights, remedies or benefits available to the Agents or any Lender.

Section 7.14. IP Rights. Sell, assign, transfer, pledge, grant an exclusive license or otherwise dispose of any IP Rights of the Borrower or any of its Restricted Subsidiaries, except for (i) the lapse, abandonment, cancellation and expiration of IP Rights (including any registrations or applications for registration thereof) that (A) are, in the Borrower’s reasonable business judgment, no longer used or useful, or economically practicable to maintain, in the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or (B) are not Material IP Rights, and (ii) sales, assignments, transfers, pledges, grants of exclusive licenses or other dispositions of IP Rights (A) from a Loan Party to another Loan Party (or an entity that will become a Loan Party concurrently with such sale, assignment, transfer, pledge, license grant or other disposition) or (B) that are not Material IP Rights.

Section 7.15. [reserved]

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01. Events of Default. Any of the following events referred to in any of clauses (a) through (l) inclusive of this Section 8.01 shall constitute an “Event of Default”:

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan; or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), Section 6.03(e), Section 6.04 (solely with respect to the Borrower), Section 6.07(a) (with respect to compliance with Sanctions and FCPA and other applicable Anti-Corruption Laws), Section 6.12(b) or Article VII; provided that an Event of Default arising from a failure to comply with Section 6.03(a) shall be deemed to be no longer continuing automatically upon and simultaneously with the underlying Default ceasing to be continuing so long as the Borrower has provided notice to the Administrative Agent promptly after a Responsible Officer obtains knowledge of such underlying Default; or

(c) Other Defaults. Parent or any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) a Responsible Officer of the Borrower obtaining knowledge of such Default or (ii) receipt by the Borrower of written notice thereof by the Administrative Agent or the Required Lenders; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made and such incorrect or misleading representation, warranty, certification or statement of fact, if capable of being cured, remains so incorrect or misleading for thirty (30) days after the earlier of (i) a Responsible Officer of the Borrower obtaining knowledge of such Default or (ii) receipt by the Borrower of written notice thereof by the Administrative Agent or the Required Lenders; or

(e) Cross-Default. Parent, any Loan Party or any Restricted Subsidiary (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Debt or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than any event requiring prepayment pursuant to customary asset sale events, insurance and condemnation proceeds events, change of control offer or make-whole fundamental change events and excess cash flow and indebtedness sweeps), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, all such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all such Indebtedness to be made, prior to its stated maturity; provided that this clause (ii) shall not apply to (A) secured Indebtedness that becomes due (or requires an offer to purchase) as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and (B) the occurrence of any customary event or condition that vests the right of any holder of convertible Indebtedness to submit any such Indebtedness for conversion in accordance with its terms (including any right of Parent pursuant to the Permitted Convertible Intercompany Note (or any Permitted Refinancing thereof) vis-à-vis the Borrower), in each case, unless such repurchase, prepayment, defeasance, redemption, conversion or settlement results from a default thereunder or an event of the type that constitutes an Event of Default; provided, further, that (x) such failure or breach is unremedied and is not waived by the required holders of such Indebtedness and (y) for the avoidance of doubt, any event or condition set forth under this paragraph (e) shall not, until the expiration of any applicable grace period or the delivery of notice by the applicable holder or holders of such Indebtedness, constitute a Default or an Event of Default for purposes of this Agreement; or

(f) Insolvency Proceedings, Etc. Except with respect to any dissolution or liquidation of a Restricted Subsidiary expressly permitted by Section 7.04, Parent, any Loan Party or any of the Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Laws relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Parent, any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of Parent or the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against Parent, any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i) Invalidity of Collateral Documents. Any material provision of any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04) or solely as a result of acts or omissions by the Administrative Agent or any Lender if the ability to take such action is within the sole control of the Administrative Agent and the Lenders or the satisfaction in full of all the Obligations (other than contingent indemnification obligations not yet due, Secured Hedge Agreements, Cash Management Obligations and Letters of Credit that have been Cash Collateralized or back-stopped to the reasonable satisfaction of the applicable L/C Issuer), ceases to be in full force and effect or ceases to create a valid and perfected lien, with the priority set forth in the Collateral and Guarantee Requirement, on a material portion of the Collateral covered thereby; or Parent or any Loan Party contests in writing the validity or enforceability of any material provision of any Collateral Document; or Parent, any Loan Party denies in writing that it has any or further liability or obligation under any Collateral Document (other than as a result of repayment in full of the Obligations (other than contingent indemnification obligations not yet due, Secured Hedge Agreements, Cash Management Obligations and Letters of Credit that have been Cash Collateralized or back-stopped to the reasonable satisfaction of the applicable L/C Issuer) and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Collateral Document; or

(j) Invalidity of Guarantees. Any Guarantee, after its execution and delivery, provided by the Borrower or any other Guarantor, or any material provision thereof, ceases to be in full force and effect (other than pursuant to the terms hereof or thereof) or Parent or any Loan Party denies or disaffirms in writing any such Guarantor’s material obligations under its Guarantee (other than as a result of repayment in full of the Obligations (other than contingent indemnification obligations not yet due, Secured Hedge Agreements, Cash Management Obligations and Letters of Credit that have been Cash Collateralized or back-stopped to the reasonable satisfaction of the applicable L/C Issuer) and terminations of the Aggregate Commitments); or

(k) Change of Control. There occurs any Change of Control; or

(l) ERISA. An ERISA Event occurs which has resulted or would reasonably be expected to result in liability of a Loan Party or a Restricted Subsidiary in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect.

Section 8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise (or instruct the Collateral Agent to exercise, as applicable) on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law; provided that upon the occurrence of an Event of Default under Section 8.01(f) or (g) with respect to the Borrower, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03. Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Subsidiary that is an Immaterial Subsidiary or at such time could, upon designation by the Borrower, become an Immaterial Subsidiary affected by any event or circumstances referred to in any such clause unless the Consolidated EBITDA of such Subsidiary, in each case, as of the end of the most recently-ended Test Period on or prior to such event or circumstance, together with the Consolidated EBITDA of all other Subsidiaries affected by such event or circumstance referred to in such clause, in each case, as of the end of the most recently-ended Test Period on or prior to such event or circumstance, shall exceed 5% of the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries as of the end of the most recently-ended Test Period on or prior to such event or circumstance.

Section 8.04. Application of Funds. If the circumstances described in Section 2.12(g) have occurred, or upon the occurrence and during the continuance of an Event of Default and after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), including in any bankruptcy or insolvency proceeding, any amounts received on account of the Obligations shall be applied, subject to any applicable intercreditor agreement entered into by the Agents pursuant to this Agreement that is then in effect, in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, Cash Management Obligations and obligations under Secured Hedge Agreements, but including Attorney Costs payable under Section 10.04 and amounts payable under any Fee Letter and under Article III) payable to each Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest Cash Management Obligations and obligations under Secured Hedge Agreements) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including, but not limited to, post-petition interest), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Unreimbursed Amounts, face amounts of the L/C Borrowings, Swap Termination Value under Secured Hedge Agreements and Cash Management Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower.

ARTICLE IX

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01. Appointment and Authorization of Agents.

(a) Each Lender and L/C Issuer hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Persons” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c) Each of the Administrative Agent, each Lender and each L/C Issuer hereby irrevocably appoints, designates and authorizes Delaware Trust to act on its behalf as the Collateral Agent under this Agreement and the other Loan Documents to which the Collateral Agent is a party, and each such Lender (in its capacity as a Lender, L/C Issuer (if applicable) and a potential Hedge Bank or Cash Management Bank) authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents to which the Collateral Agent is a party and to exercise such rights, powers, authorities and privileges as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Loan Documents to which the Collateral Agent is a party, including acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations. In this connection, the Collateral Agent, in such capacity (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent or the Collateral Agent for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent or the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07), Section 10.04 and Section 10.05 (including, for avoidance of doubt, all of the rights, protections, privileges, immunities and exculpations provided for therein), as though such co-agents, sub-agents and attorneys-in-fact were an Agent under the Loan Documents) as if set forth in full herein with respect thereto (and such provisions shall, as the context may require, inure to the benefit thereof).

(d) Each of Administrative Agent, each Lender and each L/C Issuer hereby (i) accepts the authorizations, appointments, acknowledgments and other actions taken by the Collateral Agent, on behalf of the Secured Parties, in accordance with this Agreement and the other Loan Documents and (ii) expressly authorizes and directs the Collateral Agent, on behalf of the Secured Parties, to execute, deliver and perform, for the benefit of the Secured Parties, this Agreement and each of the other Loan Documents to which the Collateral Agent is or is intended to be a party (including any amendments, supplements, reaffirmations and modifications to the Loan Documents in connection with the transactions contemplated by this Agreement) and any other documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of the Loan Documents and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders and (iii) acknowledges, accepts and consents to the terms of each of the Loan Documents.

(e) Except as otherwise provided in Section 9.09, the provisions of this Article IX are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuer, and the other Secured Parties, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.02. Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may perform any of its duties and exercise its rights and powers under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through Affiliates, agents, employees or attorneys-in-fact, such subagents as shall be deemed necessary by the Administrative Agent or the Collateral Agent, and shall be entitled to advice of counsel, both internal and external, and other consultants or experts concerning all matters pertaining to such duties. Any such agents, subagents, employees and/or attorneys-in-fact may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such agents, sub-agents, employees and/or attorneys-in-fact and to the Related Parties of the Administrative Agent or the Collateral Agent and any such agents, sub-agents, employees and/or attorneys-in-fact, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as applicable. Neither the Administrative Agent or the Collateral Agent shall be responsible for the negligence or misconduct of any agent or subagent or attorney-in-fact that it selects except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent or the Collateral Agent acted with gross negligence or willful misconduct in the selection of such agent or subagent or attorney-in-fact.

Section 9.03. Liability of Agents. No Agent-Related Person or Lead Arranger shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby, including their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent, Collateral Agent or Lead Arranger (i) except for its own gross negligence or willful misconduct, as determined by the final and non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (ii) (A) with respect to the Administrative Agent, with the consent or at the request or direction of the Required Lenders (or such other number or percentage of the Lenders expressly provided for herein or in the other Loan Documents to which the Administrative Agent is a party) and/or (B) with respect to the Collateral Agent, with the consent or at the request or direction of the Administrative Agent, (b) have any duty or responsibility to disclose or be liable for the failure to disclose any information related to the Loan Parties or any of their respective Affiliates, including, without limitation, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Agent, Lead Arranger or any of their related parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, (c) be responsible in any manner for or have any duty to ascertain, investigate, inspect or inquire into (i) any recital, statement, representation or warranty made in connection with this Agreement or any other Loan Document (ii) the contents or accuracy of any certificate, report, statement or other document referred to or provided for in, or received by any Lead Arranger or such Agent under or in connection with, this Agreement or any other Loan Document, (iii) the legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, the validity, creation, perfection, priority, sufficiency or protection of any Lien or security interest created or purported to be created under the Collateral Documents, or the existence, genuineness, value, sufficiency or protection of any Collateral (iv) the satisfaction of any condition set forth in Article IV or elsewhere herein (other than, solely with respect to the Administrative Agent, to confirm receipt of items expressly required to be delivered to the Administrative Agent), or (v) any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder, or (d) be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders; further, without limiting the generality of the foregoing clause (d), no Agent-Related Person or Lead Arranger shall (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender. No

Agent-Related Person or Lead Arranger shall be under any obligation to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. No Agent or Lead Arranger shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that an Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. No Agent or Lead Arranger shall be liable for any action taken or not taken by it (x) in the case of the Administrative Agent (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by the final and non- appealable judgment of a court of competent jurisdiction or (y) in the case of the Collateral Agent, (i) with the consent or at the request of the Administrative Agent, or (ii) in the absence of its own gross negligence or willful misconduct, as determined by the final and non- appealable judgment of a court of competent jurisdiction, in each case of the foregoing (x) and (y), in connection with its duties expressly set forth herein.

Section 9.04. Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected and shall not incur any liability in relying, upon any writing, communication, signature, resolution, representation, notice, request, consent, certificate, instrument, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons. Each Agent shall be entitled to engage and consult with legal counsel (who may be counsel to any Loan Party), independent accountants and other experts or professional advisors selected by such Agent, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless and until such Agent shall (i) first receive such instruction, advice or concurrence of the Required Lenders, in the case of the Administrative Agent, or of the Administrative Agent, in the case of the Collateral Agent, in each case as such Agent deems appropriate and/or, (ii) if it so requests, first be indemnified and/or receive security to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance), in the case of the Administrative Agent, or of the Administrative Agent in the case of the Collateral Agent and such request, direction or consent and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and other Secured Parties and all future holders of the Loans and future Secured Parties.

(b) For purposes of determining compliance with the conditions specified in Section 4.01. each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 9.05. Notice of Default. None of the Administrative Agent or the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default, unless the Administrative Agent shall have received written notice from a Lender or the Borrower, in the case of the Administrative Agent, or in the case of the Collateral Agent, the Administrative Agent, referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders and the Collateral Agent of its receipt of any such notice. Subject to the other provisions of this Article IX. the Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII, and shall provide direction to the Collateral Agent in connection therewith; provided, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06. Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person or Lead Arranger has made any representation or warranty to it, and that no act by any Agent or Lead Arranger hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person or Lead Arranger to any Lender as to any matter, including whether Agent-Related Persons or Lead Arrangers have disclosed material information in their possession. Each Lender represents to each Agent and Lead Arranger that it has, independently and without reliance upon any Agent-Related Person or Lead Arranger and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person or Lead Arranger and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, none of the Agents or Lead Arrangers shall have any duty or responsibility to provide any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person or Lead Arranger.

Section 9.07. Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata with respect to their respective Commitments, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it in its capacity as an Agent- Related Person; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final and non-appealable judgment of a court of competent jurisdiction; provided, that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents), in the case of the Administrative Agent, or the Administrative Agent, in the case of the Collateral Agent, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower in accordance with Section 10.04 or 10.05, provided, that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, if any. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation or removal of any Agent.

Section 9.08. Agents in Their Individual Capacities. Each of the Administrative Agent and the Collateral Agent and their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though such Person were not an Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent and the Collateral Agent and their respective Affiliates may receive information regarding any Loan Party or any Affiliate of a Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent and the Collateral Agent shall be under no obligation to provide such information to them. With respect to any Loans made or renewed by the Administrative Agent and/or if any Person serving as Collateral Agent, such Person shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent, and the terms “Lender” and “Lenders” include the Administrative Agent and/or the Collateral Agent in its individual capacity to the extent applicable.

Section 9.09. Successor Agents. Any Agent may resign as the Administrative Agent or Collateral Agent, as applicable, upon thirty (30) days’ notice to the Lenders (or to the Administrative Agent, in the case of the Collateral Agent) and the Borrower. If an Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent, which appointment of a successor agent shall require the consent of the Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If at the time that the Agent’s resignation is effective, it is acting as an L/C Issuer, such resignation shall also operate to effectuate its resignation as L/C Issuer, and it shall automatically be relieved of any further obligation to issue Letters of Credit. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the retiring Administrative Agent or the retiring Collateral Agent, as applicable, may, on behalf of the Lenders, (a) appoint a successor Administrative Agent or Collateral Agent, as applicable, which shall be from among the Lenders, if a Lender is willing to serve, and otherwise shall be a bank or trust company having a combined capital and surplus of at least $500,000,000 or (b) apply to a court of competent jurisdiction for such other appropriate relief. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Administrative Agent” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be (and the term “Collateral Agent” shall mean such successor collateral agent, as described in this Section 9.09 and/or supplemental agent, as described in Section 9.02), and the retiring Agent’s appointment, powers and duties as the Administrative Agent or Collateral Agent, as applicable, shall be terminated. After the retiring Agent’s resignation hereunder as the Administrative Agent or Collateral Agent, as applicable, the provisions of this Article IX and Section 10.04 and Section 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent under this Agreement, and, for the avoidance of doubt, all reasonable and documented costs and expenses incurred by any Agent in connection with any resignation of such Agent (and the replacement thereof) shall be borne solely by the Loan Parties. If no successor agent has accepted appointment as the Administrative Agent or Collateral Agent, as applicable, by the date which is thirty (30) days following the retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security solely as agent and bailee until such time as a successor Collateral Agent is appointed). Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to other instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent and the successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Collateral Agent (in each case, other than any rights to indemnity or other payments owed to the retiring Agent), and the retiring Administrative Agent or Collateral Agent shall, to the extent not previously discharged, be discharged from its duties and obligations under the Loan Documents.

Section 9.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.09 and Section 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to the Administrative Agent under Section 2.09 and Section 10.04.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity

Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (g) of Section 10.01), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, ail without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11. Collateral and Guaranty Matters. The Lenders irrevocably agree:

(a) that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) in full upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (w) Obligations in respect of any Secured Hedge Agreements not yet due and payable or that have been Cash Collateralized or as to which arrangements satisfactory to the Hedge Bank have been made, (x) Cash Management Obligations not yet due and payable or that have been Cash Collateralized or as to which arrangements satisfactory to the Cash Management Banks have been made and (y) contingent indemnification obligations and other contingent obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized or back-stopped to the reasonable satisfaction of the applicable L/C Issuer), (ii) at the time the property subject to such Lien is sold, disposed of or transferred as part of or in connection with any sale, disposition or transfer permitted hereunder or under any other Loan Document to any Person other than any other Loan Party, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon release of such Subsidiary Guarantor from its obligations under its Guarantee pursuant to clause (c) or (d) below, or (v) if the property subject to such Lien becomes Excluded Property;

(b) that the Administrative Agent is authorized and directed to release or subordinate (or to instruct the Collateral Agent to release or subordinate) any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.01(b), (f), (o), (t), (dd) and (ee);

(c) if any Subsidiary Guarantor ceases to be a Restricted Subsidiary, or becomes an Excluded Subsidiary, in each case, as a result of a transaction or designation permitted hereunder (as certified in writing delivered to the Administrative Agent by a Responsible Officer of the Borrower), (x) such Subsidiary shall be automatically released from its obligations under the Security Agreement and (y) any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary (to the extent such Equity Interests have become Excluded Property or are being transferred to a Person that is not a Loan Party) shall be automatically released; provided, that if such Subsidiary Guarantor becomes an Excluded Subsidiary as a result of clause (d) of the definition thereof, such Person shall only be released under its Guarantee to the extent that (i) (x) at the time such Subsidiary Guarantor ceases to be a Wholly Owned Restricted Subsidiary such Subsidiary Guarantor ceased to be a Wholly Owned Subsidiary as a result of a joint venture or other strategic transaction permitted hereunder; provided, that the primary purpose of such transaction was not to evade the Guarantee required hereunder and (y) the transaction by which such Subsidiary Guarantor ceases to be a Wholly Owned Restricted Subsidiary was consummated on an arm’s-length basis with an unaffiliated third-party or (ii) after giving effect to the transaction, the Subsidiary Guarantor being released from its Guarantee Obligations is no longer a direct or indirect Restricted Subsidiary of the Borrower; provided, further, that following such release pursuant to Section 9.11(c), after giving pro forma effect to such release, the Borrower (or the applicable entity owning such applicable Restricted Subsidiary) shall be automatically and immediately deemed to have made an Investment in such Restricted Subsidiary on the date of such release in an amount equal to the portion of the fair market value of the Borrower’s (or such applicable entity’s) retained ownership in such Restricted Subsidiary (for the avoidance of doubt, without duplication of any other Investment previously made in such Restricted Subsidiary and any Indebtedness incurred (or guaranteed) by such Restricted Subsidiary at the time of its release as a Subsidiary Guarantor shall be deemed to be incurred (or guaranteed) by such Restricted Subsidiary as a non-Guarantor at such time);

(d) Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its security interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Security Agreement pursuant to this Section 9.11; provided that a failure to obtain such confirmation will not prevent any automatic release otherwise permitted. In each case as specified in this Section 9.11, the Administrative Agent or the Collateral Agent will promptly (and each Lender irrevocably authorizes and directs the Administrative Agent, and the Administrative Agent irrevocably authorizes and directs the Collateral Agent, to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Subsidiary Guarantor from its obligations under the Security Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.11. Prior to releasing or subordinating its security interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Security Agreement or the Borrower as a Borrower pursuant to this Section 9.11, the Administrative Agent and/or the Collateral Agent shall be entitled to receive a certificate of a Responsible Officer of the Borrower stating that any such transaction has been consummated in compliance with this Agreement and that such release or subordination is not prohibited hereby. Neither the Administrative Agent nor the Collateral Agent shall be liable for any such release undertaken in reliance upon any such certificate of a Responsible Officer of the Borrower; and

(e) The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 9.11 or in any of the Collateral Documents.

Section 9.12. Other Agents; Arrangers and Managers. None of the Lenders, the Agents, the Lead Arrangers or other Persons identified on the facing page or signature pages of this Agreement as a “joint lead arranger and bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13. Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and, collectively, as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Section 10.04 and Section 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

Section 9.14. Withholding Tax. To the extent required by any applicable Law, the Administrative Agent may deduct or withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, and shall make payable in respect thereof within ten (10) days after demand therefore including any penalties, additions to Tax or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or from any other sources against any amount due the Administrative Agent under this Section 9.14. The agreements in this Section 9.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations. For the avoidance of doubt, (1) the term “Lender” shall, for purposes of this Section 9.14. include any L/C Issuer and “applicable Law” includes FATCA and (2) this Section 9.14 shall not limit or expand the obligations of the Borrower or any Guarantor under Section 3.01 or any other provision of this Agreement.

Section 9.15. Cash Management Obligations; Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guarantee or other Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.04, any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or other Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender or an Agent and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to. Cash Management Obligations or Obligations arising under Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank.

Section 9.16. Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender or any L/C Issuer (the “Lender Recipient Party”), whether or not in respect of an Obligation due and owing by the Borrower at such time, which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount. For the avoidance of doubt, no Loan Party nor any of their respective Affiliates shall have any obligations or liabilities directly or indirectly arising out of this Section 9.16 in respect of any Rescindable Amount.

Section 9.17. Additional Collateral Agent Provisions.

(a) The Collateral Agent shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement or any other Loan Document except for Collateral Agent’s gross negligence or willful misconduct (as determined by a final, non-appealable decision of a court of competent jurisdiction).

(b) The rights, privileges, protections, immunities and benefits given to the Collateral Agent, including its right to be indemnified, are extended to, and shall be enforceable by, the Collateral Agent in each of its capacities hereunder and under any other Loan Document, and each agent, custodian and other Person employed by the Collateral Agent to act hereunder or thereunder.

(c) The Collateral Agent may request that the Borrower or the Administrative Agent deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Agreement or any of the other Loan Documents, which certificate may be signed by any person authorized to sign such a certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(d) Notwithstanding any provision to the contrary elsewhere in this Agreement or any other Loan Document, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein or in any other Loan Document, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Collateral Agent. The permissive right of the Collateral Agent to take or refrain from taking action hereunder or under any of the other Loan Documents shall not be construed as a duty.

(e) Money held by the Collateral Agent under this Agreement or under any of the other Loan Documents need not be segregated from other funds except to the extent required by applicable law. The Collateral Agent shall not be liable for interest on any money received by it hereunder except as otherwise agreed in writing with the Borrower.

(f) The Collateral Agent may refrain from taking any action in any jurisdiction if, in its opinion, the taking of such action in that jurisdiction would be contrary to any law of that jurisdiction or of the State of New York, it would otherwise render it liable to any Person in that jurisdiction or the State of New York, the taking of such action would require it to obtain any license or otherwise qualify to do business or subject it to taxation in such jurisdiction, it would not have the power or authority to take such action in such jurisdiction by virtue of any law in that jurisdiction or in the State of New York, or it is determined by any court or other competent authority in that jurisdiction or in the State of New York that it does not have such power or authority.

(g) Neither the Collateral Agent nor any of its Related Parties shall be liable for any action taken or omitted by any of them except for its or their own gross negligence or willful misconduct (as determined by a final, non-appealable decision of a court of competent jurisdiction). Anything in this Agreement or in any of the Loan Documents notwithstanding, in no event shall the Collateral Agent be liable for special, indirect, consequential or punitive loss or damage of any kind whatsoever (including but not limited to loss of profit), even if the Collateral Agent has been advised as to the likelihood of such loss or damage and regardless of the form of action.

(h) The Collateral Agent shall not be liable for any error of judgment made in good faith by an officer or officers of the Collateral Agent, unless it shall be conclusively determined in a final non-appealable judgment by a court of competent jurisdiction that the Collateral Agent was grossly negligent or acting with willful misconduct.

(i) The Collateral Agent shall have no obligation to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

(j) Beyond the exercise of reasonable care in the custody thereof, the Collateral Agent shall not have any duty as to any of the Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Agent shall not be responsible for preparing or filing any financing statement, continuation statement or termination statements or documents of similar import or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. The Collateral Agent shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.

(k) The Collateral Agent shall not responsible or liable for any recital, statement, warranty or representation herein or in any other Loan Document or the contents or accuracy of any document delivered in connection herewith or therewith, or be required to ascertain or to make any inquiry concerning the performance or observance by any Lender, L/C Issuer, or any Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document.

(l) The Collateral Agent shall not be responsible for and makes no representation as to the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Borrower to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

(m) The Collateral Agent shall not have any power, right, authority or obligation to, and the Collateral Agent agrees that it will not use, sell, dispose of or otherwise deal with all or any part of the Collateral except as expressly provided in instructions from the Administrative Agent. In the event that Collateral Agent is required to acquire title to any Collateral for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any obligation for the benefit of another, the Collateral Agent reserves the right, instead of taking such action, to either resign as Collateral Agent in accordance with Section 9.09 or arrange for the transfer of the title or control of the asset to a court appointed receiver.

(n) Any Person into which Collateral Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which Collateral Agent shall be a party, or any Person succeeding to all or substantially all of the corporate agency or corporate trust business of Collateral Agent shall be the successor of Collateral Agent hereunder and under the other Loan Documents, without the execution or filing of any paper or any further act on the part of any of the parties hereto

(o) The Collateral Agent shall in all cases (including when any action by Collateral Agent alone is authorized hereunder, if Collateral Agent elects in its sole discretion to obtain instructions from the Administrative Agent) be fully protected in acting or in refraining from acting hereunder or under any Collateral Document pursuant to the written instructions of the Administrative Agent and any action taken or failure to act pursuant thereto shall be binding on the Administrative Agent and the other Secured Parties. Whenever in the administration of this Agreement Collateral Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, Collateral Agent (unless other evidence be herein specifically prescribed) may conclusively rely upon instructions from the Administrative Agent.

(p) The Collateral Agent may refuse to perform any duty or exercise any power or right unless it receives indemnity and/or security satisfactory to it from the Lenders against any loss, liability or expense.

(q) Notwithstanding anything else to the contrary herein, whenever reference is made in this Agreement or any other Loan Document to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that in all cases the Collateral Agent shall be fully justified in failing or refusing to take any such action under this Agreement or such other Loan Document if it shall not have received written directions of the Administrative Agent in respect of such matter. Further, the Collateral Agent shall be permitted to request that all instructions and directions of the Administrative Agent provided to the Collateral Agent hereunder or under the other Collateral Documents be in writing (and, in such a case, the Collateral Agent shall be excused from following any such instructions or directions that are not in writing). This provision is intended solely for the benefit of the Collateral Agent and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

(r) The Collateral Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Collateral Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

(s) Notwithstanding anything to the contrary set forth herein or in any other Loan Document, the Collateral Agent shall not have any duty, responsibility, obligation, or duty whatsoever with respect to, in connection with, or arising from any Letter of Credit (including, without limitation, any responsibility, obligation, or duty to (i) determine (A) whether any letter of credit or other instrument of similar import delivered hereunder or contemplated hereby or by any other Loan Document or delivered hereunder or thereunder qualifies as a Letter of Credit and/or (B) whether any issuer of any such Letter of Credit, letter of credit, or other instrument of similar import contemplated hereby qualifies as an L/C Issuer, or (ii) make a draw on, transfer, or take any other action with respect to any Letter of Credit, or any other letter of credit or other similar instrument contemplated hereby or by any other Loan Document or delivered hereunder or thereunder) unless directed in writing by the Administrative Agent.

(t) The Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more co-agents, sub-agents and/or attorneys-in-fact appointed by the Collateral Agent. The Collateral Agent and any such co-agents, sub-agents and/or attorneys-in-fact may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such co-agents, sub-agents and/or attorneys-in-fact and to the Related Parties of the Collateral Agent and any such co-agents, sub-agents and/or attorneys-in-fact, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Collateral Agent. The Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Collateral Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

(u) The Collateral Agent (acting in its capacity as the Collateral Agent and not in any other capacity) shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Collateral Agent has received a written notice from the Administrative Agent or the Borrower, referring to this Agreement, describing such Default or Event of Default and indicating that such notice is a “notice of default”.

(v) If the Collateral Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Collateral Agent (including orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of Collateral), the Collateral Agent is authorized to comply therewith in any manner deems appropriate and the Collateral Agent shall not be liable to any of the parties to the Loan Documents or to any other Person even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(w) The Collateral Agent shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder or under any other Loan Document and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

(x) In no event shall Collateral Agent be responsible or liable for the actions or omissions of any other Agent.

(y) The agreements in this Section 9.17 shall survive the payment in full of the Obligations and the termination of this Agreement and the Collateral Documents and the resignation or removal of Collateral Agent.

ARTICLE X

MISCELLANEOUS

Section 10.01. Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (except if a different standard is set forth in clauses (a) through (i) below) and the Borrower or the applicable Loan Party, as the case may be, acknowledged by the Administrative Agent (not to be unreasonably withheld or delayed) and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender directly and adversely affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or Section 2.08, fees or other amounts without the written consent of each Lender directly and adversely affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby, it being understood that any change to the definition of “Secured Net Leverage Ratio,” “Total Net Leverage Ratio,” or “Consolidated Interest Coverage Ratio” or in the component definitions thereof shall not constitute a reduction in the rate of interest or fees; provided, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change any provision of this Section 10.01 or change any provision of Section 2.13 or Section 8.04 that would alter the pro rata sharing of payments or order of application required thereby, without the written consent of each Lender directly and adversely affected thereby;

(e) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; provided, that any transaction permitted under Section 7.04 shall not be subject to this clause (e) to the extent such transaction does not result in the release of all or substantially all of the Collateral;

(f) release all or substantially all of the value of the Guarantees in any transaction or series of related transactions, without the written consent of each Lender; provided, that any transaction permitted under Section 7.04 shall not be subject to this clause (f) to the extent such transaction does not result in the release of all or substantially all of the value of the Guarantees;

(g) change the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(h) (i) expressly subordinate any Obligations in right of payment to any other Indebtedness of the Borrower and/or Guarantors or (ii) subordinate the Liens securing the Obligations on all or substantially all of the Collateral to Liens securing other Indebtedness, without the written consent of each Lender directly and adversely affected thereby (it being understood that this clause (h) shall not (A) restrict an amendment to increase the maximum permitted amount of Indebtedness (x) incurred under Section 7.03(f) and (y) secured by liens under Section 7.01(i) as in effect on the Effective Date or (B) apply to the incurrence of debtor-in-possession financing (or similar financing arrangements in insolvency proceedings in non-U.S. jurisdictions) approved by the applicable bankruptcy court); or

(i) waive any condition set forth in Section 4.01 without the written consent of each Lender, and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the relevant Agent (as determined by such Agent in its respective sole discretion), amend, modify or waive any provisions of Article IX or any other provision of any Loan Document that affects such Agent including the rights or duties of, or any fees, expenses, indemnities or other amounts payable to, such Agent under this Agreement or any other Loan Document, (iii) (A) any amendment or waiver that by its terms affects the rights or duties of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) will require only the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders were the only Class of Lenders and (B) in determining whether the requisite percentage of Lenders have consented to any amendment, modification, waiver or other action, any Defaulting Lenders shall be deemed to have voted in the same proportion as those Lenders who are not Defaulting Lenders, except with respect to (x) any amendment, waiver or other action which by its terms requires the consent of all Lenders or each affected Lender and (y) any amendment, waiver or other action that by its terms adversely affects any Defaulting Lender in its capacity as a Lender in a manner that differs in any material respect from other affected Lenders, in which case the consent of such Defaulting Lender, as applicable, shall be required, (iv) each Fee Letter may be waived, amended or modified solely in accordance with its terms, and (v) the Arranger Fee Letter may be waived, amended or modified solely in accordance with its terms.

Notwithstanding anything to the contrary contained in this Section 10.01, any guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects, or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Furthermore, with the consent of the Administrative Agent at the request of the Borrower (without the need to obtain any consent of any Lender), any Loan Document may be amended to cure ambiguities, inconsistencies, omissions, mistakes or defects (which determination by the Borrower and the Administrative Agent shall be conclusive),

Notwithstanding anything in this Section 10.01 to the contrary, (a) technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent to the extent necessary (i) to integrate any Incremental Commitments, Refinancing Revolving Commitments or Extended Revolving Credit Commitments, (ii) to integrate or make administrative modifications with respect to borrowings and issuances of Letters of Credit, and (iii) to integrate and terms or conditions from any Incremental Facility Amendment that are more restrictive than this Agreement in accordance with Section 2.14(c) (or that otherwise do not adversely affect the existing Lenders or Classes of Loans or Commitments) and (b) without the consent of any Lender or L/C Issuer, the Loan Parties and the Administrative Agent or any collateral agent may (in their respective sole discretion, or shah, to the extent required by any Loan Document) enter into (x) any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or as required by local law to give effect to, or protect any security interest for benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document or (y) any Acceptable Intercreditor Agreement pursuant to the terms thereof, in each case with the holders of Indebtedness permitted by this Agreement to be secured by the Collateral. Without limitation of the foregoing, the Borrower may, without the consent of any Lenders, upon delivery to the Administrative Agent (i) increase the interest rates (including any interest rate margins or interest rate floors), fees and other amounts payable to any Class or Classes of Lenders hereunder, (ii) add, increase, expand and/or extend the call protection provisions and any “most favored nation” provisions benefiting any Class or Classes of Lenders hereunder, and/or (iii) with the consent of the Administrative Agent, modify any other provision hereunder or under any other Loan Document in a manner, as determined by the Administrative Agent in its sole discretion, more favorable to the then-existing Lenders or Class or Classes of Lenders; provided that the Administrative Agent will have at least five (5) Business Days (or such shorter period to which the Administrative Agent may consent in its reasonable discretion) after written notice from the Borrower to provide such consent and may. in its sole discretion, provide written notice to the Lenders regarding any such proposed amendment.

Notwithstanding anything to the contrary in this Section 10.01, if Real Property secures any Obligations, no modification of a Loan Document shall add any Real Property as additional collateral or increase the principal amount of Obligations secured by any Real Property until the completion of flood diligence and documentation as required by Flood Laws or as otherwise reasonably satisfactory to the Administrative Agent and the Lenders.

Section 10.02. Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, the Collateral Agent or an L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the Borrower, the Administrative Agent and L/C Issuer.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(b)), when delivered; provided that notices and other communications to the Administrative Agent, the Collateral Agent and L/C Issuer pursuant to Article II shall not be effective until actually received by such Person during the person’s normal business hours. In no event shall any notice or other communication be delivered to the Collateral Agent by telephone. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Platform.

(i) Each Loan Party, each Lender and each L/C Issuer agrees that the Administrative Agent may, but shall not be obligated to. make the Borrower Materials available to the L/C Issuers and the other Lenders by posting the Borrower Materials on the Platform.

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. Although the Platform is secured pursuant to generally applicable security procedures and policies implemented or modified by the Administrative Agent and its Related Parties, each Lender, each L/C Issuer and each Borrower acknowledges and agrees that distribution of information through an electronic means is not necessarily secure in all respects, the Administrative Agent, the Lead Arrangers and their respective Related Parties (collectively, the “Agent Parties”) are not responsible for approving or vetting the representatives, designees or contacts of any Lender or L/C Issuer that are provided access to the Platform and that there may be confidentiality and other risks associated with such form of distribution. Each Borrower, each Lender and each L/C Issuer party hereto understands and accepts such risks. In no event shall the Agent Parties have any liability to any Loan Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, material breach of its obligations under the Loan Documents or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the Collateral Agent and any L/C Issuer may change its address, email address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, email address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuers. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Agents and Lenders. The Administrative Agent, the Collateral Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each L/C Issuer and Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct, as determined by the final and non-appealable judgment of a court of competent jurisdiction. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent or the L/C Issuer, as applicable, and each of the parties hereto hereby consents to such recording.

(f) Notice to other Loan Parties. The Borrower agrees that notices to be given to any other Loan Party under this Agreement or any other Loan Document may be given to the Borrower in accordance with the provisions of this Section 10.02 with the same effect as if given to such other Loan Party in accordance with the terms hereunder or thereunder.

(g) Communications. Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication (unless otherwise approved in writing by the Administrative Agent) that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) [reserved], (iv) provides notice of any Default under this Agreement or (v) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non excluded communications, collectively, the “Specified Communications”), by transmitting the Specified Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at such email address(es) provided to the Borrower from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Specified Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall reasonably request. Nothing in this Section 10.02 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

Section 10.03. No Waiver; Cumulative Remedies. No failure by any Lender, the L/C Issuer or the Administrative Agent or Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04. Attorney Costs and Expenses. The Loan Parties agree, jointly and severally (a) to pay or reimburse the Administrative Agent, the Collateral Agent and the Lead Arrangers for all reasonable and documented out-of-pocket costs and expenses associated with the syndication of the Loans and Commitments and the preparation, negotiation, closing, execution, delivery, and administration, of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof or thereof (whether or not the transactions contemplated thereby are consummated), (in the case of Attorney Costs, limited to the Attorney Costs of Simpson Thacher & Bartlett LLP (counsel to the Administrative Agent and the Lead Arrangers) and the Attorney Costs of Nixon Peabody LLP (counsel to the Collateral Agent) (and one firm of local counsel or foreign counsel to the Administrative Agent, the Lenders and the L/C Issuers (taken as a whole) in each relevant jurisdiction material to the interests of such Persons and one firm of local counsel or foreign counsel to the Collateral Agent in each relevant jurisdiction material to the interests of the Collateral Agent), and (b) to pay or reimburse the Administrative Agent, the Collateral Agent, the Lead Arrangers, the L/C Issuers and each Lender for all documented out-of-pocket costs and expenses incurred in connection with the protection, enforcement or preservation of any rights or remedies under this Agreement or the other Loan Documents (including, without limitation, its rights under this Section 10.04 or Section 10.05, in connection with the sale, lease or license of, collection from, or other realization upon, any of the Collateral or in connection with any workout or restructuring in respect of the Loans, all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs, limited to (i) one counsel for the Collateral Agent, and (ii) one counsel for the Lenders, the L/C Issuer and the Administrative Agent (taken as a whole) plus (A) one firm of local counsel or foreign counsel to the Collateral Agent in each relevant jurisdiction material to the interests of the Collateral Agent and (B) one firm of local counsel or foreign counsel to the Administrative Agent, the Lenders and the L/C Issuers (taken as a whole) in each relevant jurisdiction material to the interests of such Persons (plus, if required in the case of an actual or perceived conflict of interest for any Person, one additional counsel for all such affected Persons which are similarly situated)). The foregoing costs and expenses shall include (i) all documented search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and (ii) all documented search, filing, recording and title insurance charges and fees related thereto, and other documented out-of-pocket expenses (other than Attorney Costs, which must be reasonable and documented) incurred by the Collateral Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. Without limitation to the provisions of Section 9.07, if any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

Section 10.05. Indemnification by Loan Parties. Whether or not the transactions contemplated hereby are consummated, the Loan Parties shall jointly and severally indemnify and hold harmless each Agent-Related Person, each Lender, each L/C Issuer, each Lead Arranger and their respective Affiliates and their Affiliates’ respective Related Parties (collectively, the “Indemnitees”) from and against any and all losses, liabilities, damages, claims, and (x) with respect to any Indemnitee acting in its capacity as Collateral Agent (including any Agent Related Person acting in such capacity), documented out-of-pocket fees and expenses and (y) with respect to any other Indemnitee, reasonable and documented out-of-pocket fees and expenses (limited to Attorney Costs of one counsel for the Collateral Agent and one counsel for all other Indemnitees (taken as a whole) and, if necessary, one firm of local counsel or foreign counsel for the Collateral Agent in each relevant jurisdiction material to the interests of the Collateral Agent and one firm of local counsel or foreign counsel for all other Indemnitees (taken as a whole) in each relevant jurisdiction material to the interests of such Persons (which may include a single special counsel acting in multiple jurisdictions) (plus, if required in the case of an actual or perceived conflict of interest for any Indemnitee, (x) one additional counsel for all Indemnitees acting in the capacity as Collateral Agent (including any Agent Related Person acting in such capacity) and (y) one additional counsel for all other affected Indemnitees which are similarly situated)) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, under or from any property currently or formerly owned, leased or operated by the Borrower, any other Loan Party or any of their respective Subsidiaries, or any Environmental Liability related in any way to the Borrower, any other Loan Party or any of their respective Subsidiaries, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding), regardless of whether or not any Indemnitee is a party thereto and whether or not such proceeding is brought by the Borrower, its Affiliates or equity holders or any other party (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements primarily resulted from (x) excluding any Indemnitee acting in the capacity as Collateral Agent, the gross negligence, material breach or willful misconduct of such Indemnitee or of any of its controlled Affiliates or controlling Persons or any of the partners, officers, directors, employees, agents, advisors or members of any of the foregoing, in each case who are involved in or aware of the Transaction (as determined by a court of competent jurisdiction in a final and non-appealable decision), (y) with respect to any Indemnitee acting in the capacity as Collateral Agent, the gross negligence or willful misconduct of such Indemnitee or of any of its controlled Affiliates or controlling Persons or any of the partners, officers, directors, employees, agents, advisors or members of any of the foregoing, in each case who are involved in or aware of the Transaction (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (z) disputes solely between and among such Indemnitees to the extent such disputes do not arise from any act or omission of the Borrower or any of their Affiliates (other than with respect to a claim against an Indemnitee acting in its capacity as an Agent or Lead Arranger or similar role under the Loan Documents). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Effective Date); provided, however, that, notwithstanding anything to the contrary herein or in any other Loan Document, the foregoing shall not limit, eliminate, abridge or supersede any Loan Party’s or any Lender’s indemnification obligations hereunder or under any other Loan Document to indemnify and/or reimburse each Indemnitee for all special, punitive, indirect and/or consequential damages that are asserted or claimed against such Indemnitee (and such obligations are hereby reaffirmed) and any such damages shall be deemed and treated as direct damages hereunder and under the other Loan Documents. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, managers, partners, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor. The agreements in this Section 10.05 shall survive the resignation of any Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes other than Taxes that represent liabilities, obligations, losses, damages, etc., with respect to a non-Tax claim.

Section 10.06. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to such Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

Section 10.07. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except as otherwise provided herein (including, without limitation, as permitted under Section 7.04), neither the Borrower nor any of its Subsidiaries may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, the Administrative Agent and the Collateral Agent and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby. Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided, that (I) no consent of the Borrower shall be required for an assignment (1) to any other Lender, any Affiliate of a Lender or any Approved Fund or (2) if a Specified Event of Default has occurred and is continuing, to any Assignee, and (II) the Borrower shall be deemed to have consented to any such assignment of any Revolving Credit Loans or Commitments unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the Administrative Agent; and

(C) each L/C Issuer.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption;

(C) (1) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any documentation required by Section 3.01(f) and (2) the Assignee shall have delivered to the Administrative Agent all documentation and other information that the Administrative Agent reasonably requests in order to comply with its ongoing obligations under applicable “know your customer”, and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(D) the Assignee shall not be a natural person, the Borrower or any Affiliate of the Borrower or a Disqualified Lender (and such Assignee shall be required to represent that it is not a Disqualified Lender or an Affiliate of a Disqualified Lender that would constitute a Disqualified Lender but for the fact that it is not readily identifiable as such on the basis of its name); provided that whether a prospective assignee is a Disqualified Lender may be communicated to a Lender upon request but the list of Disqualified Lenders shall not be posted or otherwise distributed to the Lenders, prospective Lenders and prospective assignees; provided, further, that it is agreed that the Borrower may withhold its consent to an assignment to any person that is known by it to be an Affiliate of a Disqualified Lender (regardless of whether it is readily identifiable as an Affiliate by virtue of its name);

(E) the Assignee shall not be a Defaulting Lender;

(F) [reserved];

(G) [reserved];

(H) [reserved];

(I) [reserved];

(J) [reserved]; and

(K) Notwithstanding anything to the contrary contained herein, if any Loans or Commitments are assigned or participated (x) to a Disqualified Lender or (y) without complying with the Borrower consent or notice requirements of this Section 10.07, then: (I) the Borrower may require such Person to assign its rights and obligations to one or more Eligible Assignees at a price equal to the lesser of (X) the current trading price of the Loans, (Y) par and (Z) the amount such Person paid to acquire such Loans or Commitments, in each case, without premium, penalty, prepayment fee or breakage (which assignment shall not be subject to any processing and recordation fee) and if such Person does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such assignment within three (3) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Person, then such Person shall be deemed to have executed and delivered such Assignment and Assumption without any action on its part, (II) no such Person shall receive any information or reporting provided by the Borrower, the Administrative Agent or any Lender, (III) for purposes of voting, any Loans or Commitments held by such person shall be deemed not to be outstanding, and such person shall have no voting or consent rights with respect to “Required Lenders” or Class votes or consents, (IV) for purposes of any matter requiring the vote or consent of each Lender affected by any amendment or waiver, such Person shall be deemed to have voted or consented to approve such amendment or waiver if a majority of the affected Class (giving effect to clause (III) above) so approves, and (V) such Person shall not be entitled to any expense reimbursement or indemnification rights under any Loan Documents (including Sections 10.04 and 10.05) and the Borrower expressly reserves all rights against such person under contract, tort or any other theory and shall be treated in all other respects as a Defaulting Lender; it being understood and agreed that the foregoing provisions shall not apply to any assignee of a Disqualified Lender that becomes a Lender so long as such assignee is not a Disqualified Lender or an Affiliate thereof.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d) and receipt by the Administrative Agent from the parties to each assignment of a processing and recordation fee of $3,500 (provided that (x) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and (y) such processing and recordation fee shall not be payable in the case of assignments by any Affiliate of the Lead Arrangers), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.03, 3.04, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note (if any), the Borrower (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e). For greater certainty, any assignment by a Lender pursuant to this Section 10.07 shall not in any way constitute or be deemed to constitute a novation, discharge, recession, extinguishment or substitution of the existing Indebtedness and any Indebtedness so assigned shall continue to be the same obligation and not a new obligation.

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent demonstrable error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection (including, without limitation, electronically) by the Borrower, any Agent and any Lender (with respect to its own interests only), at any reasonable time and from time to time upon reasonable prior notice. The parties intend that any interest in or with respect to the Loans under this Agreement be treated as being issued and maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code and any applicable Treasury Regulations thereunder (and any successor provisions), including, without limitation, under Treasury Regulations Section 5f.103-1(c) and Proposed Treasury Regulations Section 1.163-5 (and any successor provisions), and the provisions of this Agreement shall be construed in a manner that gives effect to such intent.

(e) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent or any L/C Issuer, sell participations to any Person (other than a natural person or, so long as whether a prospective participant is a Disqualified Lender may be communicated to a Lender upon request, a Disqualified Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) any Participant shall be subject to the requirements in Section 10.08 as if such Person were a Lender. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(a), (b), (c), (d), (e) or (i) that directly affects such Participant. Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.03 and 3.04 (through the applicable Lender), subject to the requirements and limitations of such Sections (including Section 3.01(f)) and Sections 3.05 and 3.06, to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b) (provided that any documentation required to be provided under Section 3.01(f) shall be provided solely to the participating Lender). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant shall be subject to Section 2.13 as though it were a Lender. Any Lender that sells participations shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the Treasury Regulations issued thereunder on which is entered the name and the address of each Participant and the principal amounts and related interest amounts of each Participant’s participation interest in the Commitments and/or Loans (or other rights or obligations) held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent demonstrable error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation interest as the owner thereof for all purposes notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under the Code or Treasury Regulations, including, without limitation, Section 5f.103-1(c) of the Treasury Regulations and Proposed Treasury Regulations Section 1.163-5 (and any successor provisions) or, if different, under Sections 871(h) or 881(c) of the Code.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to a greater payment results from a Change in Law after such Participant became a Participant.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) [Reserved]

(i) Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j) Notwithstanding anything to the contrary contained herein, any L/C Issuer may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as an L/C Issuer; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer shall have identified, in consultation with the Borrower, a successor L/C Issuer willing to accept its appointment as successor L/C Issuer, as applicable. In the event of any such resignation of an L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer. If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).

(k) [Reserved].

(l) No Agent-Related Person shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders; further, without limiting the generality of the foregoing clause, no Agent-Related Person shall (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

Section 10.08. Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ partners, directors, officers, employees, trustees, investment advisors, professionals and other experts or agents, including accountants, legal counsel, independent auditors and other advisors, in each case, who need to know such information in connection with the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority, to any pledgee referred to in Section 10 07(a) in which case the Agent or Lenders, as applicable, agree, to the extent not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process (in which case the Agent or Lender, as applicable, agrees to the extent not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof); (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(i), counterparty to a Swap Contract, potential or actual insurer or reinsurer in connection with providing insurance, reinsurance, or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement, potential or actual Eligible Assignee of or potential or actual Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any Governmental Authority or examiner regulating any Agent or any Lender in which case the Agent or Lenders, as applicable, agree, to the extent not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (k) to the extent that such Information is received by such Lender, Agents or any of its Affiliates or Agent-Related Persons from a third party that is not, to such Agent’s or Lender’s knowledge, subject to any contractual or fiduciary confidentiality obligations owing to the Borrower or any of their Affiliates; (l) to the extent that such Information is independently developed by such Lender or any of its Affiliates; (m) to the extent consisting of customary disclosure regarding portfolio holdings in any public filing by such Lender; (n) upon the request or demand of any Governmental Authority or other regulatory authority having jurisdiction over the Agent or Lenders, as applicable, (in which case the Agent or Lenders, as applicable, agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority and any disclosures required in the ordinary course by Law or regulation), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure) or (o) for purposes of establishing a “due diligence” defense. In addition, the Agents, the L/C Issuers and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or its Affiliates or its Affiliates’ directors, managers, officers, employees, trustees, investment advisors or agents, relating to the Borrower or any of their Subsidiaries or their business (including with regard to any proposed acquisition target), other than any such information that is available to any Agent or any Lender on a nonconfidential basis and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08. including, without limitation, information delivered pursuant to Section 6.01, 6.02 or 6.03 hereof. For the avoidance of doubt, nothing in this Agreement prevents an individual from voluntarily disclosing or providing any Information within the scope of this Section 10.08 to any governmental, regulatory or self-regulatory organization to the extent that any such prohibition on disclosure set forth in this Section 10.08 shall be prohibited by the laws or regulations applicable to such governmental, regulatory or self-regulatory organization. The respective obligations of the Agents and the Lenders under this Section 10.08 shall survive, to the extent applicable to such Person, for a period of two (2) years after the earliest of (x) the payment in full of the Obligations and the termination of this Agreement, (y) any assignment of its rights and obligations under this Agreement by such Person and (z) the resignation or removal of such Person as an Agent.

Section 10.09. Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Agent and its Affiliates, each Lender and its Affiliates and each L/C Issuer and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on their own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness (in any currency) at any time owing by, such Agent and its Affiliates, such Lender and its Affiliates or such L/C Issuer and its Affiliates, as the case may be, to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Agent and its Affiliates, such Lender and its Affiliates or such L/C Issuer and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent, such Lender, such L/C Issuer or such Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness.

Notwithstanding anything to the contrary contained herein, none of each Agent and its Affiliates, each Lender and its Affiliates and each L/C Issuer and its Affiliates shall have a right to set off and apply any deposits held or other Indebtedness owing by such Agent or its Affiliates, such Lender or its Affiliates or such L/C Issuer or its Affiliates, as the case may be, to or for the credit or the account of any Subsidiary of a Loan Party that is a Foreign Subsidiary or a Domestic Foreign Holding Company. Each Lender and L/C Issuer agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender or L/C Issuer, as the case may be; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Agent, each Lender and each L/C Issuer under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that such Agent, such Lender and such L/C Issuer may have.

Section 10.10. Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document, The Agents may also require that any such documents and signatures delivered by facsimile or other electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile or other electronic transmission.

Section 10.11. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.12. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding (other than contingent indemnification obligations not yet due, Secured Hedge Agreements, Cash Management Obligations and Letters of Credit that have been Cash Collateralized or back- stopped to the reasonable satisfaction of the applicable L/C Issuer). The provisions of Sections 10.14 and 10.15 shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.13. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.14. GOVERNING LAW, JURISDICTION, SERVICE OF PROCESS.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN).

(b) EXCEPT AS SET FORTH IN THE FOLLOWING PARAGRAPH, ANY LEGAL ACTION OR PROCEEDING (WHETHER IN CONTRACT OR TORT OR OTHERWISE) ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE SITTING IN THE BOROUGH OF MANHATTAN (PROVIDED THAT IF NONE OF SUCH COURTS CAN AND WILL EXERCISE SUCH JURISDICTION, SUCH EXCLUSIVITY SHALL NOT APPLY), AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING (WHETHER IN CONTRACT OR TORT OR OTHERWISE) IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING (WHETHER IN CONTRACT OR TORT OR OTHERWISE) RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION (I) FOR PURPOSES OF ENFORCING A JUDGMENT, (II) IN CONNECTION WITH EXERCISING REMEDIES AGAINST THE COLLATERAL IN A JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED, (III) IN CONNECTION WITH ANY PENDING BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDING IN SUCH JURISDICTION OR (IV) TO THE EXTENT THE COURTS REFERRED TO IN THE PREVIOUS PARAGRAPH DO NOT HAVE JURISDICTION OVER SUCH LEGAL ACTION OR PROCEEDING (WHETHER IN CONTRACT OR TORT OR OTHERWISE) OR THE PARTIES OR PROPERTY SUBJECT THERETO.

Section 10.15. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.16. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and each Agent and the Administrative Agent shall have been notified by each Lender and L/C Issuer that each such Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent, the L/C Issuer and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.17. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

Section 10.18. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provisions of this Section 10.18 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 10.19. Know-Your-Customer, Etc. Each Lender shall, promptly following a request by any Agent, provide all documentation and other information that such Agent reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

Section 10.20. USA PATRIOT Act. Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act and the requirements of the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information regarding such Loan Party that will allow such Lender or such Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the USA PATRIOT Act and the requirements of the Beneficial Ownership Regulation and is effective as to the Lenders and the Administrative Agent.

Section 10.21. Intercreditor Agreements.

(a) Notwithstanding anything to the contrary in this Agreement or in any other Loan Document: (i) the Liens granted to the Collateral Agent in favor of the Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of any Acceptable Intercreditor Agreement then in effect, (ii) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and an Acceptable Intercreditor Agreement, on the other hand, the terms and provisions of any such Acceptable Intercreditor Agreement, shall control (provided, however, that this Agreement shall govern the liabilities, rights, privileges, protections, exculpations, indemnities, benefits and obligations of the Collateral Agent), and (iii) each Lender (and, by its acceptance of the benefits of any Collateral Document, each other Secured Party) hereunder authorizes and instructs the Administrative Agent and Collateral Agent to execute any Acceptable Intercreditor Agreement from time to time on behalf of such Lender, and such Lender agrees to be bound by the terms thereof.

(b) Each Lender (and, by its acceptance of the benefits of any Collateral Document, each other Secured Party) hereunder authorizes and instructs the Collateral Agent, as Collateral Agent and on behalf of such Lender or other Secured Party, to enter into one or more Acceptable Intercreditor Agreements from time to time and agrees that it will be bound by and will take no actions contrary to the provisions thereof.

Section 10.22. Obligations Absolute. To the fullest extent permitted by applicable Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto:

(d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

Section 10.23. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower acknowledge and agree, and acknowledge their Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by each Agent and the Lead Arrangers are arm’s-length commercial transactions between the Borrower and their respective Affiliates, on the one hand, and the Agents and the Lead Arrangers, on the other hand, (B) each of the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the Other Loan Documents; (ii) (A) each Agent, each Lender and each Lead Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Collateral Agent nor any Lender or Lead Arrangers has any obligation to the Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each Agent, each Lender and each Lead Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and their respective Affiliates, and neither the Administrative Agent, the Collateral Agent nor any Lead Arranger has any obligation to disclose any of such interests to the Borrower or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower hereby waives and releases any claims that it may have against each Agent, each Lender and each Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.24. Electronic Execution of Assignments and Certain Other Documents. This Agreement, any other Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document, any other Communication or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each of the Loan Parties and each of the Administrative Agent, the Collateral Agent, the L/C Issuer and each Lender (collectively, each a “Credit Party”) agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. Each of the Credit Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent, the Collateral Agent nor any L/C Issuer is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent, the Collateral Agent and/or any L/C Issuer has agreed to accept such Electronic Signature, the Administrative Agent, the Collateral Agent and each of the other Credit Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Credit Party without further verification and regardless of the appearance or form of such Electronic Signature, and (b) upon the request of the Administrative Agent or any other Credit Party, any Communication executed using an Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including, without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Credit Parties and any of the Loan Parties, electronic images of any Communication (including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of any Communications based solely on the lack of paper original copies of such Communications, including with respect to any signature pages thereto.

Neither the Administrative Agent, the Collateral Agent nor any L/C Issuer shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s, the Collateral Agent’s or any L/C Issuer’s reliance on any Electronic Signature transmitted by telecopy, emailed -pdf or any other electronic means). The Administrative Agent and the L/C Issuer shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Loan Parties and each Credit Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement or such other Loan Document, and (ii) any claim against the Administrative Agent, each Credit Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any other Credit Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 10.25. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(i) the effects of any Bail-in Action on any such liability, including, if applicable:

(ii) a reduction in full or in part or cancellation of any such liability;

(iii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(b) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.26. Lender Representation.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable, so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) and (k) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that neither the Administrative Agent nor any of its Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 10.27. Acknowledgement Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support,” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.27, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841 (k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in. and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in. and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in. and shall be interpreted in accordance with. 12 U.S.C. 5390(c)(8)(D).

ARTICLE XI

LOAN GUARANTY

Section 11.01. Guaranty. The Parent hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties and their respective successors and assigns, the prompt and punctual payment in full and performance when due, whether at stated maturity, by required prepayment, declaration, demand, upon acceleration or otherwise, and at all times thereafter, of the Obligations (including (i) all fees, costs, expenses, including, without limitation, all court costs and out-of-pocket Attorney Costs paid or incurred by the Administrative Agent, the Collateral Agent, the L/C Issuers and the Lenders in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, the Borrower, the Parent or any other guarantor of all or any part of the Obligations (such costs and expenses, together with the Obligations, collectively the “Guaranteed Obligations”; provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by the Parent of (or grant of security interest by the Parent to support, as applicable) any Excluded Swap Obligations for purposes of determining any obligations of the Parent). The Parent hereby agrees that if the Borrower shall fail to make payment in full, whether at stated maturity, by required prepayment, declaration, demand, upon acceleration or otherwise, of any of the Guaranteed Obligations, the Parent will promptly pay the same in cash without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. The Parent further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Article XI apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

Section 11.02. Guaranty of Payment. This Article XI is a guaranty of payment and performance when due and not of collection. The Parent waives any right to require the Administrative Agent, the Collateral Agent, the L/C Issuers or any Lender to sue the Borrower, the Parent, any other guarantor of, or any other Person obligated for, all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

Section 11.03. No Discharge or Diminishment of Loan Guaranty. Except as otherwise provided for herein, the obligations of the Parent hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the occurrence of the Maturity Date or the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise, (ii) any change in the corporate existence, structure or ownership of the Borrower or any other Obligated Party liable for any of the Guaranteed Obligations, (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party, or (iv) the existence of any claim, setoff or other rights which the Parent may have at any time against any Obligated Party, the Administrative Agent, the Collateral Agent, the L/C Issuers, any Lender or any other Person, whether in connection herewith or in any unrelated transactions.

(a) The obligations of the Parent hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable Laws or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(b) Further, the obligations of the Parent are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Collateral Agent, the L/C Issuers or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations, (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations, (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations, (iv) any action or failure to act by the Administrative Agent, the Collateral Agent, the L/C Issuers or any Lender with respect to any collateral securing any part of the Guaranteed Obligations, (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of the Parent or that would otherwise operate as a discharge of the Parent as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations) or (vi) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent, the Collateral Agent or any Secured Party that might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrower or any other Loan Party or any other guarantor or surety (other than the indefeasible payment in full in cash of the Guaranteed Obligations). The rights, powers, privileges and remedies of the Secured Parties hereunder are cumulative and are not exclusive of any rights, powers or remedies provided by applicable law.

Section 11.04. Defenses Waived. To the fullest extent permitted by applicable Laws, the Parent hereby waives any defense based on or arising out of any defense of the Borrower or the Parent or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower, the Parent or any other Obligated Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, the Parent irrevocably waives (a) acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any Secured Party exhaust any right, power or remedy or otherwise proceed or take any action be taken against any Obligated Party or any other Person under this Agreement or any other agreement or instrument referred to herein and (b) any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon the Guarantee pursuant to this Article XI or acceptance of the Guarantee provided by the Parent pursuant to this Article XI, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon the Guarantee provided by the Parent pursuant to this Article XI, and all dealings between the Borrower, the Administrative Agent, the Collateral Agent and the other Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon the Guarantee provided by the Parent pursuant to this Article XI. The Parent confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Collateral Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of the Parent under this Article XI except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, the Parent waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Parent against any Obligated Party or any security.

Section 11.05. Instrument for the Payment of Money. The Parent hereby acknowledges that the Guarantee pursuant to this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or agent, at its sole option, in the event of a dispute by the Parent in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 11.06. Rights of Subrogation. The Parent will not assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Obligated Party or any collateral, until the Loan Parties and the Parent have fully performed all their obligations to the Administrative Agent, the Collateral Agent, the L/C Issuers and the Lenders; provided, however, notwithstanding the foregoing, the Parent may collect and receive payment from Borrower or any other Obligated Party with respect to any amounts owed to the Parent if, at the time of such collection or receipt of payment (A) no Event of Default has occurred and is continuing and (B) no Event of Default would result therefrom, and (C) after giving effect of such collection or payment, the Borrower has sufficient funds to make all scheduled payments of principals and interest on the Obligations due to the Lenders within the next Interest Period as such payments become due hereunder.

Section 11.07. Continuing Guarantee. The Guarantee pursuant to this Article XI is a continuing guarantee of payment and performance and shall apply to all Guaranteed Obligations whenever arising.

Section 11.08. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), the Parent’s obligations under this Article XI with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Collateral Agent, the L/C Issuers and the Lenders are in possession of this Article XI. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Parent forthwith on demand by the Administrative Agent to the extent permitted by applicable Laws.

Section 11.09. Information. The Parent assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that the Parent assumes and incurs under this Article XI, and agrees that none of the Administrative Agent, the Collateral Agent, the L/C Issuers or any Lender shall have any duty to advise the Parent of information known to it regarding those circumstances or risks.

Section 11.10. Termination. Each of the Lenders and the L/C Issuer may continue to make loans or extend credit to the Borrower based on this Article XI until five (5) days after it receives written notice of termination from the Parent. Notwithstanding receipt of any such notice, the Parent will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth (5th) day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations. Nothing in this Section 11.10 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent, the Collateral Agent or any Lender may have in respect of, any Default or Event of Default that shall exist under Article VIII hereof as a result of any such notice of termination.

Section 11.11. Maximum Liability. Notwithstanding any other provision of this Article XI, the amount guaranteed by the Parent hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of the Parent’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which the Parent may have under this Article XI, any other agreement or applicable Laws shall be taken into account.

Section 11.12. Liability Cumulative. The liability of the Parent under this Article XI is in addition to and shall be cumulative with all liabilities of the Parent to the Administrative Agent, the Collateral Agent, the L/C Issuers and the Lenders under this Agreement and the other Loan Documents to which the Parent is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 11.13. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by the Parent to honor all of its obligations under this Article XI in respect of Swap Obligations under Secured Hedge Agreements (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.13 or otherwise under this Article XI voidable under applicable Laws relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 11.13 shall remain in full force and effect until the termination of all Swap Obligations under Secured Hedge Agreements. Each Qualified ECP Guarantor intends that this Section 11.13 constitute, and this Section 11.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of the Parent for all purposes of Section 1a(18)(A)(v)(ii) of the Commodity Exchange Act.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SOLARIS ENERGY INFRASTRUCTURE, LLC, as Borrower

By:	/s/ Stephan Tompsett
Name: Stephan Tompsett
Title: Chief Financial Officer

[Signature Page to Credit Agreement]

SOLARIS ENERGY INFRASTRUCTURE, INC., as Parent (signing solely in respect of Article XI)

By:	/s/ Stephan Tompsett
Name: Stephan Tompsett
Title: Chief Financial Officer

[Signature Page to Credit Agreement]

MUFG BANK, LTD.,
as Administrative Agent, a Lender and an L/C Issuer

By:	/s/ Kevin Sparks
Name: Kevin Sparks
Title: Director

[Signature Page to Credit Agreement]

CSC DELAWARE TRUST COMPANY,
as Collateral Agent

By:	/s/ Kelvin Vargas
Name: Kelvin Vargas
Title: Vice President

[Signature Page to Credit Agreement]

BANCO SANTANDER, S.A., NEW YORK BRANCH
as a Lender and an L/C Issuer

By:	/s/ D. Andrew Maletta
Name: D. Andrew Maletta
Title: Authorized Signatory

By:	/s/ Heesu Sin
Name: Heesu Sin
Title: Authorized Signatory

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA
as a Lender and an L/C Issuer

By:	/s/ Dana Siconolfi
Name: Dana Siconolfi
Title: Authorized Signatory

[Signature Page to Credit Agreement]

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH,
as a Lender and an L/C Issuer

By:	/s/ Kevin A. James
Name: Kevin A. James
Title: Authorized Signatory

By:	/s/ Donovan C. Broussard
Name: Donovan C. Broussard
Title: Authorized Signatory

[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.,
as a Lender and an L/C Issuer

By:	/s/ Michael King
Name: Michael King
Title: Vice President

[Signature Page to Credit Agreement]

THE TORONTO-DOMINION BANK, NEW
YORK BRANCH,
as a Lender and an L/C Issuer

By:	/s/ Vijay Prasad
Name: Vijay Prasad
Title: Managing Director

[Signature Page to Credit Agreement]

Caterpillar Financial Services Corporation,
as a Lender

By:	/s/ Landon Gracey
Name: Landon Gracey
Title: Regional Credit Manager

[Signature Page to Credit Agreement]

CITIZENS BANK, N.A.,
as a Lender

By:	/s/ Scott Donaldson
Name: Scott Donaldson
Title: Senior Vice President

[Signature Page to Credit Agreement]

JPMorgan Chase Bank, N.A.,
as a Lender

By:	/s/ Umar Hassan
Name: Umar Hassan
Title: Executive Director

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Cameron Johnson
Name: Cameron Johnson
Title: Authorized Signatory

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

[Signature Page to Credit Agreement]

Citibank, N.A.,
as a Lender

By:	/s/ Justin Green
Name: Justin Green
Title: Vice President

[Signature Page to Credit Agreement]

TEXAS CAPITAL BANK,
as a Lender

By:	/s/ Michael Simpson
Name: Michael Simpson
Title: Executive Director

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Adam Rose
Name: Adam Rose
Title: Senior Vice President

[Signature Page to Credit Agreement]

First Horizon Bank,
as a Lender

By:	/s/ B. Forrest Taylor
Name: B. Forrest Taylor
Title: Sr. Vice President

[Signature Page to Credit Agreement]

Woodforest National Bank.,
as a Lender

By:	/s/ Wesley Green
Name: Wesley Green
Title: Senior Vice President

[Signature Page to Credit Agreement]

WaFd Bank,
as a Lender

By:	/s/ Michael Park
Name: Michael Park
Title: Senior Vice President

[Signature Page to Credit Agreement]

SCHEDULE 2.01

COMMITMENTS

Lender	Revolving Credit Commitment	Applicable Percentage	L/C Commitment
MUFG Bank, Ltd.	$55,000,000.00	8.46%	$25,000,000.00
Banco Santander, S.A., New York Branch	$53,000,000.00	8.15%	$25,000,000.00
Goldman Sachs Bank USA	$53,000,000.00	8.15%	$25,000,000.00
Canadian Imperial Bank of Commerce, New York Branch	$53,000,000.00	8.15%	$25,000,000.00
Morgan Stanley Senior Funding, Inc.	$53,000,000.00	8.15%	$25,000,000.00
The Toronto-Dominion Bank, New York Branch	$53,000,000.00	8.15%	$25,000,000.00
Caterpillar Financial Services Corporation	$50,000,000.00	7.69%	$0.00
Citizens Bank, N.A.	$30,000,000.00	4.62%	$0.00
JPMorgan Chase Bank, N.A.	$30,000,000.00	4.62%	$0.00
Royal Bank of Canada	$30,000,000.00	4.62%	$0.00
Barclays Bank PLC	$30,000,000.00	4.62%	$0.00
Citibank, N.A.	$30,000,000.00	4.62%	$0.00
Texas Capital Bank	$30,000,000.00	4.62%	$0.00
Bank of America, N.A.	$30,000,000.00	4.62%	$0.00
First Horizon Bank	$30,000,000.00	4.62%	$0.00
Woodforest National Bank	$20,000,000.00	3.08%	$0.00
WaFd Bank	$20,000,000.00	3.08%	$0.00

TOTAL	$650,000,000.00	100.00%	$150,000,000.00